UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Soliciting Material Pursuant to § 240.14a-12

AutoWeb, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AUTOWEB, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 21, 2018

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of AutoWeb, Inc., a Delaware corporation (“AutoWeb” or “Company”), will be held at the Company’s offices at 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, on Thursday, June 21, 2018, at 10:00 a.m. Pacific Time for the following purposes:

1.
To elect three (3) Class II Directors (“Nomination and Election of Directors Proposal”);

2.
To approve the AutoWeb, Inc. 2018 Equity Incentive Plan (“2018 Equity Incentive Plan Proposal”);

3.
To ratify the appointment, by the Company’s Audit Committee, of Moss Adams LLP as the Company’s independent registered public accounting firm for 2018 (“Accounting Firm Ratification Proposal”); and

4.
To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

 At the Annual Meeting, the Board of Directors (“Board”) intends to present Michael A. Carpenter, Mark N. Kaplan, and Jose Vargas as nominees for election to the Board.

The Board has fixed the close of business on April 27, 2018, as the record date for the determination of the holders of record of the Company’s common stock entitled to notice of, and to vote at, the Annual Meeting.

A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of 10 days prior to the Annual Meeting at the offices of AutoWeb located at 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, and will also be available for examination by any stockholder present at the Annual Meeting until its adjournment.

PLEASE READ CAREFULLY THE ACCOMPANYING PROXY STATEMENT. AUTOWEB INVITES ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING.  TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors
Glenn E. Fuller Executive Vice President, Chief Legal and Administrative Officer and Secretary
Irvine, California
April 27, 2018
IMPORTANT

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED TO VOTE PROCESSING, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NEW YORK 11717, TO BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME ON THE DAY BEFORE THE ANNUAL MEETING.  IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO AUTOWEB OF FURTHER SOLICITATION, THE COMPANY ASKS YOUR COOPERATION IN MAILING IN YOUR PROXY CARD PROMPTLY. PRIOR TO THE ANNUAL MEETING, STOCKHOLDERS MAY ALSO PROVIDE VOTING INSTRUCTIONS USING THE INTERNET AT WWW.PROXYVOTE.COM OR BY CALLING 1.800.690.6903 AS DESCRIBED IN THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD. THE CUTOFF TIME FOR PROVIDING VOTING INSTRUCTIONS USING THE INTERNET OR BY CALLING IS 11:59 P.M. EASTERN TIME THE DAY BEFORE THE DATE OF THE ANNUAL MEETING.

PROXY STATEMENT

AutoWeb, Inc.
18872 MacArthur Boulevard, Suite 200
Irvine, California 92612-1400

Annual Meeting
To Be Held on June 21, 2018

The Annual Meeting

The enclosed proxy is solicited by and on behalf of the Board of Directors (“Board”) of AutoWeb, Inc., a Delaware corporation (“AutoWeb” or “Company”), for use at AutoWeb’s 2018 Annual Meeting of Stockholders (“Annual Meeting”) to be held on Thursday, June 21, 2018 at 10:00 a.m. Pacific Time at the Company’s offices located at 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

This Proxy Statement of AutoWeb is being mailed on or about May 4, 2018, to each stockholder of record as of the close of business on April 27, 2018.

Record Date and Outstanding Shares

The Board has fixed the close of business on April 27, 2018, as the record date for the Annual Meeting (“Record Date”).  Only holders of record of AutoWeb’s common stock, $0.001 par value per share (“Common Stock”), at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting.  As of the close of business on the Record Date, there were 12,896,225 shares of Common Stock outstanding and entitled to vote.

Quorum and Voting

Quorum.  The holders of record of a majority in voting power of the shares of stock of the Company issued and outstanding and entitled to be voted, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment or postponement thereof.  Shares not present in person or by proxy at the Annual Meeting will not be counted for purposes of determining a quorum at the Annual Meeting.  In the event there are not sufficient shares present to establish a quorum or to approve proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

 Vote Required.  Holders of Common Stock are entitled to one vote for each share held as of the Record Date on all matters to be voted on at the Annual Meeting. The Company’s Bylaws, as amended (“Bylaws”), provide that, except as otherwise provided in the Company’s Certificate of Incorporation, as amended (“Certificate of Incorporation”), the rules or regulations of any stock exchange applicable to the Company or by applicable law or regulation, all matters will be decided by the vote of a majority in voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting and on the matter. For Proposal 1 (Nomination and Election of Directors Proposal), the Bylaws provide that the persons receiving the greatest number of votes, up to the number of directors then to be elected, will be the persons elected. The affirmative vote of a majority in voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting and on such proposal is required to approve Proposal 2 (2018 Equity Incentive Plan Proposal) and Proposal 3 (Accounting Firm Ratification Proposal).   None of the proposals is contingent upon the approval of any other proposal.

Abstentions.  Abstentions will be counted for purposes of determining a quorum at the Annual Meeting.  An abstention for any proposal, other than Proposal 1 (Nomination and Election of Directors Proposal), will have the same effect as a vote against such proposal.  As to Proposal 1, because the number of nominees is equal to the number of directors being elected at the Annual Meeting, abstentions will not affect the election of the nominees to the Board as long as each nominee receives at least one vote in favor of the nominee’s election.

Broker Discretionary Voting.  If your shares are held in a brokerage account, by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being sent to you by your broker, bank, or other nominee who is considered, with respect to those shares, the stockholder of record.  As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote.  If you do not give instructions to your brokerage firm or bank, it will still be able to vote your shares with respect to “discretionary” proposals, but will not be allowed to vote your shares with respect to “non-discretionary” proposals.  The Company expects that Proposal 3 (Accounting Firm Ratification Proposal) will be considered to be a discretionary proposal on which banks and brokerage firms may vote.  The Company expects that all other proposals being presented to stockholders at the Annual Meeting will be considered to be non-discretionary items on which banks and brokerage firms may not vote.  Therefore, if you do not instruct your broker or bank regarding how you would like your shares to be voted, your bank or brokerage firm will not be able to vote on your behalf with respect to these proposals.  In the case of these non-discretionary items, the shares will be treated as “broker non-votes.” Broker non-votes are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.  Your failure to give instructions to your bank or broker will not affect the outcome of Proposal 1 as long as a nominee receives at least one vote in favor of the nominee’s election, nor affect the outcomes of Proposals 2 and 3 because these proposals require the affirmative vote of a majority in voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting and on these proposals, and broker non-votes will not be deemed “entitled to vote on the proposal” and therefore are not counted in the vote for these proposals.

Expenses of Proxy Solicitation

This solicitation is being made by the Company. Officers, directors, and regular employees of AutoWeb may solicit proxies in person or by regular mail, electronic mail, facsimile transmission, or personal calls.  These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.  In addition, AutoWeb has retained MacKenzie Partners, Inc. to act as a proxy solicitor in conjunction with the Annual Meeting.  The estimated fees and costs for those proxy solicitation services are $6,500.00 plus reasonable disbursements.

AutoWeb will pay all of the expenses of soliciting proxies to be voted at the Annual Meeting.  Banks, brokerage firms and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and will be reimbursed for their reasonable out-of-pocket expenses incurred in that regard.

Voting of Proxies

Shares may be voted by completing, dating, and signing the accompanying proxy card and promptly returning it in the enclosed envelope. Stockholders may provide voting instructions for voting of their proxies using the Internet at www.proxyvote.com or by calling 1.800.690.6903. Providing voting instructions using the Internet or by calling requires stockholders to input the Control Number located on their proxy cards.  The cutoff time for providing voting instructions via the Internet or by calling is 11:59 p.m. Eastern Time the day before the date of the Annual Meeting (“Voting Instructions Cutoff Time”).

All properly signed proxies received prior to the vote at the Annual Meeting that are not properly revoked prior to the vote will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted “FOR” Proposal 1 (Nomination and Election of Directors Proposal); “FOR” Proposal 2 (2018 Equity Incentive Plan Proposal); and “FOR” Proposal 3 (Accounting Firm Ratification Proposal).  The Board does not presently intend to present any other matter for action at the Annual Meeting and no stockholder has given timely notice in accordance with the Bylaws of any matter that it intends to be brought before the meeting.  If any other matters are properly brought before the Annual Meeting, the persons named in the proxies will have discretion to vote on those matters in accordance with their best judgment.

Revocability of Proxy

If you are the holder of record for your shares, you may revoke your proxy at any time before it is exercised at the Annual Meeting by taking either of the following actions: (i) delivering to the Company’s Secretary a revocation of the proxy or a proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting; or (ii) attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy. Stockholders may also revoke a prior proxy by providing later voting instructions for voting of a later proxy prior to the Voting Instructions Cutoff Time.

Recommendation of the Board of Directors

The Board recommends that AutoWeb stockholders vote “FOR” the election of Messrs. Michael A. Carpenter, Mark N. Kaplan, and Jose Vargas as Class II Directors under Proposal 1 (Nomination and Election of Directors Proposal); “FOR” Proposal 2 (2018 Equity Incentive Plan Proposal); and “FOR” Proposal 3 (Accounting Firm Ratification Proposal).

TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.  PRIOR TO THE VOTING INSTRUCTIONS CUTOFF TIME, STOCKHOLDERS MAY ALSO PROVIDE VOTING INSTRUCTIONS USING THE INTERNET AT WWW.PROXYVOTE.COM OR BY CALLING 1.800.690.6903 AS DESCRIBED IN THIS PROXY STATEMENT AND ACCOMPANYING PROXY CARD.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, accompanies this Proxy Statement.  If requested, AutoWeb will furnish you with a copy of any exhibit listed on the exhibit index to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, upon payment of a reasonable copy fee.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 21, 2018:  Copies of the Notice of Annual Meeting of Stockholders, this Proxy Statement, the form of Proxy Card, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, are available online at http://www.autoweb.com/proxymaterials.  Stockholders wishing to attend the Annual Meeting may obtain directions by calling the Company at 949.862.1393.

PROPOSAL 1

NOMINATION AND ELECTION OF DIRECTORS

Nominees for Class II Directors

Messrs. Michael A. Carpenter, Mark N. Kaplan, and Jose Vargas are the Board’s nominees as Class II Directors for election at the Annual Meeting.  The Board made these nominations at the recommendation of the Board’s Corporate Governance and Nominations Committee.  A Class II Director will hold office until the 2021 Annual Meeting of Stockholders and until that director’s successor is duly qualified and elected.

Michael A. Carpenter. Mr. Carpenter has served as a director of AutoWeb since September 2012. Mr. Carpenter served as the Chief Executive Officer and as a director of Ally Financial Inc. from November 2009 until his retirement in February 2015. Ally Financial is one of the nation’s largest financial services companies, with a concentration in automotive lending. In 2007, he founded Southgate Alternative Investments, Inc. From 2002 to 2006, he was Chairman and Chief Executive Officer of Citigroup Alternative Investments, overseeing proprietary capital and customer funds globally in various alternative investment vehicles. From 1998 to 2002, Mr. Carpenter was Chairman and Chief Executive Officer of Citigroup’s Global Corporate & Investment Bank with responsibility for Salomon Smith Barney Inc. and Citibank’s corporate banking activities globally. Mr. Carpenter was named Chairman and Chief Executive Officer of Salomon Smith Barney Inc. in 1998, shortly after the merger that created Citigroup. Prior to Citigroup, Mr. Carpenter was Chairman and Chief Executive Officer of Travelers Life & Annuity and Vice Chairman of Travelers Group Inc. responsible for strategy and business development. From 1989 to 1994, Mr. Carpenter was Chairman of the Board, President and Chief Executive Officer of Kidder Peabody Group Inc., a wholly owned subsidiary of General Electric Company. From 1986 to 1989, Mr. Carpenter was Executive Vice President of GE Capital Corporation. He first joined GE in 1983 as Vice President of Corporate Business Development and Planning and was responsible for strategic planning and development as well as mergers and acquisitions. Earlier in his career, Mr. Carpenter spent nine years as Vice President and Director of the Boston Consulting Group and three years with Imperial Chemical Industries of the United Kingdom. Mr. Carpenter was elected to the board of CIT, Inc., a publicly held financial holding company, on May 1, 2016. He also serves on the boards of Law Finance Group, US Retirement Partners, the New York City Investment Fund, the Rewards Network, Inc., and Client 4 Life Management Systems, and has been a board member of the New York Stock Exchange, General Signal, Loews Cineplex and various other private and public companies. Mr. Carpenter received a B.S. Degree from the University of Nottingham, England, and a M.B.A. from the Harvard Business School where he was a Baker Scholar. Mr. Carpenter also holds an honorary degree of Doctor of Laws from the University of Nottingham. Mr. Carpenter’s experience in investment and commercial banking, executive management and capital markets led the Board to conclude that Mr. Carpenter should serve as one of the Company’s directors.

Mark N. Kaplan. Mr. Kaplan has served as a director of AutoWeb since June 1998. Mr. Kaplan was a member of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1979 through 1998 and currently is of counsel to that firm, Chairman of the Board and Chief Operating Officer of Engelhard Minerals & Chemicals Corporation (mining and chemicals) from 1977 to 1979, and President and Chief Executive Officer of Drexel Burnham Lambert (investment banking) from 1970 to 1977. Mr. Kaplan serves as Chairman of the compensation committee of the board of directors of American Biltrite Inc., a publicly traded company. He is a Trustee of Bard College, the New York Academy of Medicine, a member and former Chairman of the New York City Audit Committee, a Trustee and Chairman of the Audit Committee of WNET.org (provider of public media in the New York City metropolitan area), a director of twenty investment funds managed by Gresham Investment Management LLC, as well as an advisor to fifteen additional private Gresham fund properties. Mr. Kaplan has also served on the boards of Volt Information Services, Inc., Congoleum Corp., DRS Technologies Inc., and other privately held entities or mutual funds. Mr. Kaplan was formerly the Chairman of the Audit Advisory Committee of the Board of Education of The City of New York, Vice-Chairman and Governor of the board of directors of The American Stock Exchange, Inc., and a director of Security Industry Automation Corporation. Mr. Kaplan holds an A.B. Degree from Columbia College and a LL.B Degree from Columbia Law School. Mr. Kaplan’s experience in securities and corporate laws, mergers and acquisitions, investment banking and business management, as well as his qualification as an audit committee financial expert, led the Board to conclude that Mr. Kaplan should serve as one of the Company’s directors.

Jose Vargas. Mr. Vargas has served as a director of AutoWeb since October 1, 2015 and as the Company’s Chief Revenue Officer from October 1, 2015 to April 12, 2018. From September 18, 2013 to October 1, 2015, Mr. Vargas was a director and president of a company that provided an internet-based, pay-per-click advertising marketplace for the automotive industry, which was acquired by the Company as of October 1, 2015. Mr. Vargas is a co-founder, director and the president of People F, Inc., a British Virgin Islands business company (“PeopleFund”), a holding company that is focused on investments in technology, internet and media, and a co-founder of, and currently serves as a co-managing director and president of PF Holding Inc., a British Virgin Islands business company (“PF Holding”), an entity affiliated with PeopleFund that is focused on investments in technology, internet and media, as well as vice president and a director of PF Auto, Inc., a British Virgin Islands business company (“PF Auto”), an entity affiliated with PeopleFund, and co-managing director, president and secretary of Auto Holdings Ltd., a British Virgin Islands business company (“Auto Holdings”), also an entity affiliated with PeopleFund. Mr. Vargas is also a director or officer of a number of privately-held companies that include Healthcare, Inc., an online search, comparison and recommendation tool for healthcare consumers, Blue Mountain 17 Inc., Blue Mountain 18 Inc., Blue Mountain 30 Inc., Blue Mountain 31 Inc., Blue Mountain 45 Inc., Blue Mountain 46 Inc., Blue Mountain 48 Inc., Blue Mountain 73 Inc., Classifieds Corp., Gray Mountain Inc., PeopleFund Inc., People Ventures Inc., Startups Holding, Inc.; MapFit Inc. (prior: GeoFi, Inc.), PF Classifieds Inc., PF Healthcare Inc., Galeb3 Inc., Healthcare.com Insurance Services, LLC, Startups.com I, Limited, Startups.com Inc., and Startups.com III, L.P. Mr. Vargas received a B.S. Degree from Florida International University.

Mr. Vargas was appointed to the Board pursuant to the Stockholder Agreement described below under the section of this Proxy Statement entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” upon AutoWeb’s acquisition of Autobytel, Inc. (formerly AutoWeb, Inc.) as of October 1, 2015. Mr. Vargas serves as one of the two representatives on the Board designated by the former owners of the acquired company. Mr. Vargas’ experience in founding and growing technology and online media companies led the Board to conclude that Mr. Vargas should serve as one of the Company’s directors.

 Voting for Election of Class II Directors

The persons named in the enclosed proxy card will vote “FOR” the election of Michael A. Carpenter, Mark N. Kaplan, and Jose Vargas as Class II Directors unless instructed otherwise in the proxy.  Because no other nominees have been properly and timely nominated in accordance with the Bylaws, Messrs. Carpenter, Kaplan, and Vargas will each be elected as Class II Directors as long as they each receive at least one vote for the nominee’s respective election.  Holders of Common Stock are not entitled to cumulate their votes in the election of directors.  Although Messrs. Carpenter, Kaplan, and Vargas have each consented to serve as a director if elected, and the Board has no reason to believe that any of them will be unable to serve as a director, if Messrs. Carpenter, Kaplan, or Vargas withdraws his nomination or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board.  Abstentions and “broker non-votes” will not have any effect on the outcome of the voting for the election of Class II Directors as long as a nominee receives at least one vote in favor of the nominee’s election.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF
MR. CARPENTER, MR. KAPLAN, AND MR. VARGAS.

PROPOSAL 2

APPROVAL OF AUTOWEB, INC.

2018 EQUITY INCENTIVE PLAN

Background and Reason for Proposal

On April 12, 2018, upon recommendation of the Compensation Committee of the Board (“Compensation Committee”), the Board approved the adoption of the 2018 Equity Incentive Plan (“2018 Plan”) subject to the approval of the stockholders at the Annual Meeting. If approved by the stockholders, the 2018 Plan will replace the Company’s 2014 Equity Incentive Plan, as amended and restated in 2016 (“2014 Plan”). The total number of shares available for awards under the 2018 Plan will be 2,003,758 shares, less any awards made after December 31, 2017 under the 2014 Plan (counted at the Fungible Share Ratio described below). If the stockholders approve the 2018 Plan at the Annual Meeting, no new awards will be made under the 2014 Plan. All awards under the 2018 Plan are approved by the Compensation Committee or, subject to limited delegation of authority and discretion to award up to 50,000 awards per year, by the Board’s Non-Executive Stock Option Committee. The number of awards that may be approved under the 2018 Plan is not known at this time. The Compensation Committee’s determination to recommend the adoption of the 2018 Plan to the Board was made after the Compensation Committee’s consultation with Frederik W. Cook & Co., the Compensation Committee's independent compensation consultant.

The Board believes a compensation policy that includes a balanced mix of cash and equity is the most effective way to attract and retain talented employees whose interests are aligned with AutoWeb stockholders. The Board recommends stockholder approval of the 2018 Plan because it believes that equity-based compensation:

●
Links the interests of the Company’s employees and other plan participants with the long-term interests of the Company’s stockholders,

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Supports a pay-for-performance culture within the Company,

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Fosters employee stock ownership,

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Focuses the management team on increasing value for the stockholders,

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Encourages employees to remain in the Company’s employ, and

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Provides a long-term balance to the Company’s overall compensation program.

As of December 31, 2017, a total of 603,758 shares of Common Stock remained available for future awards under the 2014 Plan. If the Company’s stockholders do not approve the 2018 Plan, the 2014 Plan, which was previously approved by the Company’s stockholders, will continue in full force and effect. However, the Board expects that no, or almost no, shares will be available for future awards under the 2014 Plan by the Annual Meeting. Consequently, the Board will be required to alter substantially the Company’s compensation program, which includes equity as well as cash compensation, if the stockholders do not approve the 2018 Plan at the Annual Meeting. The Board believes that approval of the 2018 Plan is important for the Company to continue to recruit and retain talented directors, officers, employees, consultants and advisors. Without approval of the proposed 2018 Plan, the Board believes it will be severely limited in its ability to use equity as a component of its compensation philosophy, a result that would put AutoWeb at a considerable competitive disadvantage to its direct and indirect competitors for high level professionals.

It is generally expected that the share reserve under the 2018 Plan, if this Proposal 2 is approved by stockholders, will last AutoWeb for a period of approximately two to three years based upon its average burn rate for 2015-2017.

Burn Rate and Overhang

In setting and recommending to stockholders the number of additional shares to authorize under the 2018 Plan, the Compensation Committee and the Board considered historical equity awards granted under the 2014 Plan, as well as the Company’s three-year average burn rate for the preceding three fiscal years as follows:

Year	Time-Vested Stock Options Granted	Performance-Based Stock Options Earned	Time-Vested Stock Awards Granted	Performance-Based Stock Awards Earned	Total	Weighted Average Common Shares Outstanding	Burn Rate
2017	466,600	0	345,000	0	811,600	11,852,539(1)	6.8%
2016	833,900	0	0	0	833,900	10,673,015	7.8%
2015	606,750	2,955	25,000	0	634,705	9,907,066	6.4%
Three-Year Average Burn Rate							7.0%

(1)
Represents 11,910,906 weighted average common shares outstanding minus 58,367 weighted average common shares repurchased during 2017.

The burn rate is the ratio of the number of shares underlying awards granted under the 2014 Plan during a fiscal year (except that the Company identifies performance-based awards as earned) to the number of the Company’s weighted average common shares outstanding for the corresponding fiscal year.

The Company calculates overhang as the sum of the total number of shares subject to equity awards outstanding and the total number of shares available for grant under the 2014 Plan (the only plan under which the Company currently makes equity awards) divided by the sum of the total number of shares of Common Stock outstanding, the total number of shares subject to equity awards outstanding (which are not already included in total Common Stock outstanding) and the total number of shares available for grant under the 2014 Plan. The Company’s overhang as of December 31, 2017, was 23.2%. If the 2018 Plan is approved, the additional 1.4 million shares available for issuance would increase the overhang to approximately 29.2%.

The following table shows certain information about shares subject to outstanding awards under our Prior Plans (as defined below) as of December 31, 2017:

Number of shares that will be authorized for future grant after stockholder approval of the 2018 Plan (1)	2,003,758
Number of restricted shares and performance-based restricted shares at December 31, 2017	453,333
Number of shares relating to outstanding stock options at December 31, 2017	2,745,284
Weighted average remaining term of outstanding options	3.9 years
Weighted average exercise price of outstanding options	$11.50

(1)
Grants of awards, other than stock appreciation rights (“SARs”) or options, (“Full Value Awards”) will count against the authorization as 1.75 shares. The authorization will also be reduced by the number of shares granted under the 2014 Plan between December 31, 2017, and the date of stockholder approval at the Fungible Share Ratio described below.

Section 162(m) of the IRC

Section 162(m) of the Internal Revenue Code (“IRC”) precludes a deduction for compensation paid to certain employees to the extent that the employee’s compensation for the taxable year exceeds $1 million. In December 2017, Congress enacted Public Law No. 115-97, commonly referred to as the “Tax Cuts and Jobs Act.” Among other things, Public Law No. 115-97 eliminated an exception for performance-based compensation from the $1 million deductibility cap and the definition of “outside director” under Section 162(m) of the IRC. Because some states, including California, have not conformed their tax laws to these changes, the 2018 Plan provides that if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or Other Share-Based Award is granted to a participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a deduction under applicable state law in connection with such Award, a “covered employee” within the meaning of Section 162(m) of the IRC as in effect immediately before the enactment of Public Law No. 115-97, then the Committee may determine that lapsing of restrictions thereon and the distribution of cash, shares or other property pursuant thereto, as applicable will be subject to the achievement of one or more objective performance goals established by the Committee and set forth in the 2018 Plan. Approval of Proposal 2 is intended to constitute stockholder approval of the material terms of performance goals for purposes of Section 162(m) of the IRC immediately prior to the enactment Public Law No. 115-97. Although the 2018 Plan includes provisions intended to allow for continued deductibility of performance based compensation under non-conforming state tax laws, there is no assurance that such compensation will continue to be deductible. In addition, the Board has not adopted a policy that all compensation must be deductible under applicable tax laws or be intended to qualify as performance-based compensation.

The following description of the 2018 Plan is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the 2018 Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Summary of the 2018 Plan

Purpose of the 2018 Plan. The purpose of the 2018 Plan is to assist AutoWeb and its subsidiaries in attracting and retaining individuals who, serving as employees, directors, officers, consultants and/or advisors, are expected to contribute to its success and to achieve long-term objectives that will benefit its stockholders through the additional incentives inherent in the awards under the 2018 Plan.

Shares Available. As of the date the stockholders approve this Proposal 2, the total number of shares of Common Stock that may be issued under the 2018 Plan (subject to the adjustment provisions described under “Adjustments upon Changes in Capitalization or Changes in Control ” below) will be 2,003,758 shares, less one share for every one share that was subject to an option or SAR granted under the 2014 Plan after December 31, 2017 and prior to the effective date of the 2018 Plan, and 1.75 shares for every one share that was subject to a Full Value Award granted under the 2014 Plan after December 31, 2017 and prior to the effective date of the 2018 Plan. Any shares that are subject to options or SARs will be counted against this limit as one share for every one share granted, and any shares that are subject to Full Value Awards will be counted against this limit as 1.75 shares for every one share granted. The rate at which Full Value Awards are counted is referred to herein as the “Fungible Share Ratio.”

As used in this Proposal 2, “Prior Plans” means, collectively, the Company’s 1998 Stock Option Plan, 2000 Stock Option Plan, Amended and Restated 2001 Restricted Stock and Option Plan, 2004 Restricted Stock and Option Plan, 2010 Equity Incentive Plan, and 2014 Plan. If any shares subject to an award under the 2018 Plan are forfeited, an award expires or an award is settled for cash (in whole or in part), or after December 31, 2017 any shares subject to an award under the Prior Plans are forfeited, or an award under the Prior Plans expires or is settled for cash (in whole or in part), the shares subject to such award or award under the Prior Plans will, to the extent of such forfeiture, expiration or cash settlement, again be available for awards under the 2018 Plan. In the event that withholding tax liabilities arising from an award other than an option or SAR or, after December 31, 2017, an award other than an option or SAR under any Prior Plan are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall be added to the shares available for awards under the 2018 Plan. The following shares may not be added to the shares authorized for grant:  (i) shares tendered by the participant or withheld by the Company in payment of the exercise price of an option under the 2018 Plan or after December 31, 2017, an option granted under the Prior Plans, or to satisfy any tax withholding obligation with respect to options or SARs under the 2018 Plan, or after December 31, 2017, options or SARs under the Prior Plans; (ii) shares subject to an SAR under the 2018 Plan, or after December 31, 2017, an SAR granted under the Prior Plans that are not issued in connection with its stock settlement on exercise thereof; and (iii) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options under the 2018 Plan or after December 31, 2017, options granted under the Prior Plans.

Any shares that again become available for grant as described in preceding paragraph above must be added back as (i) one share if such shares were subject to options or SARs granted under the 2018 Plan or options or SARs granted under the Prior Plans, and (ii) as 1.75 shares if such shares were subject to Full Value Awards granted under the 2018 Plan or Full Value Awards granted under the Prior Plans.

Shares of Common Stock under awards made in substitution or exchange for awards granted by a company acquired by the Company or a subsidiary, or with which the Company or any subsidiary combine(s), do not reduce the maximum number of shares that may be issued under the 2018 Plan. In addition, if a company acquired by the Company or a subsidiary, or with which the Company or any subsidiary combine(s), has shares remaining available under a plan approved by its stockholders, the available shares (adjusted to reflect the exchange or valuation ratio in the acquisition or combination) may be used for awards under the 2018 Plan and will not reduce the maximum number of shares of Common Stock that may be issued under the 2018 Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the pre-existing plan, absent the acquisition or combination, and may only be made to individuals who were not employees or directors of AutoWeb or its subsidiaries prior to the acquisition or combination.

The maximum number of shares of Common Stock that may be issued under the 2018 Plan pursuant to the exercise of incentive stock options is 2,003,758 shares, subject to the adjustment provisions described under “Adjustments Upon Changes in Capitalization or Changes in Control ” below.

Limitation on Awards to Non-Employee Directors. Notwithstanding any other provision of the 2018 Plan to the contrary, the aggregate of the following during any single calendar year shall not exceed $750,000, and any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later: (i) the aggregate grant date fair value (as calculated by the Company for financial accounting purposes) of all awards granted to any non-employee Director for services during such calendar year and (ii) the sum of all cash payments to any non-employee Director made for services during such calendar year.

Eligibility. Options, SARs, restricted stock awards, restricted stock unit awards and performance awards may be granted under the 2018 Plan. Options may be either “incentive stock options,” as defined in Section 422 of the IRC, or nonstatutory stock options. Awards may be granted under the 2018 Plan to any employee or officer of AutoWeb or its subsidiaries, non-employee member of the Board and consultant or advisor (subject to meeting conditions specified in the 2018 Plan) who is a natural person and provides services to the Company or a subsidiary, except for incentive stock options which may be granted only to the Company’s employees or employees of a subsidiary. The 2018 Plan defines a “subsidiary” as any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity; provided, however, in the case of an incentive stock option, “subsidiary” is defined to mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

Awards to be Granted to Certain Individuals and Groups. As of the Record Date, approximately 235 employees and non-employee directors were eligible to participate in the 2018 Plan. The Compensation Committee, in its discretion, selects the persons to whom awards may be granted, determines the type of awards, determines the times at which awards will be made, determines the number of shares subject to each award (or the dollar value of certain performance awards), and determines the other terms and conditions relating to the awards. For this reason, it is not possible to determine the benefits or amounts that will be received by any particular person in the future.

Limits on Awards to Participants. The 2018 Plan provides that no participant may (i) be granted options or SARs during any calendar year with respect to more than 500,000 shares of Common Stock and (ii) be granted restricted stock awards, restricted stock unit awards, performance awards and/or Other Share-Based Awards (as defined below) intended to comply with the qualified performance-based exception under Section 162(m) of the IRC as in effect immediately before enactment of Public Law No. 115-97 and applicable state tax law and in any calendar year that are denominated in shares and under which more than 500,000 shares may be earned for each 12 months in the performance period. In addition to the foregoing, during any calendar year no participant may be granted performance awards that are intended to comply with the qualified performance-based exception under Section 162(m) of the IRC as in effect immediately before enactment of Public Law No. 115-97 and applicable state tax law and are denominated in cash under which more than $2,500,000 may be earned for each 12 months in the performance period (together, collectively with the limitations in the preceding sentence, the “Limitations”). If an award is cancelled, the cancelled award will continue to be counted toward the applicable Limitation (or, if denominated in cash, toward the dollar amount in the preceding sentence).

Administration. The 2018 Plan will be administered by the Compensation Committee (or a subcommittee upon approval of the Board) which must consist of at least two members of the Board, each of whom must qualify as a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”), to the extent required, an “outside director” under Section 162(m) of the IRC as in effect immediately before enactment of Public Law No. 115-97 and an “independent director” under the rules of the principal U.S. securities exchange on which the Common Stock is traded. The Compensation Committee has the authority to determine the terms and conditions of awards, interpret and administer the 2018 Plan. The Compensation Committee may (i) delegate to a committee of one or more directors the right to make awards, cancel or suspend awards and otherwise take action on its behalf under the 2018 Plan, and (ii) to the extent permitted by law, delegate to an executive officer or a committee of executive officers the right to designate officers (other than those officers subject to Section 16 of the Securities Exchange Act) and employees of the Company or any subsidiary to be recipients of awards and determine the number of awards to be received by those officers and employees; provided that any resolution of the Compensation Committee must comply with Sections 152 or 157 of the Delaware General Corporation Law, as the case may be, and the Compensation Committee may not authorize an officer to designate himself or herself as a recipient of a stock option.

Stock Options. The Compensation Committee may grant either non-qualified stock options or incentive stock options. A stock option entitles the recipient to purchase a specified number of shares of Common Stock at a fixed price subject to terms and conditions set by the Compensation Committee. The purchase price of shares of Common Stock covered by a stock option cannot be less than 100% of the fair market value of the Common Stock on the date the option is granted.

However, the exercise price of an incentive stock option granted to any person, who at the time of grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any parent or subsidiary of the Company (a “10% Stockholder”), must be at least 110% of the fair market value of the Common Stock on the date of grant. Fair market value of the Common Stock is generally equal to the closing price for the Common Stock on the principal securities exchange on which the Common Stock is traded on the date the option is granted (or if there was no closing price on that date, on the last preceding date on which a closing price was reported). To the extent that the aggregate fair market value, determined at the time of grant, of shares of Common Stock with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year (under all plans of the Company or parent or subsidiary) exceed $100,000, the portion exceeding that amount will be treated as non-statutory options.

The 2018 Plan permits payment of the purchase price of stock options to be made by cash or cash equivalents, shares of Common Stock previously acquired by the participant, any other form of consideration approved by the Compensation Committee and permitted by applicable law (including withholding of shares of Common Stock that would otherwise be issued on exercise), or any combination thereof. Options granted under the 2018 Plan must expire no later than seven years from the date of grant; however, incentive stock options granted to a 10% Stockholder must expire no later than five years from the date of grant.

Stock Appreciation Rights. The Compensation Committee is authorized to grant SARs in conjunction with a stock option or other award granted under the 2018 Plan and to grant SARs separately. The grant price of a SAR may not be less than 100% of the fair market value of a share of Common Stock on the date the SAR is granted. The term of a SAR may be no more than seven years from the date of grant.

Upon exercise of a SAR, the participant will have the right to receive the excess of the fair market value of the shares covered by the SAR on the date of exercise over the grant price. Payment may be made in cash, shares of Common Stock or other property, or any combination thereof, as the Compensation Committee may determine. Shares issued upon the exercise of SARs are valued at their fair market value as of the date of exercise.

Restricted Stock Awards. Restricted stock awards may be issued either alone or in addition to other awards granted under the 2018 Plan, and are also available as a form of payment of performance awards and other earned cash-based incentive compensation. The Compensation Committee determines the terms and conditions of restricted stock awards, including the number of shares of Common Stock granted, and any conditions for vesting that must be satisfied, which typically will be based principally or solely on continued provision of services, but may include a performance-based component. Unless otherwise provided in, and subject to the execution of, the award agreement, the holder of a restricted stock award will have the rights of a stockholder from the date of grant of the award, including the right to vote the shares of Common Stock and the right to receive distributions on the shares; provided, however, that any dividends, shares or other property distributed with respect to the award will be subject to the same restrictions and risk of forfeiture as the award.

Restricted Stock Unit Awards. Awards of restricted stock units having a value equal to an identical number of shares of Common Stock may be granted either alone or in addition to other awards granted under the 2018 Plan, and are also available as a form of payment of performance awards granted under the 2018 Plan and other earned cash-based incentive compensation. The Compensation Committee determines the terms and conditions of restricted stock units. The holder of a restricted stock unit award will not have voting rights with respect to the award. Any dividend equivalents, shares or other property distributed with respect to the award will be subject to the same restrictions and risk of forfeiture as the award.

Other Share-Based Awards. The 2018 Plan also provides for the award of shares of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock or other property (“Other Share-Based Awards”). These awards may be granted above, or in addition to, other awards under the 2018 Plan. Other Share-Based Awards may be paid in cash, shares of Common Stock or other property, or a combination thereof, as determined by the Compensation Committee. The Compensation Committee determines the terms and conditions of Other Share-Based Awards.

Performance Awards. Performance awards provide participants with the opportunity to receive shares of Common Stock, cash or other property based on performance and other vesting conditions. Performance awards may be granted from time to time and on such terms and conditions as determined at the discretion of the Compensation Committee. Subject to the share limit and maximum dollar value set forth above, the Compensation Committee has the discretion to determine (i) the number of shares of Common Stock under, or the dollar value of, a performance award; and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance goals. The performance period for performance awards may not be longer than five years.

Performance Criteria. If the Compensation Committee determines at the time a restricted stock award, a restricted stock unit award, a performance award, or Other Share-Based Award is granted to a participant who is or is likely to be, as of the end of the tax year in which the Company would claim a deduction under applicable state law in connection with such award, a “covered employee” within the meaning of Section 162(m) of the IRC as in effect immediately before the enactment of Public Law No. 115-97, then the Committee may determine that the lapsing of restrictions thereon and the distribution of cash, shares or other property pursuant thereto, as applicable, will be based on the attainment of specified levels of one or more of the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); lead supply or other supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios (including those measuring liquidity, activity, profitability or leverage); cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); factoring transactions; sales or licenses of the Company’s assets (including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel. These performance goals also may be based solely by reference to the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. Any performance goals that are financial metrics, may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles. The Compensation Committee may also exclude the impact of an event or occurrence which the Compensation Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, items of an unusual nature or infrequency of occurrence or non-recurring items; (ii) an event either not directly related to the operations of the Company, subsidiary, division, business segment or business unit or not within the reasonable control of management; (iii) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles; (iv) asset write-downs, (v) litigation or claim judgments or settlements; (vi) acquisitions or divestitures; (vii) reorganization or change in the corporate structure or capital structure of the Company; (viii) foreign exchange gains and losses; (ix) a change in the fiscal year of the Company; (x) the refinancing or repurchase of bank loans or debt securities; (xi), unbudgeted capital expenditures; (xii) the issuance or repurchase of equity securities and other changes in the number of outstanding shares; (xiii) conversion of some or all of convertible securities to common stock; (xiv) any business interruption event; or (xv) the effect of changes in other laws or regulatory rules affecting reported results. With respect to any such restricted stock award, restricted stock unit award, performance award, or Other Share-Based Award, the Compensation Committee may adjust downwards, but not upwards, the amount payable pursuant to such award, and the Compensation Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the participant or a change in control of the Company. The Compensation Committee has the power to impose such other restrictions on such awards as it may deem necessary or appropriate to ensure that such awards satisfy all requirements for “qualified performance-based compensation” within the meaning of Section 162(m) of the IRC in effect immediately before enactment of Public Law No. 115-97 and applicable state tax law. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may grant performance-based awards that are based on other metrics, not specifically set forth above.

Dividends; Dividend Equivalents. The Committee is authorized to establish procedures pursuant to which the payment of any award may be deferred. Awards other than options and SARs may, if determined by the Compensation Committee, provide that the participant will be entitled to receive amounts equivalent to cash, stock or other property dividends declared with respect to shares of Common Stock covered by an award. The Compensation Committee may provide that these amounts will be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested; provided, however, that in all cases such dividend equivalents shall be subject to the same vesting or performance conditions and risks of forfeiture as the underlying award and shall not be paid unless and until the underlying award vests.

No Repricing. The 2018 Plan prohibits option and SAR repricings (other than to reflect stock splits, spin-offs or other corporate events described under “Adjustments upon Changes in Capitalization or Changes in Control ” below) unless stockholder approval is obtained. For purposes of the 2018 Plan, a “repricing” means a reduction in the exercise price of an option or the grant price of a SAR, the cancellation of an option or SAR in exchange for cash or another award (except in connection with a change in control or for awards granted in assumption of or in substitution for awards previously granted by a company acquired by the Company or with which it combines) under the 2018 Plan if the exercise price or grant price of the option or SAR is greater than the fair market value of the Common Stock, or any other action with respect to an option or SAR that would be treated as a repricing under the rules of the principal U.S. securities exchange on which the Common Stock is traded.

Nontransferability of Awards. In general, no award and no shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such award may be exercised during the life of the participant only by the participant or the participant’s guardian, members of a committee for incompetent former employees or similar persons duly authorized by law to administer the estate or assets of former employees. To the extent and under such terms and conditions as determined by the Compensation Committee and except for incentive stock options, options may be exercised and the shares acquired on exercise may be resold by a participant’s family member who has acquired the options from the participant through a gift or a domestic relations order (a “Permitted Assignee”). A “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the participant) control the management of assets, and any other entity in which these persons (or the participant) own more than 50% of the voting interests; provided that such Permitted Assignee will be bound by and subject to all of the terms and conditions of the 2018 Plan and the award agreement relating to the transferred award and must execute an agreement satisfactory to the Company evidencing those obligations; and provided further that the participant remains bound by the terms and conditions of the 2018 Plan. Awards may not be transferred to third party financial institutions and may not be transferred for value. A transfer for value does not include:  (i) a transfer under a domestic relations order in settlement of marital property rights; or (ii) a transfer to an entity in which more than 50% of the voting interests are owned by the family members (or the participant) in exchange for an interest in that entity. An incentive stock option is not transferable (other than by will or by the laws of descent and distribution) by the participant and is exercisable, during the lifetime of the participant, only by the participant.

Adjustments upon Changes in Capitalization or Changes in Control. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in the Company’s corporate structure affecting its Common Stock or the value thereof, appropriate adjustments to the 2018 Plan and awards will be made as the Compensation Committee determines to be equitable and appropriate, including adjustments in the number and class of shares of stock subject to the 2018 Plan, the number, class and option or exercise price of shares subject to awards outstanding under the 2018 Plan, and the limits on the number of awards that any person may receive.

Under the 2018 Plan, award agreements may provide that (i) options and SARs outstanding as of the date of the change in control (as defined in the 2018 Plan attached hereto) will be cancelled and terminated without payment therefor if the fair market value (as defined in the 2018 Plan) of one share of the Common Stock as of the date of the change in control is less than the per share option exercise price or SAR grant price, and (ii) all performance awards will be considered to be earned and payable (either in full or pro rata based on the portion of the performance period completed as of the date of the change in control), and any limitations or other restrictions will lapse, and performance awards will be immediately settled or distributed. In addition, unless otherwise provided in an award agreement, in the event of a change in control of the Company in which the successor company assumes or substitutes for an option, SAR, restricted stock award, restricted stock unit award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the award), if a participant’s employment with the successor company (or the Company) or a subsidiary thereof, terminates within 24 months following such change in control (or such other period set forth in the award agreement, including prior thereto, if applicable) and under the circumstances specified in the award agreement:

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Options and SARs outstanding as of the date of such termination of employment will immediately vest, become fully exercisable and may thereafter be exercised for 24 months (or the period of time set forth in the award agreement), but in no event later than the earlier of (i) the latest date on which the option or SAR would have expired by its original terms or (ii) the date that is seven years after the original date of grant of the option or SAR,

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The restrictions, limitations and other conditions applicable to restricted stock and restricted stock units outstanding as of the date of such termination of employment will lapse, and the restricted stock and restricted stock units will become free of all restrictions, limitations and conditions and become fully vested, and

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The restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other awards will lapse, and such Other Share-Based Awards or such other awards will become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

Unless otherwise provided in an award agreement, in the event of a change in control of the Company to the extent the successor company does not assume or substitute for an option, SAR, restricted stock award, restricted stock unit award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and does not continue the award), then immediately prior to the change in control:

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Those options and SARs outstanding as of the date of the change in control that are not assumed or substituted for (or continued) will immediately vest and become fully exercisable,

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Restrictions, limitations and other conditions applicable to restricted stock and restricted stock units that are not assumed or substituted for (or continued) will lapse, and the restricted stock and restricted stock units will become free of all restrictions, limitations and conditions and become fully vested, and

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The restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other awards that are not assumed or substituted for (or continued) will lapse, and such Other Share-Based Awards or such other awards will become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

The Compensation Committee, in its discretion, may determine that, upon the occurrence of a change in control of the Company, each option and SAR outstanding will terminate within a specified number of days after notice to the participant, and/or that each participant will receive, with respect to each share subject to such option or SAR, an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of such change in control over the exercise price per share of such option and/or SAR; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Compensation Committee, in its discretion, may determine.

Termination of Employment. The Compensation Committee will determine and set forth in the award agreement whether any awards will continue to be exercisable, and the terms of exercise, on and after the date the participant ceases to be employed by, or to otherwise provide services to, the Company, whether by reason of death, disability, voluntary or involuntary termination of employment or service, or otherwise.

Amendment and Termination. The 2018 Plan may be amended or terminated by the Board except that stockholder approval is required for any amendment to the 2018 Plan which increases the number of shares of Common Stock available for awards under the 2018 Plan (except for adjustments described under “Adjustments Upon Changes of Capitalization or Changes in Control ” above), expands the types of awards available under the 2018 Plan, changes the class of persons eligible to receive incentive stock options, materially expands the class of persons eligible to participate in the 2018 Plan, eliminates the requirements of the 2018 Plan with respect to minimum exercise price, minimum grant price and stockholder approval, or increases the maximum permissible term of any option or SAR specified in the 2018 Plan. The 2018 Plan may be amended without shareholder approval to provide for awards that do not receive favorable tax treatment under Code Section 162(m) or 422 or otherwise. No amendment or termination of the 2018 Plan may materially impair a participant’s rights under an award previously granted under the 2018 Plan without the consent of the participant.

The 2018 Plan will expire on June 19, 2028, except with respect to awards then outstanding, and no further awards may be granted thereafter.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax considerations of awards under the 2018 Plan; however, it does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual. Tax consequences may vary depending on particular circumstances, and the federal income tax laws are subject to change, sometimes with retroactive effect. Participants in the 2018 Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

Stock Options. A participant does not realize ordinary income on the grant of a stock option. Upon exercise of a non-qualified stock option, the participant will realize ordinary income equal to the excess of the fair market value of the shares of Common Stock on the exercise date over the option exercise price paid. The cost basis of the shares acquired for capital gain purposes on the future sale of the shares is the fair market value of the shares at the time of exercise, and the holding period of the shares for capital gain purposes begins on the date on which the option is exercised and not the date on which the option was granted. Upon exercise of an incentive stock option, the excess of the fair market value of the shares of Common Stock acquired over the option exercise price will be an item of tax preference to the participant, which may be subject to an alternative minimum tax for the year of exercise. If no disposition of the shares is made within two years from the date of grant of the incentive stock option or within one year after the transfer of the shares to the participant, the participant does not realize taxable income for regular income tax purposes as a result of exercising the incentive stock option; the tax basis of the shares received for capital gain purposes is the option exercise price paid; and any gain or loss realized on the sale of the shares is long-term capital gain or loss. If the participant disposes of the shares within the two-year or one-year periods referred to above, the participant will realize ordinary income for regular income tax purposes at that time in an amount equal to the excess of the fair market value of the shares at the time of exercise (or the net proceeds of disposition, if less so long as certain conditions are satisfied) over the option exercise price paid. Any gain in excess of that amount will be treated as a capital gain. A capital gain will be long-term if the participant’s holding period for the shares is more than 12 months. For capital gain purposes on such a disposition, the tax basis of the shares will be equal to the exercise price paid, plus the amount of ordinary income recognized by the participant as a result of such disposition. Special rules may apply with respect to certain tax basis adjustments for purposes of computing a participant’s alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Stock Appreciation Rights. No ordinary income will be realized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant will realize ordinary income in an amount equal to the sum of the amount of any cash received and the fair market value of the shares of Common Stock or other property received upon the exercise.

Restricted Stock, Performance and Restricted Stock Unit Awards. The participant will not realize ordinary income on the grant of an unvested restricted stock award (or an unvested performance award if the shares of Common Stock are issued on grant), but will realize ordinary income when the shares subject to the award become vested in an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the IRC to include as ordinary income in the year unvested shares are granted, an amount equal to the excess of (i) the fair market value of unvested shares on the date of issuance, over (ii) the purchase price, if any, paid for the shares. If the Section 83(b) election is made, the participant will not realize any additional taxable income when the shares become vested. However, if the participant subsequently fails to vest in such shares, the participant will not be entitled to a tax deduction for the amount of income previously recognized by the participant as a result of filing the Section 83(b) election. The Section 83(b) election must be filed by the participant with the Internal Revenue Service within 30 days after the date on which the unvested shares are issued to the participant.

The participant will not realize ordinary income on the grant of a restricted stock unit award (or a performance award under which shares of Common Stock are not issued on grant), but will realize ordinary income when the shares subject to the award are issued to the participant after they become vested. The amount of ordinary income will be equal to the excess of (i) the fair market value of the shares on the date they are issued over (ii) the purchase price, if any, paid for the award. Under federal income tax laws, a participant is not entitled to file a Section 83(b) election upon the grant of a restricted stock unit.

Upon disposition of shares of Common Stock acquired under a restricted stock award, performance award or restricted stock unit award, the participant will realize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount realized as ordinary income upon vesting of the shares. The participant’s holding period in shares issued pursuant to a restricted stock unit award begins on the date the shares are actually issued to the participant. The participant’s holding period for capital gain purposes in shares subject to a restricted stock award will generally begin on the vesting date of the shares. However, if the participant files a Section 83(b) election with respect to unvested shares subject to a restricted stock award, the participant’s holding period will begin on the date the shares are issued.

Tax Withholding.  Any ordinary income that is recognized by an employee on the vesting, exercise or issuance of any award under the 2018 Plan or as a result of a Section 83(b) election filed by the employee is subject to withholding of income and employment taxes.

Company Tax Deduction. The Company generally will be entitled to a tax deduction in connection with an award under the 2018 Plan, subject to the limitation on deductibility set forth in Section 162(m) of the IRC, in an amount equal to the ordinary income realized by a participant and at the time the participant realizes such income (for example, on the exercise of a nonqualified stock option or vesting of a restricted stock award). However, the Company will not be entitled to a deduction for any income recognized by a participant for alternative minimum taxable income purposes on the exercise of an incentive stock option. As amended by Public Law No. 115-97, Section 162(m) of the IRC limits the deductibility of compensation paid to any person who served as the Chief Executive Officer or Chief Financial Officer at any time during the taxable year and the three other most highly compensated officers for the taxable year. Consequently, compensation paid to these persons will be deductible by the Company for federal income tax purposes only to the extent that it does not exceed $1 million.

Section 409A of the IRC. If the settlement of, or issuance of shares with respect to, a restricted stock unit, performance award or other award is deferred following the vesting of such restricted stock unit or award, such unit or award may be subject to IRC Section 409A. Section 409A of the IRC imposes certain restrictions on the timing and form of payment of deferred compensation.

Section 280G of the IRC.  For certain persons, if a change in control (as defined in the IRC) of the Company causes an award to vest or become newly payable, or if the award was granted within one year of a change in control and the value of such award or vesting or payment, when combined with all other payments in the nature of compensation contingent on such change in control, equals or exceeds the dollar limit provided in Section 280G of the IRC (generally, this dollar limit is equal to three times the five-year historical average of the individual’s annual compensation received from the Company), then the entire amount exceeding the individual’s average annual compensation will be considered an excess parachute payment. The recipient of an excess parachute payment must pay a 20% excise tax on this excess amount, and the Company cannot deduct the excess amount from its taxable income.

Accounting for Stock-Based Compensation

The Company accounts for its stock-based payments, including stock options and restricted stock, in accordance with the requirements of U.S. GAAP, including Financial Accounting Standard Board’s Accounting Standards Codification (“ASC”) Topic 718 “Compensation-Stock Compensation” (“FASB ASC Topic 718”). The Company recognizes share-based compensation based on the fair value of awards, net of estimated forfeitures on a straight line basis over the requisite service periods, which is generally over the award’s respective vesting period, or on an accelerated basis over the estimated performance periods for options with performance conditions. Restricted stock fair value is measured on the grant date based on the quoted market price of the Common Stock, and the stock option fair value is estimated on the grant date using the Black-Scholes option pricing model based on the underlying Common Stock closing price as of the date of grant, the expected term, stock price volatility and risk-free interest rates.

 Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal is required to approve Proposal 2. The persons named in the enclosed proxy card will vote FOR the proposal unless instructed otherwise in the proxy. Abstentions will have the same effect as votes against the proposal. “Broker non-votes” will not have any effect on the outcome of this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board’s Audit Committee has appointed Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accounting firm for 2018.  The Audit Committee and the Board recommend that the Company’s stockholders ratify this appointment.  In line with this recommendation, the Board intends to introduce the following resolution at the Annual Meeting:

RESOLVED , that the appointment of Moss Adams LLP as the independent registered public accounting firm for the Company for the year 2018 is ratified.

Stockholder ratification of the Audit Committee’s selection of Moss Adams as the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise.  Nevertheless, the Board is submitting the selection of Moss Adams to the stockholders for ratification as a matter of good corporate practice and will reconsider whether to retain Moss Adams if the stockholders fail to ratify the Audit Committee’s selection.  In addition, even if the stockholders ratify the selection of Moss Adams, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.  A member of Moss Adams is expected to attend the Annual Meeting to make a statement if the member desires and to respond to appropriate questions that may be asked by stockholders.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal is required to approve Proposal 3. The persons named in the enclosed proxy card will vote “FOR” the proposal unless instructed otherwise in the proxy. Abstentions will have the same effect as votes against the proposal. “Broker non-votes” will not have any effect on the outcome of this proposal.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

BOARD OF DIRECTORS

The current members of the Board of AutoWeb are as follows:

Name	Age	Position
Michael J. Fuchs	72	Chairman of the Board
Michael A. Carpenter	71	Director
Matias de Tezanos	38	Director
Mark N. Kaplan	88	Director
Jared R. Rowe	44	Director, President and Chief Executive Officer
Jeffrey M. Stibel	44	Director
Janet M. Thompson	68	Director
Jose Vargas	39	Director

 Michael J. Fuchs. Mr. Fuchs has served as a director of AutoWeb since September 1996 and became Chairman in June 1998.  Since May 2001, Mr. Fuchs has been engaged in private investing for his own behalf.  From November 2000 to May 2001, Mr. Fuchs was Chief Executive Officer of MyTurn.com, Inc. and was Interim Chief Executive Officer from April 2000 to October 2000.  Mr. Fuchs was a consultant from November 1995 to April 2000.  Mr. Fuchs was Chairman and Chief Executive Officer of Home Box Office, a division of TimeWarner Entertainment Company, L.P., a leading pay-television company, from October 1984 until November 1995, and Chairman and Chief Executive Officer of Warner Music Group, a division of Time Warner Inc., from May 1995 to November 1995.  Mr. Fuchs holds a B.A. Degree from Union College and a J.D. Degree from the New York University School of Law.  Mr. Fuchs was a significant early investor in the Company.  Mr. Fuchs’ experience as an executive officer in various entertainment and media companies and his broad investment and management experience led the Board to conclude that Mr. Fuchs should serve as one of the Company’s directors.

Michael A. Carpenter.  See Mr. Carpenter’s biographical information included under the section of this Proxy Statement entitled “PROPOSAL 1–NOMINATION AND ELECTION OF DIRECTORS–Nominees for Class II Directors.”

Matias de Tezanos. Mr. de Tezanos has served as a director of AutoWeb since October 1, 2015 and as the Company’s Chief Strategy Officer from October 1, 2015 to February 13, 2017. From October 1, 2013 to October 1, 2015, Mr. de Tezanos was a director and chief executive officer of a company that provided an internet-based, pay-per-click advertising marketplace for the automotive industry, which was acquired by the Company as of October 1, 2015. Mr. de Tezanos is a co-founder, director and the Chief Executive Officer of PeopleFund, a holding company that is focused on investments in technology, internet and media, and a co-founder of, and currently serves as co-managing director and chief executive officer of PF Holding, a holding company that is focused on investments in technology, internet and media affiliated with PeopleFund. Mr. de Tezanos also serves as president and a director of PF Auto, an entity affiliated with PeopleFund, and secretary and a director of Auto Holdings, also an entity affiliated with PeopleFund. In addition, Mr. de Tezanos is an officer of director of a member of privately-held companies, including Ignite Holdings Company, Inc. DBA KingoEnergy, a global company that offers off-grid communities prepaid solar energy service in developing countries, Iguama Inc., an online marketplace offering US products in Latin America, P3 Global Management Inc., a smart city infrastructure development and advisory firm, Bidtellect, Inc., CLPF, Inc., CookUnity Inc., Global Media, Ltd., Healthcare.com Insurance Services, LLC, Kaptyn Inc. (prior P3GM Holdings, Inc.), Longevity Holdings, Inc., Media Assets Management Inc., Orionis Biosciences LLC, PFO Investment, LLC, Startups.com Holding Inc., Blue Mountain 30 Inc., Blue Mountain 31 Inc., Blue Pacific Ventures Inc., Classifieds Corp., Gray Mountain Inc., Mapfit Inc., Moshos Inc., People Ventures, Inc., Petrol Ventures Inc., PF Classifieds Inc., PF Healthcare Inc., PFO Investment, Inc., PFP Investment, Inc., RDBCOM Corporation, and Startups.com Inc. Mr. de Tezanos attended the Conservatory of Music in Guatemala in 2000.

Mr. de Tezanos was appointed to the Board pursuant to the Stockholder Agreement described below under the section of this Proxy Statement entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” upon AutoWeb’s acquisition of Autobytel, Inc. (formerly AutoWeb, Inc.) as of October 1, 2015. Mr. de Tezanos serves as one of the two representatives on the Board designated by the former owners of Autobytel, Inc. Mr. de Tezanos’ experience in founding and growing technology and online media companies led the Board to conclude that Mr. de Tezanos should serve as one of the Company’s directors.

Mark N. Kaplan. See Mr. Kaplan’s biographical information included under the section of this Proxy Statement entitled “PROPOSAL 1–NOMINATION AND ELECTION OF DIRECTORS–Nominees for Class II Directors.”

Jared R. Rowe. Mr. Rowe was appointed President and Chief Executive Officer, and as a director, of AutoWeb, Inc. on April 12, 2018.  Mr. Rowe was Senior Operating Executive at Cerberus Operations and Advisory Company (“Cerberus”) from July 2017 to April 2018, a proprietary operations affiliate of Cerberus Capital Management L. P. which is a leading private investment firm.  Prior to his tenure at Cerberus, he was the Chief Executive Officer at YP LLC from September 2016 to June 2017, a leading local marketing solutions provider in the U.S. dedicated to helping local businesses and communities grow and a Cerberus portfolio company.  From 2010 until 2016, Mr. Rowe held several senior leadership positions within Cox Automotive, including President of Cox Automotive’s Media Solutions Group, where he was responsible for leading the AutoTrader, Kelley Blue Book, Dealer.com and Haystack businesses.  Mr. Rowe has a Master of Business Administration from the Stephen M. Ross School of Business at the University of Michigan at Ann Arbor and received his Bachelor of Business Administration, Automotive Marketing from Northwood University. Mr. Rowe’s management experience of more than two decades in the automotive and digital marketing industries led the Board to enter into an employment agreement with Mr. Rowe that provides for his appointment as the Company’s President and Chief Executive Officer and to serve as one of the Company’s directors.

Jeffrey M. Stibel.  Mr. Stibel has served as a director of AutoWeb since December 2006.  He has been a partner of Bryant Stibel & Company since its inception in 2013 and has overseen the firm’s venture and private equity investments.  Mr. Stibel was previously president and chief executive officer of Web.com, Inc. and The Dun & Bradstreet Credibility Corporation, and currently serves as Dun & Bradstreet Corporation’s Vice Chairman. Mr. Stibel received a Bachelor’s Degree in psychology, philosophy and cognitive science from Tufts University, a Master’s Degree from Brown University, where he was the recipient of a Brain and Behavior Fellowship while studying for a PhD.  Mr. Stibel’s experience as an executive officer of various online marketing and technology companies led the Board to conclude that Mr. Stibel should serve as one of the Company’s directors.

Janet M. Thompson.  Ms. Thompson has served as a director of AutoWeb since March 2008.  Since January 1, 2015, Ms. Thompson has been Senior Vice President of Ipsos Automotive, a global automotive market research company. Prior to that Ms. Thompson was Vice President, Marketing of Advanstar Communications Inc., the leading provider of integrated media solutions to the automotive aftermarket, pharmaceutical, healthcare, power sports and fashion industries from July 2011 to January 1, 2015; Vice President, Automotive Group for The Marketing Arm, an Omnicom Group agency, from January 2011 to June 2011; Executive Vice President of the Diversified Agency Services Division of Omnicom Group, an advertising firm, from November 2007 to August 2010; Vice President, Marketing Nissan and Infiniti Divisions of Nissan North America, from July 2004 to September 2007; and from July 1999 to July 2004, Ms. Thompson was Chief Executive Officer and President of The Designory, Inc., a marketing firm owned by the Omnicom Group.  Ms. Thompson held sales or marketing positions at Mazda Motor of America, Toyota Motor Sales, U.S.A. and Chrysler Corporation, from 1972 to 1994.  Ms. Thompson received a B.A. Degree in business from Western Michigan University and a M.B.A. from University of Detroit. Ms. Thompson has the distinction of being named one of the Top 100 Women in the Automotive Industry in both 2005 and 2010.  Ms. Thompson’s experience as an advertising and marketing executive in the automotive industry led the Board to conclude that Ms. Thompson should serve as one of the Company’s directors.

Jose Vargas.  See Mr. Vargas’s biographical information included under the section of this Proxy Statement entitled “PROPOSAL 1–NOMINATION AND ELECTION OF DIRECTORS–Nominees for Class II Directors.”

EXECUTIVE OFFICERS

The current executive officers of AutoWeb are as follows:

Name	Age	Position
Jared R. Rowe	44	President and Chief Executive Officer, Director
Glenn E. Fuller	63	Executive Vice President, Chief Legal and Administrative Officer and Secretary
John J. Skocilic, Jr.	49	Executive Vice President, Chief Information Officer
John D. Steerman	53	Executive Vice President, Mobile, Lead Operations and Product Development
Wesley Ozima	56	Senior Vice President, Controller and Interim Chief Financial Officer
Taren Peng	44	Senior Vice President, Technology

Jared R. Rowe.  See Mr. Rowe’s biographical information included under the section of this Proxy Statement entitled “BOARD OF DIRECTORS.”

 Glenn E. Fuller.  Mr. Fuller joined AutoWeb as Vice President, Legal Affairs in October 2006 and was promoted to Senior Vice President, Chief Legal Officer and Secretary in April 2008, Senior Vice President, Chief Legal and Administrative Officer and Secretary in December 2008, and Executive Vice President, Chief Legal and Administrative Officer and Secretary as of January 19, 2009.  Prior to joining AutoWeb, Mr. Fuller was in private legal practice from August 2002 to October 2006, and from June 1996 to July 2002, he served as Senior Vice President, Chief Legal Officer and General Counsel of Freedom Communications, Inc. (newspapers, television stations and other media).  From April 1994 to June 1996, Mr. Fuller was of counsel to the law firm of Gibson, Dunn & Crutcher LLP and was associated with that firm from September 1980 to May 1987.  Mr. Fuller was a partner in the law firm of Pettis, Tester, Kruse & Krinsky from January 1988 to December 1992 and employed as an attorney at that firm from May 1987 to December 1987 and from January 1993 to June 1993.  From July 1993 to January 1994, Mr. Fuller was Executive Vice President and General Counsel of Airline Computerized Ticketing (airline ticketing).  Mr. Fuller received a B.A. Degree from California State University at Long Beach and a J.D. Degree from the University of Southern California.

John J. Skocilic, Jr.  Mr. Skocilic joined AutoWeb as Dealer Real Time Specialist in June 1998 and has served in various capacities at AutoWeb including: Manager, Systems Engineering and Architecture; Senior Director IT Operations; and Vice President, Technology; and was appointed as Senior Vice President, Technology in April 2013, Executive Vice President, Technology in January 2016 and, more recently, he was promoted to Executive Vice President, Chief Information Officer effective January 1, 2017. During his time with AutoWeb, Mr. Skocilic has been responsible for leading the implementation of numerous technologies, including AutoWeb Data Centers, Patented Lead Engine Technologies, and the re-launch of www.AutoWeb.com, the flagship website for AutoWeb.  Prior to joining AutoWeb, Mr. Skocilic served as Computer Technician of C.S.S. Laboratories, from 1997 to 1998, where he was responsible for support of computer systems implemented by The City of New York.  Mr. Skocilic held the position of Professor at Coastline Community College in the Computer Service and Technology Department from 1998 to 2002.

 John D. Steerman.  Mr. Steerman joined AutoWeb as Director of Lead Operations in May 2007 and has served in various positions and held various titles with the Company since that date.  In December 2011, Mr. Steerman was appointed Senior Vice President, Lead and Site Product Development and Operations, to Senior Vice President, Mobile, Lead Operations and Product Development in January 21, 2014 and to Executive Vice President, Mobile, Lead Operations and Product Development effective January 1, 2016.  Prior to joining AutoWeb, Mr. Steerman was a District Sales Manager with Ford Motor Company, from June 1992 to October 1996.  In that role, he was responsible for managing distribution, marketing and training in several of Ford’s top volume markets, including Houston and Fort Worth, Texas.  From November 1996 to July 2007, Mr. Steerman worked at Nissan North America where he held numerous sales and marketing positions, including Senior Manager eBusiness, during which time Mr. Steerman managed the re-launch of NissanUSA.com and Infiniti.com, as well as the launch of a lead management program for both Nissan and Infiniti Divisions.  While at Nissan, Mr. Steerman also managed a task force that launched Nissan’s Full Size Truck and SUV and was a member of the Infiniti Global Management team that was responsible for the strategic and operational plan to launch the Infiniti brand globally.  Mr. Steerman received a B.S. Degree in Finance and a M.B.A. from Pennsylvania State University.

Wesley Ozima.  Mr. Ozima, has been AutoWeb’s Senior Vice President, Controller since January 1, 2017, and was appointed Interim Chief Financial Officer on April 13, 2018, upon the resignation of Kimberly Boren. Mr. Ozima joined AutoWeb as Director, Business Assurance & Internal Controls in August 2004 and was appointed Vice President  and Controller in March 2009. Prior to joining AutoWeb, Mr. Ozima served as Assistant Director, Business Assurance & Consulting Group of Volt Information Sciences, Inc. from December 2000 to August 2004, and as Senior Manager with Gelman LLP (CPA and consulting firm) from October 1998 to December 2000. Prior to that, Mr. Ozima had served ten years at Deloitte & Touche LLP as a Senior Consultant and an Audit Senior Manager from August 1988 to October 1998. Mr. Ozima received a B.S. Degree in Business Administration (Accounting) from California State University, Northridge.

Taren Peng. Mr. Peng rejoined AutoWeb as Vice President, Web and Mobile Development in March 2014. He was promoted to Senior Vice President, Technology on January 1, 2017. Prior to rejoining AutoWeb, Inc., Mr. Peng held Director of Engineering positions from 2006 to 2010 in the Custom Engineering and Production Engineering departments at Nexa Technologies, a subsidiary of Penson Worldwide, which facilitated major system and application enhancements, as well as projects and initiatives to onboard large domestic and international trading institutions and banks onto the US and Canadian stocks and options trading markets. From 2011 to 2014, Mr. Peng held management positions with architect capacities at PayPal in the Payments Infrastructure and Central Architecture divisions, and from June 2000 to July 2006 and from July 2010 to October 2011, Mr. Peng held various positions in the Company’s software development division. Mr. Peng attended California State University, Northridge, where he received a B.A. Degree in Fine Arts, with a focus in Industrial Design. He later received a Master of Business Administration and Master of Science in Leadership from Grand Canyon University, Arizona.

 All of the officers named in the Executive Officer table above served as executive officers during 2017, except for Messrs. Ozima and Peng, who became executive officers in 2018. In addition, three other individuals served as executive officers of the Company during 2017 until their employment with the Company ceased in 2018. Jeffrey H. Coats served as the Company’s President and Chief Executive officer until the termination of Mr. Coats’ employment by the Company without cause effective April 12, 2018; Kimberly S. Boren served as the Company’s Executive Vice President, Chief Financial Officer until her resignation effective as of April 12, 2018; and William A. Ferriolo served as the Company’s Executive Vice President, Chief Operating Officer until his resignation effective as of March 1, 2018.   Mr. Coats, Mr. Ferriolo, and Ms. Boren are included in this Proxy Statement as named executive officers of the Company for 2017.

All executive officers of AutoWeb are chosen by the Board and serve at its discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the calculation of beneficial ownership of Common Stock as of the Record Date, by all persons known by AutoWeb to be beneficial owners of more than 5% of the Common Stock of AutoWeb, each director and nominee, each of the named executive officers identified in the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION–Summary Compensation,” and all directors and executive officers as a group (including the named executive officers, but excluding Mr. Coats, Mr. Ferriolo and Ms. Boren, who are not current executive officers).  Shares of Common Stock are deemed to be outstanding and to be beneficially-owned by the persons listed below for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, if that person has the right to acquire beneficial ownership of such shares within 60 days of the Record Date through the exercise of any option, warrant or other right or the conversion of any security, or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement.  Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all shares of Common Stock beneficially owned by them subject to community property laws, where applicable.  The information with respect to each person specified is as supplied or confirmed by that person, based upon statements filed with the Securities and Exchange Commission (“SEC”) or based upon the actual knowledge of AutoWeb.

Name of Beneficial Owner(1):	Number	Percentage
Jose Vargas(2)(3)	2,833,191	21.9%
Matias de Tezanos(2)	2,782,928	21.6%
Auto Holdings Ltd.(2)	2,782,928	21.6%
Jeffrey H. Coats(4)	700,978	5.2%
Piton Capital Partners LLC(5)	690,000	5.4%
William A. Ferriolo(6)	263,412	2.0%
Glenn E. Fuller(7)	245,153	1.9%
Kimberly S. Boren(8)	177,229	1.4%
John J. Skocilic, Jr.(9)	164,666	1.3%
Michael J. Fuchs(10)	106,680	*
Mark N. Kaplan(11)	61,000	*
Michael A. Carpenter(12)	59,000	*
Janet M. Thompson(13)	56,040	*
Jeffrey M. Stibel(14)	55,000	*
All executive officers (including named executive officers, other than Messrs. Coats and Ferriolo and Ms. Boren) and directors as a group (13 persons)(15)	4,214,454	30.6%

* Less than 1%.

(1)	Unless otherwise indicated, the address of all the owners is: c/o AutoWeb, Inc., 18872 MacArthur Blvd., Suite 200, Irvine, CA 92612-1400.
(2)
The information presented in the table with respect to the beneficial ownership of Auto Holdings and Messrs. de Tezanos and Vargas (other than Mr. Vargas’ options to purchase Common Stock listed in footnote 3 below) was obtained solely from the Schedule 13D/A filed April 26, 2018 (“Auto Holdings Schedule 13D/A”), jointly filed by the following persons: (i) Auto Holdings; (ii) PF Holding; (iii) Ceiba International Corp., a Panama company (“Ceiba”); (iv) Jose Vargas, a director of AutoWeb; (v) Galeb3 Inc., a Florida corporation owned solely by Mr. Vargas (“Galeb3”); (vi) Matias de Tezanos, a citizen of Costa Rica and director of AutoWeb; (vii) Manatee Ventures Inc., a British Virgin Islands business company wholly owned by Mr. de Tezanos and his wife Isabel Ruiz Estrada (“Manatee”); (viii) John Peter Klose de Ojeda, a citizen of Guatemala; (ix) Richard Aitkenhead Castillo, a citizen of Guatemala; (x) Investment and Development Finance Corp., a Panama company (“IDFC”); (xi) IDC Financial, S.A., a Panama company (“IDC Financial”); (xii) Juan Christian Klose Pieters; (xiii) Margarita Klose; (xiv) Jorge Miguel Fernandez Bianchi, a citizen of Guatemala; (xv) PeopleFund; and (xvi) PF Auto (collectively, the “Reporting Persons”). The Auto Holdings Schedule 13D/A states that each of the Reporting Persons disclaims beneficial ownership of the reported shares except to the extent of their pecuniary interest therein. Pursuant to an Amended and Restated Stockholder Agreement dated as of October 1, 2015 by and among AutoWeb, Auto Holdings, Manatee, Galeb3, Mr. de Tezanos, Mr. Vargas, and other parties to that agreement (as amended, “Stockholder Agreement”), the reported shares are subject to irrevocable proxies in favor of AutoWeb’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, and each of them individually, to exercise all voting rights of the applicable stockholders with respect to the shares at any meeting of stockholders of the Company, and in any action by written consent of the stockholders of the Company, in accordance with the recommendations of or instructions provided by the Board. The Auto Holdings Schedule 13D/A lists the addresses of the Reporting Persons as follows: (i) Auto Holdings, PF Auto, Mr. de Tezanos, Manatee, Mr. Juan Christian Klose Pieters, Ms. Margarita Klose IDC Financial, Jorge Miguel Fernandez Bianchi, PF Holding, PeopleFund,: Diagonal 6, 12-42 zona 10, Edificio Design Center, Torre II, Of. 1103, Guatemala City, Guatemala 01010; (ii) Ceiba, IDFC, Mr. John Peter Klose de Ojeda and Mr. Aitkenhead Castillo: 13 calle 2-60, zona 10, Edificio Topacio Azul, Of. 1301, Guatemala City, Guatemala 01010; and (iii) Mr. Vargas and Galeb3: 3401 N. Miami Avenue, Suite 205, Miami, Florida 33127. The reported shares do not include up to 1,153,110 shares that may be acquired upon conversion of certain warrants to purchase Common Stock that have stock price based vesting conditions that have not yet been met.

(3)	Includes 32,510 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(4)	Includes 595,703 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(5)
Based on Schedule 13G filed by Piton Capital Partners LLC c/o Kokino LLC, 201 Tresser Blvd., 3rd Floor, Stamford, CT 06901 on March 26, 2018. Piton Capital Partners LLC is deemed to have beneficial ownership of such shares.

(6)	Includes 176,856 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(7)	Includes 40,000 shares of Restricted Stock and 198,453 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(8)
Includes 40,000 shares of Restricted Stock and 135,969 shares issuable upon exercise of options exercisable within 60 days of the Record Date. The number of shares and percentage ownership reflected in the table for Ms. Boren and the indicated number of shares of Restricted Stock and options exercisable within 60 days of the Record Date reflected in this footnote assumes that the Company and Ms. Boren have entered into the proposed consulting agreement described in the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION-Employment Agreements-Kimberly S. Boren.” In the event the Company and Ms. Boren do not enter into the proposed consulting agreement, the total number of shares and percentage ownership for the table would be 129,901 and 1%, respectively, the shares of Restricted Stock would be forfeited and would no longer be outstanding, and the options exercisable within 60 days of the Record Date would be 128,641.

(9)	Includes 30,000 shares of Restricted Stock and 128,357 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(10)	Includes 51,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(11)	Includes 51,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(12)	Includes 45,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(13)	Includes 51,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(14)	Includes 51,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(15)
Includes (i) 886,903 shares issuable upon exercise of options exercisable within 60 days of the Record Date; and (ii) an estimated 273,224 shares related to Mr. Rowe’s right to purchase from the Company up to $1,000,000 of Common Stock prior to June 12, 2018, at the closing price of the Common Stock on the date of exercise (assuming for the purposes of this calculation a per share closing price of $3.66 on April 26, 2018).

CORPORATE GOVERNANCE MATTERS

Board Classes

The Board is divided into three classes, with each class holding office for staggered three-year terms.  The term of the Class I Directors, Jared R. Rowe, Jeffrey M. Stibel, and Matias de Tezanos, expires in 2020; the term of the Class II Directors, Michael A. Carpenter, Mark N. Kaplan, and Jose Vargas, expires at the Annual Meeting; and the term of the Class III Directors, Michael J. Fuchs and Janet M. Thompson, expires in 2019.

Committees of the Board of Directors

The Board has constituted an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominations Committee. Copies of the charters of each of these committees are posted and available on the Corporate Governance link of the Investor Relations section of the Company’s website, www.autoweb.com.  Information on the Company’s website is not incorporated by reference in this Proxy Statement.

Audit Committee.  The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee met on five occasions in 2017 and operates under a charter approved by the Board.  The Audit Committee’s primary responsibilities are to:

●
oversee AutoWeb’s accounting and financial reporting policies, processes, practices and internal controls;

●
appoint, approve the compensation of, and oversee the Company’s independent registered public accounting firm;

●
review the quality and objectivity of AutoWeb’s independent audit and financial statements; and

●
act as liaison between the Board and the independent registered public accounting firm.

The Audit Committee currently consists of Mark N. Kaplan (Chairman), Michael A. Carpenter, Michael J. Fuchs, and Janet M. Thompson.  The Audit Committee meets periodically with the Company’s independent registered public accounting firm, both with and without management present.  The Board has determined that Mr. Kaplan is an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K under the Securities Act.  The identification of Mr. Kaplan as an “audit committee financial expert” does not impose on him any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on him as a member of the Audit Committee in the absence of this identification.

Compensation Committee.  The Compensation Committee, which met on five occasions in 2017 and operates under a charter approved by the Board, is responsible for:

●
determining or recommending to the Board the compensation of the Chief Executive Officer and each other executive officer or any other officer who reports directly to the Chief Executive Officer based on the performance of each officer;

●
making recommendations to the Board regarding stock option and purchase plans and other equity compensation arrangements;

●
granting equity awards and approving any delegation of such responsibility under certain circumstances; and

●
preparing reports regarding executive compensation for disclosure in AutoWeb’s proxy statements or as otherwise required by applicable laws.

The Compensation Committee currently consists of Janet M. Thompson (Chairwoman), Michael J. Fuchs, Mark N. Kaplan, and Jeffrey M. Stibel.  The Compensation Committee does not have authority to delegate its responsibilities to a subcommittee without approval of the Board.  The Board has approved the creation of the Non-Executive Stock Option Committee, a committee of the Board that currently consists of one director, Jared R. Rowe, the Company’s President and Chief Executive Officer.  The Non-Executive Stock Option Committee has the authority to grant stock options to eligible persons who (i) are employed by the Company or its subsidiaries and are not subject to reporting under Section 16(a) of the Exchange Act or (ii) are consultants or service providers to the Company or its subsidiaries.  The Non-Executive Stock Option Committee may not grant more than 50,000 options in the aggregate in any one fiscal year, and individual grants cannot exceed more than 5,000 options. The processes of the Compensation Committee and the role of the Chief Executive Officer and compensation consultants in determining or recommending the amount or form of executive or director compensation are discussed in the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION–Compensation Discussion and Analysis.”

Corporate Governance and Nominations Committee.  The Corporate Governance and Nominations Committee, which met on one occasion in 2017 and operates under a charter approved by the Board, is responsible for:

●
identifying individuals qualified to become directors and selecting director nominees or recommending nominees to the Board for nomination;

●
recommending nominees for appointment to committees of the Board;

●
developing and recommending charters of committees of the Board; and

●
overseeing the corporate governance of AutoWeb and, as deemed necessary or desirable from time to time, developing and recommending corporate governance policies to the Board.

The Corporate Governance and Nominations Committee currently consists of Michael J. Fuchs (Chairman), Mark N. Kaplan, and Jeffrey M. Stibel.

Attendance at Board and Committee Meetings

During the fiscal year ended December 31, 2017, the Board held a total of six meetings. Other than Mr. de Tezanos, each member of the Board attended 75% or more of the aggregate of (i) the total number of meetings of the Board held during the period in 2017 for which the director was a member; and (ii) the total number of meetings held by all committees of which the director was a member during 2017 and during the period in which the director served as a member of the committees. Mr. de Tezanos was absent from two meetings of the Board held in 2017. The Board and its committees typically meet in executive session without management present during regularly scheduled meetings of the Board and the committees.

Attendance at Annual Meeting of Stockholders

All directors attended the 2017 annual meeting of stockholders, of which five directors attended in person and three attended by telephone. Typically, a Board meeting is scheduled on the date of any annual meeting of stockholders.  Although the Board has not adopted a formal policy, all directors are expected to attend the annual meeting of stockholders.

Director Independence

All directors, other than Messrs. de Tezanos and Vargas, and all members of the Audit, Compensation, and Corporate Governance and Nomination Committees satisfy the definition of independent director under the Nasdaq Rules. The current members of the Audit Committee and the Compensation Committee are “independent” under the Nasdaq listing rules and the SEC rules regarding audit committee and compensation committee membership.

In connection with Mr. Carpenter’s appointment to the Board in September 2012, the Corporate Governance and Nominations Committee and the Board determined that Mr. Carpenter was an “independent director” within the meaning of the Nasdaq Rules applicable to the Company, including the additional independence requirements for serving on audit committees.  In addition to Mr. Carpenter’s broad business, operational and financial experience, particularly in the automotive sector, and other evaluation factors considered by the Company’s Corporate Governance and Nominations Committee and the Board, in their consideration and evaluation of Mr. Carpenter, the Company’s Corporate Governance and Nominations Committee and the Board considered that Mr. Jeffrey H. Coats, the Company’s former President and Chief Executive Officer and former member of the Board, has personally known Mr. Carpenter since they were both employed at General Electric Company or its various subsidiaries or divisions and that Mr. Coats was a partner in Southgate Alternative Investments, Inc. (“Southgate”), an investment fund founded by Mr. Carpenter to acquire general partnership interests in hedge funds.  The Corporate Governance and Nominations Committee and the Board also considered that Mr. Coats’ investment in Southgate was funded by loans from Mr. Carpenter in the aggregate principal amount of $450,000.  These loans were restructured in July 2016 with accrued but unpaid interest capitalized into the principal.  The new principal amount of $592,271.00 is represented by a note that accrues interest at a rate of 1.4% per annum and is secured by Mr. Coats’ interests in certain Southgate investments. The note is now payable in monthly installments of principal plus accrued interest, with the balance due in full on December 31, 2025. Although the Corporate Governance and Nominations Committee and the Board do not consider this arrangement between Messrs. Carpenter and Coats prevents Mr. Carpenter from being an “independent director,” in connection with his service on the Board or on the Audit Committee, Mr. Carpenter did not participate in any decisions related to Mr. Coats’ employment at the Company or his compensation.

Compensation Committee Interlocks and Insider Participation

Ms. Thompson and Messrs. Fuchs, Kaplan, and Stibel served as the members of the Compensation Committee during the Company’s last completed fiscal year. No member of the Compensation Committee was an officer or employee of the Company during its last completed fiscal year. None of the Company’s executive officers served as a member of the Compensation Committee or Board of any other entity that has an executive officer serving as a member of the Board or Compensation Committee, except: (i) Mr. Vargas, an executive officer until April 12, 2018 and director of the Company, and Mr. de Tezanos, an executive officer of the Company until February 13, 2017 and a director of the Company, each serves as a board member or executive officer of the various companies controlled by or affiliated with Messrs. de Tezanos and Vargas: identified in their biographies included in the section in this Proxy Statement entitled “PROPOSAL 1 — NOMINATION AND ELECTION OF DIRECTORS — Nominees for Class II Directors.”

Board Leadership Structure

The Board does not have a policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee of the Company.  The Board believes that the Company and its stockholders benefit when the Board is free to determine the most appropriate leadership structure in light of the experience, skills and availability of directors and the Chief Executive Officer as well as other circumstances.  Currently, Mr. Fuchs serves as the Chairman of the Board, and Mr. Rowe serves as a director and Chief Executive Officer.  The Board believes this is the most appropriate structure for the Company at this time because it makes the best use of the experience, skills and availability of Mr. Fuchs and Mr. Rowe.

Board’s Role in Oversight of Risk

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to AutoWeb.  The Board, including through Board committees comprised solely of independent directors, regularly reviews various areas of significant risk to AutoWeb and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks reviewed by the Board with management include competition risks, industry risks, economic risks, liquidity risks, business operations risks, cyber security risks and risks related to acquisitions and dispositions.  The Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report these exposures.  Specific examples of risks reviewed by the Audit Committee include risks related to the preparation of the Company’s financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act of 2002, accounting, financial and auditing risks, treasury risks (insurance, credit and debt), matters reported to the Audit Committee through anonymous reporting procedures, risks posed by significant litigation matters and compliance with applicable laws and regulations.  The Audit Committee also monitors compliance with the Company’s Code of Conduct and Ethics for Employees, Officers and Directors and evaluates proposed transactions with related persons for compliance with laws and regulations and with Company policies and contracts. The Company’s Compensation Committee reviews and evaluates potential risks related to the attraction and retention of talent and risks related to the design of compensation programs established by the Compensation Committee for AutoWeb’s executive officers. These procedures, however, cannot guaranty that all material risks will be identified, or if identified, reasonably and adequately mitigated. They also cannot assure that all persons are in compliance with the Company’s policies and procedures or that the Company and its employees are in compliance with all applicable laws and regulations.

Executives’ base salaries are fixed in amount and thus do not encourage excessive risk-taking.  Incentive compensation is capped and is tied to overall corporate performance.  A significant portion of compensation provided to the executive officers is in the form of equity awards subject to time vesting that help to further align executives’ interests with those of the Company’s stockholders.  The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to the Company’s stock price, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company.  The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results.  In general, incentive compensation opportunities for Company employees are capped, and the Company has discretion to reduce incentive compensation payments (or pay no incentive compensation) based on individual performance and any other factors it may determine to be appropriate in the circumstances.  As with the compensation of the Company’s executive officers, a portion of the compensation for employees generally is delivered in the form of equity awards that help further align the interests of employees with those of stockholders.

Board Nominee Process

The Corporate Governance and Nominations Committee considers candidates for nomination as directors who are suggested by the committee’s members and other directors, as well as management and stockholders.  A stockholder who wishes to recommend a prospective nominee for the Board should notify AutoWeb’s Secretary or any member of the Corporate Governance and Nominations Committee in writing with whatever supporting material the stockholder considers appropriate.  The Corporate Governance and Nominations Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Bylaws relating to stockholder nominations as described in the section of this Proxy Statement entitled “FUTURE STOCKHOLDER NOMINATIONS AND PROPOSALS” below.

Generally, once the Corporate Governance and Nominations Committee identifies a prospective nominee, the Corporate Governance and Nominations Committee will make an initial determination as to whether to conduct a full evaluation of the candidate.  This initial determination will be based on the information provided to the Corporate Governance and Nominations Committee with the recommendation of the prospective candidate, as well as the Corporate Governance and Nominations Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.  Generally, the preliminary determination will be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy evaluation factors determined by the Corporate Governance and Nominations Committee to be appropriate from time to time for that evaluation.  If the Corporate Governance and Nominations Committee determines, in consultation with the other members of the Board, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Corporate Governance and Nominations Committee.

The Corporate Governance and Nominations Committee will then evaluate the prospective nominee against factors it considers appropriate from time to time, which currently include:

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The ability of the prospective nominee to represent the interests of the stockholders of AutoWeb;

●
The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

●
The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; and

●
The extent to which the prospective nominee would contribute to the range of talent, skill and expertise appropriate for the Board.

The Corporate Governance and Nominations Committee generally intends to nominate current members of the Board in the year in which their respective term expires so long as they continue to exhibit the qualities described above and are otherwise qualified to serve as members of the Board.

The Corporate Governance and Nominations Committee may also consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.  In connection with this evaluation, the Corporate Governance and Nominations Committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the Corporate Governance and Nominations Committee and others, as appropriate, will interview prospective nominees in person or by telephone.  After completing this evaluation and interview, the Corporate Governance and Nominations Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Corporate Governance and Nominations Committee.

The Corporate Governance and Nominations Committee and the Board review the qualities of the Board members as a group, including the diversity of the Board’s career experiences, viewpoints, company affiliations, expertise with respect to the various facets of the Company’s business operations and business experiences.  The Board has not adopted a formal policy and did not employ any particular benchmarks with respect to these qualities, but was mindful of achieving an appropriate balance of these qualities with respect to the Board as a whole.  Moreover, the Board and Corporate Governance and Nominations Committee considered each nominee’s overall service to the Company during the previous term, each nominee’s personal integrity and willingness to apply sound and independent business judgment with respect to the Company’s matters, as well as the individual experience of each director noted within their biographies above.

Stockholder Communication with the Board of Directors

Stockholders and other parties interested in communicating directly with any director or with the non-management directors as a group may do so by writing to the Corporate Secretary, AutoWeb, Inc., 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400.  The Company established a process for handling correspondence received by it addressed to non-management members of the Board.  Under that process, the Secretary reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that the Secretary otherwise determines requires the attention of the Board.  The Board may at any time review a log of all correspondence received by AutoWeb that is addressed to members of the Board and request copies of any such correspondence.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to those matters.

Code of Conduct and Ethics

The Board has adopted a Code of Conduct and Ethics for Employees, Officers and Directors (“Code of Ethics”).  The Code of Ethics is applicable to the Company’s employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer.  The Code of Ethics is posted and available on the Corporate Governance link of the Investor Relations section of the Company’s website, www.autoweb.com, and a copy of the Code of Ethics may also be obtained, free of charge, by writing to the Corporate Secretary, AutoWeb, Inc., 18872 MacArthur Blvd., Suite 200, Irvine, California 92612-1400. The Company intends to post amendments to, or waivers from, the Code of Ethics (to the extent applicable to the Company’s Chief Executive Officer, Principal Financial Officer or Principal Accounting Officer or directors) at this location on the Company’s website. Information on the Company’s website is not incorporated by reference in this Proxy Statement. The adoption of the Code of Ethics and other standards of conduct is not a representation or warranty that all persons subject to the Code of Ethics or standards are or will be in complete compliance with the Code of Ethics or any other standards of conduct that may be adopted.

Certain Relationships and Related Party Transactions

The Company’s Code of Ethics provides specific guidelines regarding conflict of interest situations as well as a process for reporting and approving related party transactions.

The Company’s written Code of Ethics defines a related party transaction as any transaction (or series of transactions) in excess of $120,000 since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company is a participant and in which any member of the Management Group (as defined below), any stockholder owning more than 5% of the Company’s voting stock, or any immediate family member of any of the foregoing persons has a direct or indirect material interest.  An “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such director, executive officer or nominee for director, and any person (including domestic partners, but excluding tenants or employees) sharing the household of a director, director nominee, executive officer or stockholder owning more than 5% of the Company’s voting stock.  A “transaction” includes, but is not limited to, any commercial or financial transaction or arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.  The “Management Group” is comprised of the Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer (or any person performing similar functions), any other officer of the Company and any director or nominee for director.  Any covered person who may be involved in a related party transaction must promptly report that transaction to the Chairman of the Audit Committee or the Company’s Chief Legal Officer (“CLO”), who must then report the transaction to the Chairman of the Audit Committee upon becoming advised of such transaction.  The Audit Committee, in its sole discretion, must approve or disapprove all related party transactions.  Conflicts of interest or potential conflicts of interest must be reported to the CLO who will evaluate the circumstances relating to the conflict of interest or potential conflict of interest and report the findings of such evaluation to the Chief Executive Officer, who in turn, if warranted under the circumstances, must report such situation or activity to the Chairman of the Audit Committee; provided, however, (i) that if the conflict of interest or potential conflict of interest involves any member of the Management Group, the CLO must report that situation or activity to the Chairman of the Audit Committee; and (ii) the CLO is not precluded from reporting any conflict of interest or potential conflict of interest involving any covered person who is not a member of Management Group directly to the Chairman of the Audit Committee should the CLO believe such direct reporting to the Chairman of the Audit Committee is warranted under the circumstances.  Upon being advised of a complaint, concern or other reporting under the Code of Ethics, the Chairman of the Audit Committee will confer with the other members of the Audit Committee.  If appropriate under the circumstances, the Chairman of the Audit Committee may request that the CLO issue a written advisory to the covered person as to whether or not the reported situation or activity constitutes a violation of the Code of Ethics.  If the CLO would not be the appropriate party to issue a written advisory, outside counsel may be retained to issue such written advisory unless the Audit Committee determines that such written advisory can be issued by the Chairman of the Audit Committee without outside counsel input.

Although the Company’s Code of Ethics provides guidelines regarding conflict of interest situations, it cannot and does not set forth every possible conflict of interest scenario.  Therefore, the Code of Ethics provides that there is no substitute for sound judgment and common sense by directors, officers or other employees in each case based upon the particular facts involved.  The foregoing description of the Company’s Code of Ethics is not intended to constitute a representation as to compliance by any covered person.

AutoWeb has engaged Soluciones AW, S.A. (“Soluciones”) to provide office space and related office services to AW GUA, Limitada, AutoWeb’s wholly-owned, indirect subsidiary in Guatemala (“AW GUA”). Under the agreement between AW GUA and Soluciones, AW GUA pays Soluciones 107% of the actual expenses paid and costs incurred by Soluciones in providing the office space and related office services. During the period from January 1, 2017 to March 31, 2018, AW GUA made payments to Soluciones of approximately $321,000. Soluciones is controlled by PeopleFund, which in turn is controlled by Messrs. Vargas and de Tezanos, each a director of AutoWeb. Mr. Vargas was also an officer of the Company during this period and until April 12, 2018, and Mr. de Tezanos was an officer of AutoWeb during 2017 until February 13, 2017. The Audit Committee and Board evaluated the arrangement with Soluciones and the potential conflict and its potential impact on the Company. The Audit Committee and Board considered the Company’s significant investment in the operations in Guatemala acquired upon the acquisition of AutoWeb and the benefit the Company derives from its investment and these operations. The Audit Committee and the Board concluded that the benefits to the Company resulting from the continued engagement of Soluciones outweighed the potential conflict that might arise from the relationship. The Audit Committee and the Board (with Messrs. Vargas and de Tezanos abstaining) each approved the Soluciones arrangement in accordance with the Company’s Code of Ethics and waived the potential conflict.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND
AUDIT COMMITTEE REPORT

Independent Registered Public Accounting Firm

Moss Adams has been appointed by the Company’s Audit Committee as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2018, and to perform procedures related to the financial statements included in the Company’s quarterly reports on Form 10-Q, beginning with the quarter ended March 31, 2018.  Moss Adams also served as the Company’s independent registered public accounting firm for the years ended December 31, 2017, 2016 and 2015. Representatives of Moss Adams are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered by Moss Adams for the years ended December 31, 2017 and 2016 were as follows:

	2017	2016
Audit fees	$607,000	$515,000
Audit-related fees	7,500	7,750
All other fees	-	8,000
Total	$614,500	$530,750

Audit Fees.  Audit fees consist of professional services rendered in connection with the audits of the Company’s annual consolidated financial statements, reviews of the Company’s internal accounting and reporting controls under Section 404 of the Sarbanes-Oxley Act of 2002 and reviews of interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees.  Audit-related fees for 2017 and 2016 consist of services rendered in connection with the audit of the Company’s Retirement Savings 401(k) Plan.

All Other Fees.  All other fees for 2016 consist of fees related to review of a Registration Statement on Form S-8 filed by the Company with the SEC.

The Audit Committee has determined that the services described above were compatible with maintaining Moss Adams’ audit independence.

Pre-Approval Policy for Services

Under its charter, the Audit Committee is required to pre-approve all audit (including the annual audit engagement letter with the independent registered public accounting firm) and permitted non-audit services (including the fees and terms thereof) provided to the Company by the Company’s independent registered public accounting firm, subject to the de minimis exception for non-audit services as described in the Exchange Act.  The Audit Committee consults with management with respect to pre-approval, including whether the provision of permitted non-audit services is compatible with maintaining the registered public accounting firm’s independence, and may not delegate these responsibilities to management.  The Audit Committee may delegate to any member or members of the Audit Committee the power to grant any pre-approval, provided that the pre-approval is reported to the Audit Committee at the next scheduled Audit Committee meeting.

Each member of the Audit Committee has the authority to approve fees for services by the Company’s independent registered public accounting firm of up to $50,000.  Any approved fees may be exceeded by no more than 20% without seeking further approval even if the total amount of those fees, including the excess, exceeds $50,000.  This authority is delegated first to Mr. Kaplan, then in the following order to Ms. Thompson, Mr. Fuchs and Mr. Carpenter.  Any approval by a member of the Audit Committee is required to be reported to the Audit Committee at the next regularly scheduled meeting of the Audit Committee.  All fees for services provided by Moss Adams during 2017 and 2016, respectively, were approved by the Audit Committee.

From time to time, the Audit Committee pre-approves fees and services up to a maximum amount for future services relating to recurring tax matters and securities filings.

Audit Committee Report

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC.  Pursuant to those rules and regulations, this Audit Committee Report is not to be deemed “soliciting materials” or “filed” with the SEC, subject to Regulation 14A or 14C of the Exchange Act or subject to the liabilities of Section 18 of the Exchange Act.  This Audit Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act except to the extent that AutoWeb specifically incorporates this information by reference.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2017 with the management of the Company.  The Audit Committee has discussed with Moss Adams the matters required to be discussed by the Auditing Standard No. 1301, Communications with Audit Committee (AS1301), as adopted by the Public Company Accounting Oversight Board (“PCAOB”)  The Audit Committee has also received the written disclosures and the letter from Moss Adams required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Moss Adams the independent accountant’s independence.

Based on the foregoing review and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not employed by AutoWeb for accounting, financial management or internal control purposes.  Members of the Audit Committee relied, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.  Accordingly, the Audit Committee’s oversight does not provide any basis, other than the review and discussions with management and the independent auditors referred to above, to determine that management has maintained appropriate accounting and financial reporting principles and policies or internal controls over financial reporting and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of AutoWeb’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States or that AutoWeb’s auditors are in fact “independent.”

The Audit Committee

Mark N. Kaplan, Chairman Michael J. Fuchs Janet M. Thompson Michael A. Carpenter

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis we describe our 2017 compensation practices, philosophy and objectives for our 2017 named executive officers.  For 2017, our named executive officers were:

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Jeffrey H. Coats, President and Chief Executive Officer
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Kimberly S. Boren, Executive Vice President, Chief Financial Officer
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Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary
●
William A. Ferriolo, Executive Vice President, Chief Operating Officer
●
John J. Skocilic, Jr., Executive Vice President, Chief Information Officer

Mr. Coats served as the Company’s President and Chief Executive Officer until the termination of his employment effective April 12, 2018. Mr. Ferriolo served as the Company’s Executive Vice President, Chief Operating Officer until his resignation effective March 1, 2018. Ms. Boren served as the Company’s Executive Vice President, Chief Financial Officer until her resignation effective April 12, 2018.

The names, ages and backgrounds of our executive officers are included in the section of this Proxy Statement entitled “EXECUTIVE OFFICERS.”

General Compensation Philosophy and Objectives.  The role of the Compensation Committee is to determine, or recommend to the Board for determination, the salaries and other compensation of our executive officers and any other officer who reports directly to the Chief Executive Officer, and to make grants under, and to administer, the stock option, restricted stock and other employee equity and incentive compensation plans.

To promote responsible compensation practices:

●
The Compensation Committee directly engaged an independent compensation consultant (see “Compensation Consultants”);

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Award agreements for stock options granted to executive officers contain option forfeiture provisions (see “Option Forfeiture Provisions for Accounting Restatements” below);

●
The 2014 Plan prohibits repricing of option and stock appreciation rights (except for certain adjustments upon changes in capitalization or control) without stockholder approval; and

●
The Company’s securities trading policy generally precludes executive officers from engaging in transactions involving put or call options, short sales and buying or holding Common Stock on margin. All trades by executive officers must be pre-cleared with the Company’s Chief Legal Officer.

The Company’s compensation philosophy for executive officers is to align compensation with corporate performance and efforts to increase stockholder value, while providing a total compensation opportunity that is broadly competitive and enables the Company to attract, motivate, reward and retain key executives and employees. The Company does not target specific compensation percentiles.  Accordingly, each executive officer’s compensation package is typically comprised of the following three elements:

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Base annual salary that is designed primarily to reflect individual responsibilities and to compare with similar roles at the Company and at technology and online marketing companies that are of comparable size to the Company and with which the Company competes for executive personnel;

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Annual variable performance awards, such as incentive compensation, payable in cash, stock options or shares of stock reward executive officers for the achievement of pre-established Company financial performance goals; and

●
Long-term, stock-based incentive awards, which strengthen the mutuality of interests between the executive officers and the Company’s stockholders, reward executive officers for increasing stockholder value and retain executive officers through continued service requirements.

Additionally, the Company’s executive officers are typically entitled to severance payments in the event of termination of employment without cause or by the executive officer for good reason and other benefits and perquisites that are discussed below.

Compensation decisions are designed to promote the Company’s business objectives and strategy and enable the Company to attract, retain and motivate qualified executive officers who are able to contribute to the Company’s long-term success.  Among the factors considered by the Company in determining executive officer compensation are the ability to recruit individuals with the necessary talents and the need to retain and motivate the Company’s executive officers.  The Company considers the competitive market for executives in setting each element of compensation indicated above.  However, the Company does not attempt to set each compensation element for each executive within a particular range related to levels provided by comparable companies.  Rather, the Company uses market comparisons as one factor in making compensation decisions.  The Company also considers other factors in making executive compensation decisions, including geographic market factors, individual contribution and performance, management skills, internal pay equity, the undertaking of new roles and responsibilities, importance of the executive’s role and responsibilities to the Company’s future success and the executive’s experience, including prior work experience, length of service to the Company, leadership and growth potential.

Under the Company’s compensation structure, the mix of base annual salary, annual variable performance awards and long-term equity-based incentive awards varies depending upon level of responsibility and experience.  In allocating compensation among these elements, the Company believes that the compensation of members of senior management who have the greatest ability to influence the Company’s performance should have a greater proportion of their compensation based on Company performance than lower levels of management.  There is, however, no pre-established policy for the allocation between either cash and non-cash or short-term and long-term compensation.  The mix of compensation determined by the Company is between base annual salary compensation and incentive compensation.  Long-term equity incentive compensation is determined separately and may not be awarded every year.

Base Annual Salary.  The objective of base annual salary is to secure the services of the Company’s executive officers and reflect job responsibilities, individual performance, market competitiveness, the value of such services to the Company’s business and the size of the Company’s business.  Salaries for executive officers are generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as, competitive market information.  The Compensation Committee also considers the recommendations of the Chief Executive Officer (except in the case of the Chief Executive Officer’s own compensation).  The Chief Executive Officer is not present during any voting or deliberations by the Compensation Committee with respect to the Chief Executive Officer’s compensation.

Annual Non-Equity Incentive Compensation, Retention and Discretionary Awards.  The Company’s compensation structure provides for the opportunity for executive officers to be awarded annual incentive compensation pursuant to incentive compensation plans established each year (“Annual Incentive Compensation Plans”).  Annual Incentive Compensation Plans are generally performance-based, and all awards are ultimately made at the sole discretion of the Compensation Committee.  The objective of the annual incentive compensation awards under these plans is to enhance retention and motivate individuals to achieve specific goals established by the Compensation Committee.  These goals may consist of any or all of the following:

●
Company-wide performance goals.
●
Specific individual goals that are intended to advance the Company’s business and create long-term stockholder value.
●
Overall individual performance.
●
Other factors deemed relevant to the Company’s overall financial and operating performance, including market and competitive factors.

 The Compensation Committee from time to time also considers various other discretionary, retention or incentive compensation alternatives for the Company’s executive officers, including discretionary awards for completion of special projects (including acquisition and disposition transactions).

The Compensation Committee establishes a target annual incentive compensation award opportunity for each executive officer based on a percentage of base annual salary.  The target annual incentive compensation award opportunity percentages for 2017 ranged between 60% and 70% of annual base salary for named executive officers other than the Chief Executive Officer, and 100% of base annual salary for the Chief Executive Officer.  The Compensation Committee established target award opportunities for the named executive officers after reviewing survey data provided by the Company’s Independent Compensation Consultant (described below), and, in the case of named executive officers other than the Chief Executive Officer, input from the Chief Executive Officer.  The Company believes this is a meaningful incentive to achieve the incentive compensation goals and an appropriate and reasonable allocation to performance-based annual cash incentive compensation to motivate executive officers.

Typically, the Compensation Committee, with the participation of the Chief Executive Officer, sets compensation performance goals for the Company for the year. Generally, unless specific individual performance goals are established, the target annual incentive compensation award opportunity for executive officers has been based upon the attainment of Company-wide performance goals, which reflects the Company’s belief that executive officers are accountable for the Company’s overall operating performance. If the Compensation Committee elects to allocate any portion of an executive officer’s target annual incentive compensation award opportunity to specific individual performance goals, the Compensation Committee sets the individual performance goals for the Chief Executive Officer, and the Chief Executive Officer, after consultation with the Compensation Committee, sets the specific individual performance goals for the other executive officers.  If specific individual performance goals are established, a percentage allocation between Company-wide business objectives and individual performance goals is determined that the Company believes is an appropriate and reasonable allocation that aligns the annual incentive compensation of executive officers with individual performance.  The individual performance goals are based on and reflect each individual’s responsibilities and, to the extent applicable, contribution to revenue, and may at times include such factors as leadership, team work, growth initiatives and other activities that are considered important to contributing to the long-term performance of the Company.

For Company-wide goals, the Compensation Committee may adopt a formula that establishes an award payout range based on the level of performance attained, with a minimum below which no payment is made and a maximum beyond which no additional incentive compensation is paid.  In determining the extent to which the Company-wide performance goals are met for a given period, the Compensation Committee exercises its judgment whether to reflect or exclude specific circumstances that the Company experienced during the year as well as the impact of unusual or infrequently occurring events or other particular circumstances affecting the Company’s business, changes in accounting principles, acquisitions, dispositions, impairment of assets, restructuring charges and litigation costs and successes, and may also consider the relative risks in achieving the goals reflected in the Company’s annual operating plan.

Long-Term Equity Incentive Awards.  Equity-based compensation in the form of stock options or restricted stock awards are provided to link the interests of executive officers with the long-term interests of the Company’s stockholders, support a pay-for-performance culture, foster employee stock ownership, focus the management team on increasing value for the stockholders and to encourage executive officers to remain in the Company’s employ.  In addition, stock options and restricted stock awards help to provide a long-term balance to the overall compensation program.  While cash bonus payments are focused on short-term performance, the multi-year vesting schedule of stock options and the forfeiture restrictions on restricted stock awards create incentives for increases in stockholder value over a longer term.

The Company grants stock options that are performance-based, service-based or a combination of the two.  Although the Company views all stock options as performance-based because they require the stock price to increase in order for the recipient to realize value from the stock options, the Company has granted stock options subject to vesting based on levels of achievement of specified Company goals that encourage preservation and enhancement of stockholder value.  Service-based vesting also encourages executive retention.  Restricted stock that is subject to forfeiture in the event an executive officer leaves the Company prior to the lapse of the forfeiture restrictions provides similar retention and long-term motivational effects.  The Company views restricted stock as providing employment retention incentives and an incentive to increase stock values because they become more valuable as the price of Common Stock increases.

The level of long-term incentive compensation is determined based on an evaluation of competitive factors, the position and level of responsibility of each executive officer, the Company’s belief that stock options should be a significant part of the total mix of executive officer compensation and the goals of the compensation objectives described above.  The options are granted with exercise prices of not less than the fair market value of the Company’s stock on the date of grant.  Depending on the circumstances, in establishing grant levels, the Company may consider the equity ownership levels of the recipients, exercise prices of existing grants or prior grants that are fully vested.  The Company does not have a policy requiring executive officers or directors to hold shares acquired following stock option exercise or restricted stock vesting for any additional length of time, unless the shares are specifically subject to a resale restriction, and there are no ownership guidelines for executives or directors, as this is not viewed as competitive for a public company of AutoWeb’s size.

The Company typically awards stock options or restricted stock awards to executive officers upon first joining the Company, promotion to more senior executive positions and annually, with approximately mid-year supplemental annual award adjustments made in some years.  At the discretion of the Compensation Committee, executive officers may also be granted stock options or restricted stock awards based upon completion of special projects (including acquisition or disposition transactions) or to provide greater incentives to continue their employment with the Company and to strive to increase the value of the Common Stock. The number of shares subject to each stock option granted or restricted stock awarded is within the discretion of the Compensation Committee and is based on anticipated future contributions and ability to impact the Company’s results, past performance or consistency within the officer’s internal pay level.  The Compensation Committee considers these factors, as well as applicable contractual requirements, the value of long-term equity incentive grants, the compensation expense associated with awards, leverage and stockholder dilution.  Stock option grants prior to the adoption of the Company’s 2010 Equity Incentive Plan typically had a term of ten years, but options granted after the adoption of the 2010 Equity Incentive Plan expire no later than seven years from the date of grant.  Stock options and restricted stock awards generally vest and become exercisable over a three-year period, and the vesting of stock options and lapsing of forfeiture restrictions for restricted stock awards typically accelerate upon (i) a termination of employment without cause by the Company or for good reason by the executive officer; or (ii) a change in control of the Company if coupled with a termination of employment by the Company without cause or by the executive officer for good reason or if the acquirer does not assume, retain or exchange the options as provided in the applicable plan pursuant to which the options were granted or the applicable option award agreement. In the case of stock options granted on or after March 17, 2014 to Mr. Coats, vesting of stock options also accelerate upon the death or disability of the Chief Executive Officer.

The Compensation Committee approves all restricted stock options, subject to limited delegation to the Non-Executive Stock Option Committee, which consists of the Company’s Chief Executive Officer, for stock option grants to non-executive officers, and restricted stock awards.  Generally, the Compensation Committee approves stock option grants to newly hired employees who are executive officers prior to the date of commencement of employment, with the employment commencement date as the grant date.

Stockholder Approval of Executive Compensation.  At the Company’s 2017 Annual Meeting of Stockholders (“2017 Annual Meeting”), the stockholders voted on an advisory proposal regarding approval of the compensation paid to the Company’s named executive officers.  The Compensation Committee considered that approximately 94% of the shares present at the 2017 Annual Meeting and entitled to vote on the proposal were voted in favor of approval of the proposal.  The Company values stockholders’ opinions and will consider the outcome of the Company’s say-on-pay proposals when making future executive compensation decisions regarding the Company’s named executive officers.  In addition, at the Company’s 2013 Annual Meeting of Stockholders, the stockholders voted on an advisory basis with respect to the frequency of future advisory votes to approve the compensation of our named executive officers.  Approximately 58% of the votes cast on this proposal were cast for a frequency of every two years.  In light of this vote, the Board determined that it would include a proposal for an advisory say-on-pay proposal every two years.

 Compensation Consultants.  The Compensation Committee may, from time to time, directly retain the services of independent consultants and other experts to assist the Compensation Committee in connection with executive compensation matters. During 2017, the Compensation Committee engaged the services of Frederic W. Cook & Co., Inc., a national executive compensation consulting firm (“Independent Compensation Consultant”), to provide market data and to review and provide recommendations regarding the Company’s executive compensation programs and compensation of the non-management members of the Board and its committees.  The Independent Compensation Consultant performs services solely on behalf of the Compensation Committee and has no relationship with the Company’s management except as it may relate to the Independent Compensation Consultant’s performance of its services for the Compensation Committee.  The Company’s executive officers did not participate in the selection of the Independent Compensation Consultant.  Periodically, the Company’s Chief Executive Officer seeks input from the Independent Compensation Consultant on compensation matters relating to named executive officers other than the Chief Executive Officer in providing information to the Compensation Committee regarding executive compensation matters.  These inquiries relating to named executive officer compensation occur with the advance knowledge of the Compensation Committee chairperson.  The Compensation Committee has concluded that the Independent Compensation Consultant is independent and that no conflict of interest exists that would prevent the Independent Compensation Consultant from independently advising the Compensation Committee.

Option Forfeiture Provisions for Accounting Restatements.  For stock options granted to the named executive officers in and after 2013, the stock option award agreements provide for forfeiture of unexercised options and recovery of gain from exercised options if at any time within 12 months after the named executive officer exercises the options, or if within 12 months of the date of termination of employment with the Company, as applicable, it is determined that the named executive officer engaged in any misconduct that resulted in an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws.

2017 Compensation Decisions.  For 2017, the Compensation Committee determined the compensation of the Company’s 2017 named executive officers in accordance with the general compensation philosophy and objectives described above.

Overall in 2017.  The Company believes that pay and performance were aligned in 2017 because the total compensation levels reported in the Summary Compensation Table for all of the ongoing named executive officers was lower in 2017 than in 2016. The Company’s Chief Executive Officer’s total compensation, as reported in the Summary Compensation table, was 46% lower in 2017 than in 2016. Further, the total compensation disclosed in the Summary Compensation Table for each named executive officers in 2017, other than Mr. Skocilic, was below the median of the amounts paid by our 2017 Peer Group companies.

CEO 2017 Compensation Overview. No changes to Mr. Coats’ $550,000 base annual salary or 100% of base annual salary target annual incentive compensation target percentage were made in 2017. Mr. Coats received a payout of $157,300 under the Company’s 2017 Incentive Plan, representing a 28.6% payout of his target annual incentive compensation award opportunity and a reduction of 67% compared to his earned cash incentive award for 2016. See the section entitled “2017 Annual Incentive Compensation Plan Awards” below. Mr. Coats was not granted any stock options in connection with the January 2017 grants made by the Compensation Committee to other named executive officers and was awarded 85,000 restricted shares in connection with the September 2017 awards made by the Compensation Committee. See the section entitled “2017 Long-Term Equity Incentive Awards- September 2017 Restricted Stock Awards” below.

Compensation Reviews and Peer Group. In addition to the foregoing general compensation philosophy and objectives, in January 2016 the Independent Compensation Consultant conducted an independent review of the Company’s executive compensation program on behalf of the Compensation Committee (“2016 Executive Compensation Review”) to provide a competitive reference on pay levels and performance alignment.  The 2016 Executive Compensation Review used a peer group, proposed by the Independent Compensation Consultant and approved by the Compensation Committee in connection with the 2014 Executive Compensation Review, which group was updated in December 2015 to remove companies that were no longer the right size, replacing them with industry- and size-appropriate companies that were mostly based in California to reflect local labor market and cost of living. The peer group used for the 2016 Executive Compensation Review (“2016 Peer Group”) consisted of the following 17 U.S. based, publicly traded, application/internet software and services companies with an approximate range of $52 million to $340 million in revenue and market caps below $789 million at the time: Angie’s List, Bazaarvoice, Demand Media, DHI Group, eGain Communications, Jive Software, Limelight Networks, Marchex, QuinStreet, Spark Networks, Tech Target, Telenav, Travelzoo, TrueCar, United Online, XO Group and Zix.

Market comparisons were provided for the Company’s executive officers covering base salaries; annual incentives (levels and plan design); long-term incentive grant values, awards, types and mix; and total direct compensation. The Compensation Committee reviewed market pay and relative performance data from the 2016 Peer Group. At the time, AutoWeb’s estimated 2016 revenue after the acquisition of Autobytel, Inc. (formerly AutoWeb, Inc.) in 2015 and the Company’s market capitalization value approximated the peer group median. Further, the Company’s trailing operating income was above the median and approaching the 75th percentile. The Company does not target a particular benchmark level for the pay and performance levels. The Compensation Committee, in consultation with the Independent Compensation Consultant, considered the 2016 Executive Compensation Review in connection with compensation decisions made by the Committee in January 2017.

In June 2017, the Compensation Committee again consulted with the Independent Compensation Consultant, which conducted an independent review of the Company’s executive compensation program on behalf of the Compensation Committee (“2017 Executive Compensation Review”) to provide an updated competitive reference on pay levels and performance alignment.  The 2017 Executive Compensation Review used a peer group, proposed by the Independent Compensation Consultant and approved by the Compensation Committee in April 2017, with industry- and size-appropriate companies that were mostly based in high cost of living locations (e.g., Boston, New York, Seattle and northern California) similar to the Company’s location in Orange County, California to reflect local labor market and cost of living. The peer group used for the 2017 Executive Compensation Review (“2017 Peer Group”) consisted of the following 20 U.S. based, publicly traded, application/internet software and services companies with an approximate range of $47 million to $447 million in revenue and market caps below $1.617 million at the time: Angie’s List, ARI Network Services, Bazaarvoice, Care.com, DHI Group, IPass, Jive Software, Leaf Group (formerly Demand Media), Limelight Networks, LivePerson, Marchex, QuinStreet, Reis, Rocket Fuel, Tech Target, Telenav, Travelzoo, TrueCar, XO Group and Zix.

Market comparisons were provided for the Company’s executive officers covering base salaries; annual incentives (levels and plan design); long-term incentive grant values, awards, types and mix; and total direct compensation. The Compensation Committee reviewed market pay and relative performance data from the 2017 Peer Group. At the time, AutoWeb’s estimated 2017 revenue approximated the peer group median and the Company’s market capitalization value approximated the 25th percentile of the peer group. Further, the Company’s GAAP operating income was above the median and the 75th percentile for the peer group. The Company does not target a particular benchmark level for the pay and performance levels. The Compensation Committee, in consultation with the Independent Compensation Consultant, considered the updated equity compensation information contained in the 2017 Executive Compensation Review in connection with the Committee’s decision to made restricted stock awards to the named executive officers in September 2017.

2017 Base Annual Salary.  The Compensation Committee considered increases in the base annual salaries of Messrs. Ferriolo, Fuller, and Skocilic for 2017. In connection with its annual review of executive compensation, and after reviewing the 2016 Executive Compensation Review and consultation with the Independent Compensation Consultant, the Compensation Committee approved: (i) an increase of $18,700 in Mr. Ferriolo's base annual salary from $366,300 to $385,000 in recognition of this promotion to Executive Vice President, Chief Operating Officer; (ii) an increase of $15,250 in Mr. Fuller's base annual salary from $305,000 to $320,250 to recognize his continued performance; and (iii) an increase of $38,000 in Mr. Skocilic's base annual salary from $253,000 to $291,000 in recognition of his promotion to Executive Vice President, Chief Information Officer, with each these increases effective January 1, 2017. Neither Mr. Coats nor Ms. Boren received an increase in their base annual salary in 2017.

2017 Annual Incentive Compensation Plan Awards.  The Compensation Committee set the 2017 target annual incentive compensation award opportunities for Mr. Coats, Ms. Boren, Mr. Ferriolo, Mr. Fuller, and Mr. Skocilic under the 2017 Annual Incentive Compensation Plan (“2017 Incentive Plan”) at 100%, 60%, 70%, 70%, and 60% of base annual salary, respectively.

The 2017 Incentive Plan was based primarily on the following two Company-wide performance goals, each weighted 50%:

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achievement of the Company’s revenue goal of $165.8 million (“2017 Revenue Goal”) under the Company’s 2017 operating plan approved by the Board; and

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achievement of the Company’s Non-GAAP EPS (defined as (i) GAAP net income before amortization of acquired intangibles, non-cash stock-based compensation, acquisition costs, severance costs, gain or loss on investment or sale, litigation settlements, goodwill impairment and income taxes divided by (ii) weighted average diluted shares outstanding) goal of $1.38 under the 2017 operating plan approved by the Board (“2017 Non-GAAP EPS Goal”).

Award payout opportunities for each goal were based upon percentage of achievement of the goal compared to the corresponding percentage on a sliding scale that reduced award payout opportunities by approximately 3% for every 1% that achievement fell below goal and increased award payout opportunities approximately 3% for every 1% that achievement exceeded the goal (“2017 Award Opportunity Scale”).  Achievement of a goal below 67% revenue or non-EPS performance would result in no awards for that goal, and performance achievement over 100% on either scale was capped at 120%.  The sum of the weighted percentages derived from the 2017 Award Opportunity Scale for the 2017 Revenue Goal and the 2017 Non-GAAP EPS Goal was applied to each named executive officer’s target annual incentive compensation award opportunity to determine the officer’s 2017 award payout opportunity.  The Compensation Committee selected these two goals and assigned them equal weighting under the 2017 Incentive Plan because the Compensation Committee believed these goals best reflected the criteria for measuring the Company’s overall performance and performance of strategic initiatives for 2017.

Award payouts to the 2017 named executive officers under the 2017 Incentive Plan were paid in January 2018 and reflected the following factors considered by the Compensation Committee in determining incentive compensation award payouts under the 2017 Incentive Plan:

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2017 revenues of approximately $142.1 million represented approximately a 85.72% achievement of the 2017 Revenue Goal and resulted in an approximately 57.2% targeted award payout for the 2017 Revenue Goal from the 2017 Award Opportunity Scale; and 2017 Non-GAAP EPS of approximately $0.64 represented approximately a 46.4% achievement of the 2017 Non-GAAP EPS Goal and resulted in a 0% targeted award payout for the 2017 Non-GAAP EPS Goal from the 2017 Award Opportunity Scale, which combined resulted in an approximately 28.6% combined target award payout under the 2017 Incentive Plan; and

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The performance and contributions of the various 2017 named executive officers to the Company during 2017.

Based on its evaluation of the foregoing items, the Compensation Committee approved cash award payouts under the 2017 Incentive Plan to Mr. Coats, Ms. Boren, Mr. Ferriolo, Mr. Fuller, and Mr. Skocilic of $157,300, $72,480, $98,077, $85,114, and $64,936, respectively. Mr. Coats’ incentive compensation plan payout reflected the application of the 28.6% Company performance component of the incentive plan without any adjustment. The incentive compensation plan payouts for Ms. Boren, Mr. Ferriolo, Mr. Fuller, and Mr. Skocilic reflected the application of the 28.6% Company performance component of the incentive plan plus $21,000, $21,000, $21,000, and $15,000, respectively, in supplemental incentive compensation payments in recognition of their individual contributions and their significant efforts during 2017.

2017 Long-Term Equity Incentive Awards.  The Company made the following equity incentive awards to named executive officers during 2017.

January 2017 Stock Option Grants. On January 26, 2017 stock options were granted to Ms. Boren, Mr. Fuller, and Mr. Skocilic. After considering the Chief Executive Officer’s recommendation for grants to named executive officers other than himself, and after consultation with the Independent Compensation Consultant and consideration of the 2016 Executive Compensation Review, the Compensation Committee approved the grants of 20,000, 25,000, and 35,000 stock options to Ms. Boren, Mr. Fuller, and Mr. Skocilic, respectively, at an exercise price of $13.81 per share. The exercise price for these stock option grants was the closing price for the Common Stock on The Nasdaq Capital Market as of the grant date. These stock option grants vest one-third on the first anniversary following the grant date, with the remaining two-thirds vesting ratably over 24 months thereafter and expire seven years from the date of grant. The vesting of stock options will accelerate upon the occurrence of certain events as provided in the applicable plan pursuant to which the stock options were granted or the applicable stock option award agreement, including (i) upon termination of the named executive officer’s employment with the Company without cause or by the named executive officer for good reason; and (ii) upon a change in control of AutoWeb if such change in control is coupled with a termination of the named executive officer’s employment without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options. See the section of this Proxy Statement below entitled “EXECUTIVE COMPENSATION–Potential Payments Upon Termination or Change in Control.”

The grants of stock options to the foregoing named executive officers were made in connection with an annual Company-wide option grant to employees and in recognition of their efforts during 2016 in (i) achieving growth in total revenues for 2016 to a record $156.7 million, a 133% increase in advertising revenue over 2015 (including a 308% increase in click revenues over the prior year) and a 12% increase in non-GAAP income over 2015; (ii) completing initiatives undertaken by the Company, including the integration of the 2015 acquisitions of Dealix and Autobytel, Inc. (formerly AutoWeb Inc.) and the divestiture of the specialty finance leads; and (iii) rolling out the Company’s usedcars.com website.

  September 2017 Restricted Stock Awards. On September 27, 2017, the Compensation Committee approved awards of restricted stock (“Restricted Shares”) in the amounts of 85,000, 40,000, 70,000, 40,000 and 30,000 shares to Mr. Coats, Ms. Boren, Mr. Ferriolo, Mr. Fuller, and Mr. Skocilic, respectively. The closing price of the Common Stock on The Nasdaq Capital Market as of the grant date was $7.14 per share. The Restricted Shares are subject to forfeiture restrictions, with the forfeiture restrictions lapsing as to one-third of the shares each anniversary of the date of grant over three years. The lapsing of the forfeiture restrictions will accelerate upon the occurrence of certain events as provided in the applicable plan pursuant to which the Restricted Shares were granted or the applicable restricted stock award agreement, including (i) upon termination of the named executive officer’s employment with the Company without cause or by the named executive officer for good reason; and (ii) upon a change in control of AutoWeb if such change in control is coupled with a termination of the named executive officer’s employment without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the Restricted Shares. In the case of Mr. Coats, as a member of the Board, if he voluntarily terminated his employment with the Company without good reason but continued to be a member of the Board after termination of employment, then his Restricted Shares remaining subject to forfeiture would remain in effect and continue to lapse in accordance with the vesting schedule set forth as long has he remains a member of the Board. See the section of this Proxy Statement below entitled “EXECUTIVE COMPENSATION–Potential Payments Upon Termination or Change in Control.”

In deciding to make these restricted stock awards, the Compensation Committee considered the 2017 Executive Compensation Review and data from the 2017 Peer Group, consulted with the Independent Compensation Consultant, and considered the number of stock options granted to the named executive officers in January 2017 and the Chief Executive Officer’s recommendations as to named executive officers other than himself. The Compensation Committee considered that the 2017 Peer Group data provided by the Company’s Independent Compensation Consultant in the 2017 Executive Compensation Review reflected that the stock option grants made to named executive officers in January 2017 were below the median of the peer group equity awards and that stock options were not the prevalent equity award type made by the peer group companies. From the 2017 Executive Compensation Review, the Committee also considered that the Company’s total shareholder return (“TSR”) was much stronger when measured over a longer time period, with the five-year TSR near the highest of the peer group companies, and that 2016 financial growth was in the 80th-85th percentile range for growth in revenue, operating income and non-GAAP earnings per share.

All of the foregoing 2017 equity grants reflected the Compensation Committee’s belief that equity-based compensation in the form of stock options and restricted stock link the interests of named executive officers with the long-term interests of the Company’s stockholders, supports a pay-for-performance culture, fosters stock ownership by named executive officers, focuses the management team on increasing value for the stockholders, and encourages named executive officers to remain in the Company’s employ. The exercise price of the stock options and the closing price of the Common Stock on the grant date of the Restricted Shares were higher than the $3.66 closing price of the Common Stock on April 26, 2018, such that the stock options are not currently providing any in-the-money compensation value, and the compensation value of the Restricted Shares has diminished. This reflects the fall in stock price since the applicable grants and is viewed by the Company as a pay-for-performance outcome that is aligned with stockholder return.

Severance and Change in Control Terms.  The Company has entered into agreements with the named executive officers that provide for severance benefits, including continuation of monthly salary or lump sum cash payments and continuation of health and welfare benefits for specified periods of time, upon termination of the named executive officer’s employment with the Company without cause or by the named executive officer for good reason.  In addition, the vesting of stock options and restricted stock awarded to the named executive officers may accelerate upon the occurrence of various events, including (i) termination of the named executive officer’s employment without cause or by the named executive officer with good reason; and (ii) upon a change in control of AutoWeb if such change in control is coupled with a termination of the named executive officer’s employment without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options. The arrangements are designed as a recruiting and retention mechanism to assist the Company in providing adequate employment security to compete for highly qualified executive officers and induce them to invest themselves in a career with the Company, to assist in retention of the Company’s executive officers during the uncertainty that might accompany any possible change in control, and to offset any motivation executive officers might otherwise have to resist a change in control that could result in loss of their employment.  Information regarding applicable terms of the foregoing severance arrangement for the Company’s named executive officers is provided below under the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION–Potential Payments Upon Termination or Change in Control.”

By reason of the termination of Mr. Coats’ employment by the Company without cause effective as of April 12, 2018, Mr. Coats became entitled to receive the severance benefits and acceleration of the vesting of his stock options and lapsing of the forfeiture restrictions on his restricted stock awards set forth in his employment agreement and the applicable award agreements for his stock options and restricted stock awards. Upon resignation of her employment with the Company effective April 12, 2018, Ms. Boren was not entitled to receive any severance benefits or payments under her severance benefits agreement, nor acceleration of the vesting of her stock options or lapsing of the forfeiture restrictions on her restricted stock awards set forth in the applicable award agreements for her stock options and restricted stock awards. Upon Mr. Ferriolo’s resignation of his employment with the Company effective March 1, 2018, Mr. Ferriolo was not entitled to receive any severance benefits or payments under his severance benefits agreement, nor acceleration of the vesting of his stock options or lapsing of the forfeiture restrictions on his restricted stock awards. See the section of this Proxy Statement below entitled “EXECUTIVE COMPENSATION–Potential Payments Upon Termination or Change in Control.”

In connection with Mr. Carpenter’s appointment to the Board in September 2012, the Corporate Governance and Nominations Committee and the Board determined that Mr. Carpenter was an “independent director” within the meaning of the Nasdaq Rules applicable to the Company, including the additional independence requirements for serving on audit committees.  In addition to Mr. Carpenter’s broad business, operational and financial experience, particularly in the automotive sector, and other evaluation factors considered by the Company’s Corporate Governance and Nominations Committee and the Board, in their consideration and evaluation of Mr. Carpenter, the Company’s Corporate Governance and Nominations Committee and the Board considered that Mr. Jeffrey H. Coats, the Company’s former President and Chief Executive Officer and former member of the Board, has personally known Mr. Carpenter since they were both employed at General Electric Company or its various subsidiaries or divisions and that Mr. Coats was a partner in Southgate Alternative Investments, Inc. (“Southgate”), an investment fund founded by Mr. Carpenter to acquire general partnership interests in hedge funds.  The Corporate Governance and Nominations Committee and the Board also considered that Mr. Coats’ investment in Southgate was funded by loans from Mr. Carpenter in the aggregate principal amount of $450,000.  These loans were restructured in July 2016 with accrued but unpaid interest capitalized into the principal.  The new principal amount of $592,271.00 is represented by a note that accrues interest at a rate of 1.4% per annum and is secured by Mr. Coats’ interests in certain Southgate investments. The note is now payable monthly plus accrued interest, with the balance due in full on December 31, 2025. Although the Corporate Governance and Nominations Committee and the Board do not consider this arrangement between Messrs. Carpenter and Coats prevents Mr. Carpenter from being an “independent director,” in connection with his service on the Board or on the Audit Committee, Mr. Carpenter did not participate in any decisions related to Mr. Coats’ employment at the Company or his compensation.

Upon termination of Mr. Coats’ employment with the Company, the Company and Mr. Coats entered into a Consulting Services Agreement providing for Mr. Coats to perform transition services for the Company for a period of 12 months, which agreement provides for (i) the payment of consulting fees to Mr. Coats; and (ii) extension of the post-termination exercise periods of certain of his stock options.

As of the filing of this Proxy Statement with the SEC, the Company and Ms. Boren are in the process of negotiating the terms of a Consulting Services Agreement providing for Ms. Boren to perform transition services for the Company for a period of 12 months. If the Company and Ms. Boren do enter into the proposed Consulting Services Agreement, in consideration for Ms. Boren's consulting services the agreement will provide for: (i) the continued vesting of her unvested stock options and restricted stock awards in accordance with their terms during the term of the consulting arrangement; (ii) the tolling of the post-termination exercise periods of her vested stock options until the end of the consulting arrangement; and (iii) the acceleration of the vesting of her stock options and lapsing of the forfeiture provisions of her restricted stock in the event that a change in control of the Company occurs during the term of the consulting arrangement. See the section of this Proxy Statement below entitled “EXECUTIVE COMPENSATION–Employment Agreements–Kimberly S. Boren.”

Benefits and Perquisites.  Except as discussed below, executive officers typically participate in employee benefit plans that are generally available to all employees on the same terms.

All employees have company-provided life insurance with a death benefit of one times the employee’s annual salary, capped at $300,000; provided, however, that the Company’s chief executive officer is furnished life insurance with a death benefit equal to two times annual salary, capped at $1.1 million, with a guaranteed limit of $750,000 that can be increased to the $1.1 million cap upon underwriting approval by the carrier.

All employees above the senior manager level are provided with enhanced supplemental short and long-term disability insurance by the Company in addition to the Company’s standard short- and long-term disability insurance in order to attract and retain these employees. For these executive officers who qualify for the coverage, the Company also provides an additional supplemental long-term disability plan that offers a benefit of up to 75% of the executive’s base annual salary, up to a maximum benefit of $5,000 per month. The benefit begins 90 calendar days after the onset of the disability and may continue up to age 65.

Tax Implications

IRC Section 162(m) Limitation.  In making 2017 compensation decisions, the Compensation Committee considered the potential impact of Section 162(m) of the IRC as then in effect.  In general, Section 162(m) then disallowed a tax deduction for the compensation paid in any tax year in excess of $1.0 million to certain executives of publicly-held.  The $1.0 million limitation applied per executive per year and only to the compensation paid to the chief executive officer and to each of the next three most highly compensated officers other than the chief financial officer.  At that time, certain types of “performance-based compensation” were exempt from the $1.0 million limit (including income from stock options, performance-based restricted stock and certain formula-driven compensation that if, among other conditions, that compensation was subject to certain performance goals approved by stockholders. The Compensation Committee’s policy was generally to attempt to qualify executive compensation for deductibility.  However, the Compensation Committee believed that stockholder interests were best served by not restricting its discretion and flexibility in crafting compensation programs even when those programs could result in certain non-deductible compensation expenses.  Therefore, the Compensation Committee has from time to time approved elements of compensation for certain covered officers that may not be fully deductible.  In addition, although some amounts recorded as compensation by the Company to certain of the Company’s executive officers may be limited by Section 162(m), that limitation currently does not result in the current payment of increased federal income taxes by the Company due to the Company’s significant net operating loss carry forwards.

In December 2017, Congress enacted Public Law No. 115-97, commonly referred to as the “Tax Cuts and Jobs Act,” which, among other things, eliminated the “performance-based compensation” exemption from Section 162(m) of the IRC, effective for tax years beginning after December 31, 2017, such that compensation paid to our covered executives (which now consists of our Chief Executive and Financial officers and our other three most highly compensated officers) in excess of $1.0 million will not be deductible unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Company cannot give any assurance that any incentive awards outstanding after December 31, 2017 that the Compensation Committee intended to satisfy the Section 162(m) “performance-based compensation” exemption requirements will in fact do so because of uncertainties regarding the application and interpretation of Section 162(m) of the IRC, including the uncertain scope of the abovementioned transition relief. The Compensation Committee has from time to time approved elements of compensation for covered officers that may not be fully deductible and reserves the right to approve compensation for covered officers that may not be fully deductible in appropriate circumstances.

IRC Sections 280G and 4999.  The Compensation Committee has considered the potential impact of Sections 280G and 4999 of the IRC in structuring the compensation and severance packages for the Company’s executives.  Section 280G disallows a tax deduction by the payor for “excess parachute payments” made to executives, and Section 4999 imposes a 20% non-deductible excise tax on the executive receiving an excess parachute payment.  In general, a parachute payment to an executive is a payment to the executive in the nature of compensation that is contingent on a change in control of the Company and that exceeds three times the executive’s “base amount.”  An executive’s base amount is generally the average compensation received by the executive from the Company during the five-year period preceding the change in control of the Company.  An excess parachute payment is any amount over the portion of the base amount allocated to that parachute payment.

In general, it is the Compensation Committee’s policy to qualify its executives’ compensation for deductibility under applicable tax laws.  The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation programs even though those programs may result in certain non-deductible compensation expenses.  Therefore, the Compensation Committee has from time to time approved elements of compensation for certain officers that may not be fully deductible and that provide for the Company to “gross up” the payment made to the executive to compensate the executive for the 20% excise tax, and the Compensation Committee reserves the right to do so in the future in appropriate circumstances.

In connection with the structuring of Mr. Coats’ compensation and severance package, the Compensation Committee considered the effects of Sections 280G and 4999.  In light of the estimated expense to the Company, the Compensation Committee elected not to provide Mr. Coats with a gross-up payment in the event any amount of severance payments or compensation made to Mr. Coats were found to be excess parachute payments, but did not want to diminish the value of the motivational and retention aspects of Mr. Coats’ severance compensation package.  Therefore, certain aspects of Mr. Coats’ severance package were structured to mitigate the applicability of Sections 280G and 4999 to Mr. Coats’ severance compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K adopted by the SEC, and, based on that review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the Proxy Statement on Schedule 14A in connection with the Company’s 2018 Annual Meeting of Stockholders.

Compensation Committee Janet M. Thompson, Chairwoman Michael J. Fuchs Mark N. Kaplan Jeffrey M. Stibel

The above report of the Compensation Committee will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this report be incorporated by reference in any of the Company’s filings under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates the same by reference.

Summary Compensation

Mr. Coats and Ms. Boren ceased to be executive officers of the Company on April 12, 2018 and Mr. Ferriolo ceased to be an executive officer on March 1, 2018. Mr. Skocilic was appointed Executive Vice President, Chief Information Officer effective as of January 1, 2017.

The table below and the accompanying footnotes summarize the compensation attributed for fiscal years 2017, 2016, and 2015, as applicable, to the Company’s executive officers who constitute named executive officers for the fiscal year ended December 31, 2017.

2017 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Jeffrey H. Coats	2017	550,000	—	606,900	—	157,300	11,814(3)	1,326,014
President and Chief	2016	550,000	50,000	—	1,362,276	479,600	14,358(4)	2,456,234
Executive Officer	2015	495,000	—	—	139,232	328,185	13,583(5)	976,000

Kimberly S. Boren	2017	300,000	—	285,600	138,276	72,480	6,534(6)	802,890
Executive Vice President,	2016	274,811	25,000	—	480,580	160,417	6,534(7)	947,342
Chief Financial Officer	2015	263,409	—	—	189,005	112,980	6,534(8)	571,928

William A. Ferriolo	2017	385,000	—	499,800	—	98,077	6,303(9)	989,180
Executive Vice President,	2016	366,300	—	—	585,698	232,619	6,303(10)	1,190,920
Chief Operating Officer	2015	314,985	—	907,250	503,416	135,222	6,303(11)	1,867,176

Glenn E. Fuller	2017	320,250	—	285,600	172,845	85,114	8,758(12)	872,567
Executive Vice President,	2016	305,000	25,000	—	384,084	211,172	8,758(13)	934,014
Chief Legal and Administrative Officer and Secretary	2015	305,000	—	—	141,552	166,530	8,758(14)	621,840

John J. Skocilic, Jr.	2017	291,000	—	214,200	241,983	64,936	7,739(15)	819,858
Executive Vice President,
Chief Information Officer

(1)
The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized. The dollar amount reported for stock awards and option awards is the aggregate grant date fair value of awards granted during the year calculated in accordance with FASB ASC Topic 718. See Note 9 of the “Notes to Consolidated Financial Statements” in Part IV, Item 15-Exhibits and Financial Statement Schedules of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which accompanies this Proxy Statement, for assumptions made in these valuations.

(2)
Represents amounts awarded under the 2017 Incentive Plan. For information on the amounts earned in 2017, see the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION–Compensation Discussion and Analysis–2017 Compensation Decisions–2017 Annual Incentive Compensation Plan Awards.”

(3)	Represents $6,665 for health insurance premiums for dependent and $5,149 for supplemental insurance premiums.
(4)	Represents $6,209 for health insurance premiums for dependent, $3,000 for 401(k) plan match and $5,149 for supplemental insurance premiums.
(5)	Represents $5,554 for health insurance premiums for dependent, $3,000 for 401(k) plan match and $5,029 for supplemental insurance premiums.
(6)	Represents $3,000 for 401(k) plan match and $3,534 for supplemental insurance premiums.
(7)	Represents $3,000 for 401(k) plan match and $3,534 for supplemental insurance premiums.
(8)	Represents $3,000 for 401(k) plan match and $3,534 for supplemental insurance premiums.
(9)	Represents $3,000 for 401(k) plan match and $3,303 for supplemental insurance premiums.
(10)	Represents $3,000 for 401(k) plan match and $3,303 for supplemental insurance premiums.
(11)	Represents $3,000 for 401(k) plan match and $3,303 for supplemental insurance premiums.
(12)	Represents $3,000 for 401(k) plan match and $5,758 for supplemental insurance premiums.
(13)	Represents $3,000 for 401(k) plan match and $5,758 for supplemental insurance premiums.
(14)	Represents $3,000 for 401(k) plan match and $5,758 for supplemental insurance premiums.
(15)	Represents $3,000 for 401(k) plan match and $4,739 for supplemental insurance premiums.

Grants of Plan-Based Awards in 2017

The following table sets forth for each of the named executive officers information concerning plan-based awards, including stock and stock option awards, granted during 2017.  During 2017, the Company granted: (i) stock options at exercise prices equal to the fair market value of a share of the Common Stock as determined by the closing price on The Nasdaq Capital Market on the date of grant, and (ii) shares of Restricted Stock.  The term of each option granted is seven years from the date of grant.  See “Potential Payments Upon Termination or Change in Control.”

2017 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of	Closing Price on Grant	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(1)	Options (#)(2)	Awards ($/Share)	Date ($/Share)	Awards ($)(3)
Jeffrey H. Coats	09/27/17	5,500	550,000	880,000	—	—	—	85,000	—	—	7.14	606,900

Kimberly S. Boren	01/26/17	1,800	180,000	288,000	—	—	—	—	20,000	13.81	13.81	138,276
09/27/17		—	—	—	—	—	—	40,000	—	—	7.14	285,600

William A. Ferriolo	09/27/17	2,695	269,500	431,200	—	—	—	70,000	—	—	7.14	499,800

Glenn E. Fuller	01/26/17	2,242	224,175	358,680	—	—	—	—	25,000	13.81	13.81	172,846
09/27/17		—	—	—	—	—	—	40,000	—	—	7.14	285,600

John J. Skocilic, Jr.	01/26/17	1,746	174,600	279,360	—	—	—	—	35,000	13.81	13.81	241,984
09/27/17		—	—	—	—	—	—	30,000	—	—	7.14	214,200

(1)	All stock awards were granted from the 2014 Plan and vest one-third on the first anniversary following the date of grant, with the remaining awards vesting one-third annually thereafter.
(2)	All options were granted from the 2014 Plan and vest one-third on the first anniversary following the date of grant, with the remaining two-thirds vesting ratably over twenty-four months thereafter.
(3)	The dollar amount reported for option and stock awards is the aggregate grant date fair value of awards granted during the year calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2017 Year-End

The following table sets forth, for each of the named executive officers, information concerning outstanding stock option awards as of December 31, 2017.

2017 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jeffrey H. Coats(1)	09/27/17(4)	—	—	—	—	—	85,000	765,850	—	—
	01/21/16(3)	—	—	100,000	17.09	01/21/23	—	—	—	—
	01/21/16(2)	95,842	54,158	—	17.09	01/21/23	—	—	—	—
	01/23/15(2)	29,167	833	—	10.20	01/23/22	—	—	—	—
	03/17/14	37,000	—	—	14.32	03/17/21	—	—	—	—
	01/21/14	50,000	—	—	17.64	01/21/21	—	—	—	—
	01/24/13	22,500	—	—	4.00	01/24/20	—	—	—	—
	01/10/12	37,692	—	—	3.90	01/10/19	—	—	—	—
	04/03/09	167,511	—	—	1.75	04/03/19	—	—	—	—
	11/03/08	1,000	—	—	3.85	11/03/18	—	—	—	—

Kimberly S. Boren(5)	09/27/17(4)	—	—	—	—	—	40,000	360,400	—	—
	01/26/17(2)	—	20,000	—	13.81	01/26/24	—	—	—	—
	09/21/16(2)	5,007	6,993	—	16.82	09/21/23	—	—	—	—
	07/15/16(2)	14,173	15,827		14.41	07/15/23	—	—	—	—
	01/21/16(2)	14,057	7,943	—	17.09	01/21/23	—	—	—	—
	05/18/15(2)	5,170	830	—	13.22	05/18/22	—	—	—	—
	01/23/15(2)	14,584	416	—	10.20	01/23/22	—	—	—	—
	01/21/15(2)	19,445	555	—	9.10	01/21/22	—	—	—	—
	03/17/14	7,400	—	—	14.32	03/17/21	—	—	—	—
	01/21/14	10,000	—	—	17.64	01/21/21	—	—	—	—
	01/24/13	6,875	—	—	4.00	01/24/20	—	—	—	—
	01/10/12	12,340	—	—	3.90	01/10/19	—	—	—	—
	12/07/11	10,000	—	—	3.80	12/07/18	—	—	—	—
	01/20/11	5,739	—	—	4.80	01/20/18	—	—	—	—
	04/26/10	5,000	—	—	3.95	04/26/20	—	—	—	—

William A. Ferriolo(7)	09/27/17(4)	—	—	—	—	—	70,000	630,700	—	—
	12/15/16(2)	8,344	16,656	—	14.10	12/15/23	—	—	—	—
	07/15/16(2)	14,173	15,827	—	14.41	07/15/23	—	—	—	—
	01/21/16(2)	15,978	9,022	—	17.09	01/21/23	—	—	—	—
	04/23/15(2)(6)	40,000	5,000	—	15.37	04/23/22	8,333	75,080	100,000	901,000
	01/23/15(2)	38,889	1,111	—	10.20	01/23/22	—	—	—	—
	03/17/14	7,400	—	—	14.32	03/17/21	—	—	—	—
	01/21/14	10,000	—	—	17.64	01/21/21	—	—	—	—
	01/24/13	8,594	—	—	4.00	01/24/20	—	—	—	—
	01/10/12	15,425	—	—	3.90	01/10/19	—	—	—	—
	12/07/11	10,000	—	—	3.80	12/07/18	—	—	—	—

Glenn E. Fuller	09/27/17(4)	—	—	—	—	—	40,000	360,400
	01/26/17(2)	—	25,000	—	13.81	01/26/24	—	—	—	—
	07/15/16(2)	14,173	15,827	—	14.41	07/15/23	—	—	—	—
	01/21/16(2)	14,057	7,943	—	17.09	01/21/23	—	—	—	—
	05/18/15(2)	6,890	1,110	—	13.22	05/18/22	—	—	—	—
	01/23/15(2)	19,445	555	—	10.20	01/23/22	—	—	—	—
	03/17/14	8,000	—	—	14.32	03/17/21	—	—	—	—
	01/21/14	12,000	—	—	17.64	01/21/21	—	—	—	—
	01/24/13	12,250	—	—	4.00	01/24/20	—	—	—	—
	01/10/12	20,024	—	—	3.90	01/10/19	—	—	—	—
	12/07/11	2,000	—	—	3.80	12/07/18	—	—	—	—
	08/08/11	5,000	—	—	5.50	08/08/18	—	—	—	—
	09/22/09	9,971	—	—	3.10	09/22/19	—	—	—	—
	03/03/09	17,500	—	—	1.75	03/03/19	—	—	—	—
	09/29/08	20,000	—	—	5.30	09/29/18	—	—	—	—
	05/13/08	15,000	—	—	9.55	05/13/18	—	—	—	—

John J. Skocilic, Jr.	09/27/17(4)	—	—	—	—	—	30,000	270,300	—	—
	01/26/17(2)	—	35,000	—	13.81	01/26/24	—	—	—	—
	07/15/16(2)	9,455	10,545	—	14.41	07/15/23	—	—	—	—
	01/21/16	12,785	7,215	—	17.09	01/21/23	—	—	—	—
	05/18/15(2)	3,445	555	—	13.22	05/18/22	—	—	—	—
	01/23/15(2)	14,584	416	—	10.20	01/23/22	—	—	—	—
	03/17/14	7,400	—	—	14.32	03/17/21	—	—	—	—
	01/21/14	10,000	—	—	17.64	01/21/21	—	—	—	—
	04/24/13	5,000	—	—	4.19	04/24/20	—	—	—	—
	01/24/13	4,047	—	—	4.00	01/24/20	—	—	—	—
	01/10/12	6,478	—	—	3.90	01/10/19	—	—	—	—
	12/07/11	1,000	—	—	3.80	12/07/18	—	—	—	—
	07/19/11	3,000	—	—	5.50	07/19/18	—	—	—	—
	05/13/10	7,000	—	—	5.45	05/13/20	—	—	—	—
	09/22/09	7,500	—	—	3.10	09/22/19	—	—	—	—
	03/03/09	7,500	—	—	1.75	03/03/19	—	—	—	—
	09/29/08	5,000	—	—	5.30	09/29/18	—	—	—	—

(1)
The vesting of all of Mr. Coats’ unvested restricted stock and option awards was accelerated upon Mr. Coats’ termination without cause by the Company effective April 12, 2018. Additionally, pursuant to the Consulting Services Agreement between the Company and Mr. Coats described below, any post-termination of employment exercise periods for the stock options awarded to Mr. Coats during his employment by the Company that would not already extend until the second anniversary of the Consulting Services Commencement Date (as defined below) in accordance with the terms of the stock option award agreements for such stock options were extended until the second anniversary of the Consulting Services Commencement Date; provided, however, that notwithstanding the foregoing, in no event will the post-termination exercise periods for any stock options extend beyond the original option expiration dates of the stock options.

(2)
One-third of the stock options granted vest on the first anniversary following the grant date, and the remaining two-thirds vesting ratably over 24 months thereafter. The vesting of these stock options will accelerate upon (i) a termination of employment without cause by the Company or for good reason by the named executive officer; or (ii) a change in control of the Company if coupled with a termination of employment by the Company without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options as provided in the applicable plan pursuant to which the options were granted or the applicable option award agreement.

(3)
Performance-Based Options provide for the purchase of 100,000 shares of Common Stock at an exercise price of $17.09. The options vest and become exercisable in accordance with the following service-based vesting schedule: (i) 33 1/3% will vest and become exercisable on the first anniversary after the grant date; and (ii) 1/36th will vest and become exercisable on each successive monthly anniversary thereafter for the following 24 months ending on the third anniversary of the grant date of these stock options; provided, however, that in addition to the service-based vesting schedule, the options are subject to the following performance conditions: (i) the first 1/3 of the options granted will vest if at any time after the grant date and prior to the expiration date the weighted average closing price of the Common Stock on The Nasdaq Capital Market for the preceding 30 trading days (adjusted for any stock splits, stock dividends, reverse stock splits or combinations of the Common Stock occurring after the issuance date) (“Weighted Average Closing Price”) is at or above $30.00; (ii) with respect to the second 1/3 of options granted, if at any time after the grant date and prior to the expiration date the Weighted Average Closing Price is at or above $37.50; and (iii) with respect to the last 1/3 of the options granted, if at any time after the grant date and prior to the expiration date the Weighted Average Closing Price is at or above $45.00.

(4)	One-third of the stock awards vest on each anniversary following the date of grant.
(5)
The vesting of Ms. Boren’s unvested Restricted Stock awards and options reflected in the table will continue to vest as indicated for the term of the proposed consulting agreement with Ms. Boren if Ms. Boren and the Company enter into the proposed consulting agreement. See the description of the proposed consulting agreement with Ms. Boren in the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION-Employment Agreements-Kimberly S. Boren.” In the event Company and Ms. Boren do not enter into the proposed consulting agreement, the vesting of any unvested Restricted Stock awards and options will cease effective as of the April 12, 2018, effective date of Ms. Boren’s resignation.

(6)
Includes 8,333 shares of Restricted Stock that will vest on April 23, 2018, and 100,000 shares of Restricted Stock with performance restrictions as follows: restrictions on 50,000 will lapse if the Weighted Average Closing Price is at or above $30.00 and restrictions on remaining 50,000 shares will lapse if the Weighted Average Closing Price is at or above $45.00

(7)
As a result of Mr. Ferriolo’s resignation effective March 1, 2018, all Mr. Ferriolo’s restricted stock awards were forfeited and all unvested options were cancelled as of his resignation date and all vested options will expire on May 30, 2018.

Option Exercises and Stock Vested in 2017

The following table sets forth, for each of the named executive officers, information concerning option exercises and stocks vested as of December 31, 2017.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Jeffrey H. Coats	26,196	100,049	—	—
Kimberly S. Boren	10,000	49,196	—	—
William A. Ferriolo	56,134	464,441	8,334	103,592
Glenn E. Fuller	13,907	124,519	—	—
John J. Skocilic, Jr.	4,774	37,521	—	—

Employment Agreements

The Company has entered into written employment agreements with the named executive officers.  The employment of these executive officers is “at will” and not for a specified term.  Under the terms of their respective agreements, each executive is entitled to all customary benefits afforded generally to executive officers of the Company, including any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved in writing by the Board.  The Company will pay or reimburse each of these executives for all reasonable business expenses incurred while employed by the Company.  The employment agreements with these executive officers also provide for specified payments and continuation of benefits in the event of a termination of the executive officer’s employment with the Company by the Company without cause or by the executive officer for good reason, including any such termination in connection with a change in control of the Company.  For a description of these termination and change in control provisions see the section of this Proxy Statement below entitled “Potential Payments Upon Termination or Change in Control.”  Each of these employment agreements contains confidentiality and non-solicitation provisions that extend beyond termination of employment.

Jeffrey H. Coats.  Mr. Coats’ employment with the Company was governed by the terms of an employment agreement that was amended and restated as of April 3, 2014 and further amended as of January 21, 2016 and as of September 21, 2016 (Mr. Coats’ employment agreement, as amended and restated and further amended, is referred to in this Proxy Statement as the “Coats Employment Agreement”).  Mr. Coats’ most recent base annual salary was $550,000. Mr. Coats was also eligible to receive an annual incentive compensation opportunity targeted at 100% of his base annual salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee. Mr. Coats’ employment with the Company was terminated by the Company without cause effective April 12, 2018, at which time Mr. Coats’ became entitled to receive the severance payments and benefits to which he was entitled under the Coats Employment Agreement.

Upon termination of Mr. Coats’ employment with the Company, the Company and Mr. Coats entered into a Consulting Services Agreement with a thirteen-month term, which commenced as of April 13, 2018 (“Consulting Services Commencement Date”), pursuant to which Mr. Coats will be available to assist the Company in transitioning the president and chief executive officer’s role to his successor and providing other transition services.  In consideration for these consulting services, Mr. Coats will be paid a monthly fee of $22,916.00, with the first six months of such monthly fee pre-paid to Mr. Coats; provided that if during the first six months of the term of the Consulting Services Agreement, Mr. Coats or the Company terminates the Consulting Services Agreement pursuant to its terms, Mr. Coats shall repay a prorated portion of such prepayment. As additional consideration for the consulting services, any post-termination of employment exercise periods for the stock options awarded to Mr. Coats during his employment by the Company that would not already extend until the second anniversary of the Consulting Services Commencement Date in accordance with the terms of the stock option award agreements for such stock options were extended until the second anniversary of the Consulting Services Commencement Date; provided, however, that notwithstanding the foregoing, in no event will the post-termination exercise periods for any stock options extend beyond the original option expiration dates of the stock options. In connection with the termination of Mr. Coats’ empoyment with the Company, Mr. Coats resigned from the Board effective April 12, 2018.

 Kimberly S. Boren. The Company and Ms. Boren entered into an employment agreement dated as of March 9, 2010, in connection with her joining the Company as the Company’s Senior Director of Financial Planning and Analysis, which agreement had been amended at various dates in connection with Ms. Boren’s various promotions within the Company and compensation adjustments.  In addition, the Company and Ms. Boren entered into an Amended and Restated Severance Benefits Agreement dated as of February 25, 2011. Ms. Boren’s base annual salary was $300,000. Ms. Boren was also eligible to receive an annual incentive compensation opportunity targeted at 60% of her base annual salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee. Ms. Boren resigned from her positions at, and employment with, the Company effective April 12, 2018. Ms. Boren was not entitled to receive any severance payments or benefits under her employment agreement by reason of her voluntary resignation of her employment with the Company.

As of the filing of this Proxy Statement with the SEC, the Company and Ms. Boren are in a process of negotiating the terms of a proposed Consulting Services Agreement, pursuant to which Ms. Boren will be available for a one-year term to assist the Company in transitioning the chief financial officer’s role to her successor and providing other transition services.  If the Company and Ms. Boren do enter into the proposed Consulting Services Agreement, in consideration for her consulting services, (i) Ms. Boren’s stock options and restricted stock awards that were unvested as of the termination of Ms. Boren’s employment with the Company will continue to vest during the term of the Consulting Services Agreement and any post-termination of employment exercise periods for stock options vested at the time of termination of employment or during the term of the Consulting Services Agreement will be tolled during the term of the Consulting Services Agreement and will not begin to run until the termination or expiration of the Consulting Services Agreement. In the event of a change in control of the Company during the term of the Consulting Services Agreement, then the vesting of any unvested stock options and restricted stock awards will be accelerated to the extent and as provided in the applicable stock option award agreements. In no event will any stock options vest after the original expiration dates of the stock options.

William A. Ferriolo.  The Company and Mr. Ferriolo entered into an employment agreement dated as of September 17, 2010, in connection with his joining the Company as the Company’s Vice President, Cyber Ventures Division, which agreement has been amended at various dates in connection with Mr. Ferriolo’s various promotions within the Company and compensation adjustments.  In addition, the Company and Mr. Ferriolo entered into a Severance Benefits Agreement dated as of September 7, 2010, as amended. Mr. Ferriolo’s most recent base annual salary was $385,000. Mr. Ferriolo was also eligible to receive an annual incentive compensation opportunity targeted at 70% of his base annual salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee. Mr. Ferriolo resigned from his positions at, and employment with, the Company effective March 1, 2018.

Glenn E. Fuller. The Company and Mr. Fuller entered into an employment agreement dated as of October 10, 2006, in connection with his joining the Company as the Company’s Vice President, Legal Affairs, which agreement has been amended at various dates in connection with Mr. Fuller’s various promotions within the Company and compensation adjustments. In addition, the Company and Mr. Fuller have entered into an Amended and Restated Severance Agreement dated as of September 29, 2008, as amended. Mr. Fuller’s current base annual salary is $320,250. Mr. Fuller is also eligible to receive an annual incentive compensation opportunity targeted at 70% of his base annual salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee.

John Skocilic, Jr. The Company and Mr. Skocilic entered into an amended and restated employment agreement dated as of April 24, 2013, which agreement has been amended at various dates in connection with Mr. Skocilic’s various promotions within the Company and compensation adjustments. In addition, the Company and Mr. Skocilic have entered into an Amended and Restated Severance Benefits Agreement dated as of May 1, 2013, as amended. Mr. Skocilic’s current base annual salary is $291,000. Mr. Skocilic is also eligible to receive an annual incentive compensation opportunity targeted at 60% of his base annual salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee.

Jared R. Rowe. In April 2018, the Company entered into an employment agreement with Mr. Rowe, its new President and Chief Executive Officer (“Rowe Employment Agreement”) pursuant to which the Company agreed to pay Mr. Rowe a one-time signing bonus in the amount of $250,000 and a base annual salary of $550,000, which may be increased in the discretion of the Board or the Compensation Committee. Mr. Rowe is also eligible to receive an annual incentive compensation opportunity targeted at 100% of his base annual salary based upon annual performance goals and achievement of those goals, as established and determined by the Board or the Compensation Committee. Mr. Rowe’s incentive compensation payout for calendar year 2018 will equal his actual payout under the Company’s 2018 incentive compensation plan based on actual performance for the entire year (but not less than 75% of his target incentive compensation opportunity), prorated for the amount of time Mr. Rowe was employed by the Company in 2018.

Mr. Rowe will also receive a monthly travel and housing accommodation in the amount of $15,000. In the event that Mr. Rowe elects to relocate to the Irvine, California area, this monthly travel and housing accommodation will cease and the Company will pay actual moving costs and actual sales brokerage fees incurred for the sale of his personal residence. This moving and relocation assistance is not to exceed $200,000 in the aggregate. Additionally, the Company will reimburse Mr. Rowe’s reasonable and documented legal fees, not to exceed $50,000, incurred by Mr. Rowe in connection with the negotiation and review of the Rowe Employment Agreement. Mr. Rowe will be entitled to all customary benefits afforded generally to executive employees of the Company. Within 60 days following the effective date of the Rowe Employment Agreement, Mr. Rowe will have the right to acquire in a direct private placement from the Company up to $1,000,000 in shares of Common Stock. The purchase price of these shares will be the closing price of the Common Stock on The Nasdaq Capital Market on the date Mr. Rowe elects to exercise his right to purchase the shares.

If Mr. Rowe’s employment is terminated by the Company without cause or by Mr. Rowe with good reason, Mr. Rowe is entitled to: (i) continued monthly payments of his base annual salary for 24 months after the employment termination date; (ii) reimbursement or payment of the premiums for continuation of the medical, dental, and visions benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of 18 months after the employment termination date; and (iii) his annual incentive compensation payout based on actual performance for the entire performance period, prorated for the amount of time Mr. Rowe was employed by the Company prior to the date of termination during such performance period. If Mr. Rowe’s employment is terminated by the Company without cause or by Mr. Rowe for good reason upon, or within 18 months following, a change in control of the Company, Mr. Rowe is entitled to: (i) a lump sum payment equal to two (2) times the sum of his base annual salary plus his annual incentive compensation opportunity target; (ii) reimbursement or payment of the premiums for continuation of his medical, dental, and visions insurance benefits under COBRA for a period of 18 months after employment termination; and (iii) his annual incentive compensation payout based on his target annual incentive compensation, prorated for the amount of time Mr. Rowe was employed by the Company prior to the date of termination during such performance period. The Company is not obligated to make additional payments to Mr. Rowe to compensate for his additional tax obligations if Mr. Rowe’s compensation is deemed to be excess parachute payments under the Internal Revenue Code. Payment of the severance benefits under the Rowe Employment Agreement is conditioned on Mr. Rowe’s execution of a general release in favor of AutoWeb.

As an inducement to enter into employment with the Company, the Company and Mr. Rowe entered into an Inducement Stock Option Award Agreement (“Rowe Option Award Agreement”) on April 12, 2018 (“Rowe Options Grant Date”). Pursuant to the Rowe Option Award Agreement, Mr. Rowe was granted stock options to purchase 1,000,000 shares of Common Stock (“Rowe Employment Options”), which shall vest monthly in 36 monthly installments on the first day of each calendar month following the Rowe Options Grant Date. The Rowe Employment Options have an exercise price of $3.26 per share and a term of seven years from the Rowe Options Grant Date. Upon a change in control of the Company or in the event of a termination of Mr. Rowe’s employment by the Company without cause or by Mr. Rowe with good reason, all Rowe Employment Options that are unvested will vest. In the event of a termination of Mr. Rowe’s employment with the Company by reason of Mr. Rowe’s death or disability, the lesser of: (i) one-third of the total number of Rowe Employment Options and (ii) the total number of unvested Rowe Employment Options will vest upon the date of termination.

Potential Payments Upon Termination or Change in Control

Payments and other benefits payable upon various termination and change in control situations are set out as if the conditions for payments had occurred and the terminations or change in control took place on December 31, 2017.  The amounts set forth in the table below are estimates of the amounts which would be paid out to each named executive officer listed in the table upon termination of employment or change in control of the Company based on compensation and agreements in effect for the year ended December 31, 2017.  The actual amounts to be paid out can be determined only at the time of such named executive officer’s separation from the Company or change in control event.  Therefore, the table does not reflect amounts actually paid or payable pursuant to Mr. Coats in connection with the termination of his employment on April 12, 2018. See “Employment Agreements.” Mr. Ferriolo resigned from his position with the Company without good reason effective March 1, 2018, and Ms. Boren resigned from her position with the Company without good reason effective April 12, 2018. Neither Ms. Boren nor Mr. Ferriolo were entitled to receive any severance payments or other severance benefits under their severance benefits agreement. In addition, it is possible that the Company and the executive may hereafter agree to payments and other benefits that differ materially from those described below.  The table below reflects the amount of compensation to each of the named executive officers (i) in the event of termination of such executive’s employment by the Company without cause or by the named executive officer for good reason (in connection with and not in connection with a change in control of the Company); and (ii) upon a change in control of the Company not in connection with a termination of such executive’s employment by the Company without cause or by the named executive officer for good reason.  The disclosures below do not take into consideration any requirements under IRC Section 409A, which could affect, among other things, the timing of payments and distributions.

Termination and Change in Control Estimated Payments Table

Name	Benefit Description	Termination without cause by Company or for good reason by executive not in connection with a Change in Control ($)(1)	Termination without cause by Company or for good reason by executive not in connection with a Change in Control ($)	Change in Control not in connection with Termination without cause by Company or for good reason by executive ($)(1)

Jeffrey H. Coats(2)	Lump sum severance payment	—	2,475,000	—
	Twelve-month base monthly salary continuation and pro-rated Non-Equity Incentive-Based Compensation	707,300 (3)	—	—
	Stock-based awards	765,850	765,850	765,850
	Health and welfare benefits	26,484	39,727	—
	Outplacement services	—	—	—

Kimberly S. Boren(4)	Lump sum severance payment	300,000	300,000	—
	Stock-based awards	360,400	360,400	360,400
	Health and welfare benefits	34,795	34,795	—
	Outplacement services	8,500	8,500	—

William A. Ferriolo(4)	Lump sum severance payment	385,000	385,000	—
	Stock-based awards	705,780	705,780	705,780
	Health and welfare benefits	27,605	27,605	—
	Outplacement services	8,500	8,500	—

Glenn E. Fuller(4)	Lump sum severance payment	320,250	320,250	—
	Stock-based awards	360,400	360,400	360,400
	Health and welfare benefits	37,020	37,020	—
	Outplacement services	8,500	8,500	—

John J. Skocilic, Jr.(4)	Lump sum severance payment	291,000	291,000	—
	Stock-based awards	270,300	270,300	270,300
	Health and welfare benefits	25,636	25,636	—
	Outplacement services	8,500	8,500

(1)
For stock options the amount represents the positive difference between the closing price of the Company’s stock on December 29, 2017 (the last trading day preceding December 31, 2017) and the exercise price of the stock option.
(2)
Upon termination of Mr. Coats’ employment by the Company without “cause” (as defined in the Coats Employment Agreement) or by Mr. Coats with “good reason” (as defined in the Coats Employment Agreement), Mr. Coats was entitled to (i) continuation of his monthly base annual salary for a period of twelve months after the employment termination date; (ii) an amount equal to Mr. Coats’ annual incentive compensation plan payout for the annual incentive compensation plan year in which date of termination occurred, based on actual performance for the entire performance period and prorated for the amount of time Mr. Coats was employed by the Company prior to the date of termination during such plan year; and (iii) reimbursement or payment of the premiums for continuation of his medical, dental and vision insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of twelve months after the employment termination date.  Had Mr. Coats’ employment been terminated, either without cause or by Mr. Coats for good reason, in connection with, or within eighteen months following, a change in control of the Company that occurred during the term of Mr. Coats’ employment, Mr. Coats would have been entitled to (i) a lump sum payment equal to 1.75 times the sum of his annual base salary and his target annual incentive compensation opportunity; (ii) an amount equal to Mr. Coats’ target annual incentive compensation opportunity at the rate of his annual base salary and the target annual incentive compensation opportunity in effect immediately before such termination prorated for the amount of time Mr. Coats was employed by the Company prior to the date of termination during such plan year; and (iii) payment of premiums for continuation of benefits under COBRA will be extended for eighteen months. Mr. Coats’ employment was terminated by the Company without cause effective April 12 2018, upon which he became entitled to receive the severance benefits summarized above in the first sentence of this footnote 2. The Company is not obligated to make additional payments to Mr. Coats to compensate for his additional tax obligations if Mr. Coats’ compensation is deemed to be excess parachute payments under the IRC.  Payment of Mr. Coats’ severance benefits was conditioned on Mr. Coats’ execution of a general release of claims in favor of the Company.  The Coats Employment Agreement contains confidentiality and non-solicitation provisions that extend beyond termination.
(3)
Includes payments in monthly in installments of approximately $45,833 over a twelve-month period commencing after termination of employment.
(4)
If the named executive officer’s employment is terminated by the Company without “cause” (as defined in the named executive officer’s severance benefits agreement, which definition includes a termination of employment in connection with or as a result of a change in control of the Company), or if the named executive officer terminates the named executive officer’s employment with “good reason” (as defined in the named executive officer’s severance benefits agreement, which definition includes a failure or refusal of an acquirer of the Company to assume the named executive officer’s severance arrangements in connection with a change in control of the Company), the named executive officer is entitled to (i) a lump sum payment equal to the named executive officer’s annual base salary (determined as the highest annual base salary paid to the named executive officer while employed by the Company); (ii) continuation of AutoWeb medical, dental, vision, life and disability insurance benefits for the named executive officer and the named executive officer’s eligible dependents (at the time of termination) for twelve months; and (iii) outplacement services for twelve months.  Payment of the severance benefits to a named executive officer is conditioned on the named executive officer’s execution of a general release of claims in favor of the Company.

Effective April 12, 2018, Mr. Fuller’s severance benefits agreement was amended to provide that if Mr. Fuller’s employment is terminated by the Company without cause or if he terminates his employment with good reason, Mr. Fuller is entitled to (i) a lump sum payment equal to 1.5 times Mr. Fuller’s annual base salary (determined as the highest annual base salary paid to Mr. Fuller while employed by the Company); (ii) continuation of AutoWeb medical, dental, vision, life and disability insurance benefits for Mr. Fuller and Mr. Fuller’s eligible dependents (at the time of termination) for eighteen months; (iii) Mr. Fuller’s annual incentive compensation plan payout for the annual incentive compensation plan year in which date of termination occurred, based on actual performance for the entire performance period and prorated for the amount of time Mr. Fuller was employed by the Company prior to the date of termination during such plan year; and (iv) outplacement services for eighteen months.

Under the employment or severance benefits agreements with each of the named executive officers, “cause” will generally be deemed to exist when the individual has been convicted of, or pled nolo contendere to, a felony, has engaged in willful misconduct or gross dishonesty that has a materially injurious effect on the Company’s business or reputation, or has materially failed to consistently discharge the officer’s duties for thirty days after notice, subject to a cure period in some events; “termination without cause” will generally be deemed to occur if AutoWeb terminates the named executive officer’s employment for any reason other than cause or no reason at all, or the termination by the executive officer for good reason.  “Good reason” will generally exist when the named executive officer’s duties and responsibilities, compensation or benefits have been materially decreased when the named executive officer has been required to relocate; when the Company has breached the Company’s agreement with the named executive officer; or a successor company fails to assume the officer’s agreement following a change in control.  In general, a “change in control” of the Company is deemed to occur if: (i) the Company sells all or substantially all of the Company’s assets; (ii) as a result of transactions a person or group becomes the beneficial owner of more than 50% of the Common Stock; or (iii) a majority of the Company’s directors in office are not nominated for election or elected to the Board with the approval of two-thirds of the directors who are in office just prior to the time of such nomination or election.

Unvested stock options may vest and the forfeiture restrictions on restricted stock awards still subject to restrictions shall lapse upon: (i) a termination of employment without cause by the Company or for good reason by the named executive officer; or (ii) a change in control if coupled with a termination of employment by the Company without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options as provided in the applicable plan pursuant to which the stock options were granted or the applicable stock option award agreement.  In the event of a change in control of the Company prior to the determination of awards under the Company’s then-current annual incentive compensation plan, the Compensation Committee will determine the level of achievement of the applicable plan for purposes of such officer’s awards and the applicable award payouts, if any, as of the change in control event.

CEO Pay Ratio

Mr. Coats had 2017 annual total compensation of $1,326,014 as reflected in “Total” column of the Summary Compensation Table included in this Proxy Statement under the section entitled “Executive Compensation-Summary Compensation.” Our median employee’s annual total compensation for 2017 was $62,593. As a result, Mr. Coats’ 2017 annual total compensation was approximately 21 times the 2017 annual total compensation of our median employee.  In determining the median employee and that employee’s annual total compensation for 2017, we selected December 31, 2017 as the date on which we determined our median employee and calculated the annual total compensation for all Company employees (excluding Mr. Coats) for 2017 using the same calculation methodology used to determine Mr. Coats’ annual total compensation in the Summary Compensation Table.

Director Compensation

The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s non-employee directors for the year ended December 31, 2017:

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Michael J. Fuchs	91,000	65,684	(2)	156,684
Michael A. Carpenter	46,000	65,684	(2)	111,684
Mark N. Kaplan	83,000	65,684	(2)	148,684
Robert J. Mylod, Jr.(3)	12,000	—		12,000
Jeffrey M. Stibel	48,000	65,684	(2)	113,684
Janet M. Thompson	67,000	65,684	(2)	132,684

(1)
The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by the Company’s directors. The option award amounts represent the aggregate grant date fair value of the option awards, as estimated for financial statement purposes in accordance with FASB ASC Topic 718.  For additional information regarding assumptions made in these valuations, refer to Note 9 of the “Notes to Consolidated Financial Statements” in Part IV, Item 15–Exhibits and Financial Statement Schedules of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 accompanying this Proxy Statement.
(2)
10,000 option awards granted on June 22, 2017 at an exercise price of $13.06 per share.
(3)
Mr. Mylod resigned from the Board effective April 13, 2017.

The Company’s outside directors currently receive cash compensation for service on the Company’s Board or any committee or subcommittee thereof.  These directors currently receive the following fees: (i) annual fee of $35,000 payable quarterly and (ii) $1,000 for each Board or committee meeting attended, whether by phone or in person, with the Chairman of the Board or committee, as applicable, receiving $2,000 for each such meeting rather than $1,000.  The Company also reimburses directors for expenses incurred in connection with attendance at Board and committee or subcommittee meetings.  In addition to the foregoing annual and meeting fees, each of the Chairman of the Board and the Chairman of the Audit Committee is currently entitled to a $25,000 annual retainer payable quarterly; the Chairman of the Compensation Committee is entitled to a $10,000 annual retainer payable quarterly; and the Chairman of the Corporate Governance and Nominations Committee is entitled to a $5,000 annual retainer payable quarterly.  The retainers were established based on market data provided by the Compensation Committee’s Independent Compensation Consultant and an internal assessment of the amount of time required to be devoted to Company matters.

Annual grants of 10,000 stock options were made to each non-employee director.  To receive these option grants, a director must be a non-employee director at the time of grant. The option grant dates were determined by the Board but the Board generally has granted options in conjunction with the Company’s annual meeting of stockholders.  Options awarded in 2017 have a term of seven years and vest in equal monthly installments over a twelve-month period commencing with the date of grant. The exercise price of these options was no less than 100% of the fair market value per share of Common Stock on the date of the grant of the option.  The annual grant of options to new non-employee directors generally have been made upon joining the Board, with the number of stock options granted being pro-rated for the year in which the new director joins the Board based on the period of service from the grant date to the date of the next annual meeting.

Directors who are also full time employees or who are not otherwise deemed to be independent outside directors do not receive stock options or other compensation for their service as directors. Neither Mr. de Tezanos nor Mr. Vargas, who no longer serve as officers of the Company, received any stock options or other compensation for their service as directors.

Equity Compensation Plans

The following table summarizes information, as of December 31, 2017, relating to the Company’s equity compensation plans pursuant to which the Common Stock may be issued (or that have options outstanding under expired or terminated plans).

	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plan Category
Equity compensation plans approved by stockholders(1)	2,721,709	$11.57	603,758
Equity compensation plans not approved by stockholders(2)	23,575	$4.24	—
Total	2,745,284	$11.50	603,758

(1)
Includes the Company’s 1998 Stock Option Plan, 2000 Stock Option Plan, Amended and Restated 2001 Restricted Stock and Option Plan, 2004 Restricted Stock and Option Plan, 2010 Equity Incentive Plan and Amended and Restated 2014 Equity Incentive Plan. Only the 2014 Plan is currently available for future stock option or other equity-based awards.

(2)
Includes the Company’s 1999 Employee and Acquisition Related Stock Option Plan and 2006 Inducement Stock Option Plan, neither of which plans are available for future stock option or other equity-based awards.

 1999 Employee and Acquisition Related Stock Option Plan.  The Company’s 1999 Employee and Acquisition Related Stock Option Plan (“1999 Employee and Acquisition Option Plan”) was approved by the Board in September 1999 and was not submitted to the Company’s stockholders for approval.  The 1999 Employee and Acquisition Option Plan expired on September 22, 2009 and is no longer available for the granting of new options under this plan.  The term of awards granted under the 1999 Employee and Acquisition Option Plan could not exceed 10 years.  Awards under the 1999 Employee and Acquisition Option Plan may provide for the acceleration of the vesting of awards in the event of a termination of a participant’s employment by the Company without cause or by the participant for good reason.  The stock option agreements for options granted under the 1999 Employee and Acquisition Option Plan generally provide that the options must be exercised within three months of the end of the option holder’s status as an employee or consultant of AutoWeb, or within twelve months after such option holder’s termination by death or disability, but in no event later than the expiration of the option’s term.  The 1999 Employee and Acquisition Option Plan states that, unless otherwise provided in the relevant stock option agreement, upon (i) a sale of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, all rights of optionees with respect to the unexercised portion of any option awarded under the 1999 Employee and Acquisition Option Plan will become immediately vested and may be exercised immediately, except to the extent that any agreement or undertaking of any party to any such merger, consolidation or sale or transfer of assets makes specific provisions for the assumption or continuation of the obligation of the Company with respect to the 1999 Employee and Acquisition Option Plan.

2006 Inducement Stock Option Plan.  In June 2006, the Board adopted the 2006 Inducement Stock Option Plan (“2006 Inducement Option Plan”).  The 2006 Inducement Option Plan was not submitted to the Company’s stockholders for approval.  No new grants or awards will be made under the 2006 Inducement Option Plan.  The term of awards granted under the 2006 Inducement Option Plan may not exceed 10 years.  Awards under the 2006 Inducement Option Plan may provide for the acceleration of the vesting of awards in the event of a termination of a participant’s employment by the Company without cause or by the participant for good reason.  The stock option agreements for options granted under the 2006 Inducement Option Plan generally provide that the options must be exercised within three months of the end of the option holder’s status as an employee or consultant of AutoWeb, or within twelve months after such option holder’s termination by death or disability, but in no event later than the expiration of the option’s term.  The 2006 Inducement Option Plan states that, unless the award agreement provides differently, the unvested portion of the awards will immediately become vested upon any merger (other than a merger in which AutoWeb is the surviving entity and the terms remain unchanged as compared to the terms prior to the merger), consolidation, or sale or transfer of the Company’s assets, except if the options are assumed by the acquiring party.  Unless the award agreement provides differently, upon any liquidation or dissolution of AutoWeb, all the rights to any portion of unvested awards will end, and the awards will be canceled at the time of the liquidation or dissolution unless the relevant dissolution or liquidation plan provides otherwise.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon the Company’s review of forms filed by directors, officers, and beneficial owners of more than ten percent of the Common Stock (“Section 16 Reporting Persons”) pursuant to Section 16(a) of the Exchange Act and written representations, the Company is not aware of any failures by the Section 16 Reporting Persons to file on a timely basis the forms required to be filed by them pursuant to Section 16(a) of the Exchange Act during the most recent fiscal year, except as follows: (i) one report covering a total of four transactions, was filed late by William Ferriolo, previously the Company’s Executive Vice President, Chief Operating Officer; (ii) one report, covering seven transactions was filed late by Matias de Tezanos, a member of the Board and beneficial owner of more than ten percent of the Common Stock, and Manatee, a company wholly owned by Mr. de Tezanos and his wife, Maria Isabel Ruiz Estrada; (iii) two reports covering eight transactions were filed late by Jose Vargas, a member of the Board and beneficial owner of more than ten percent of the Common Stock and Galeb, a company solely owned by Mr. Vargas; and (iv) one report covering four transactions was filed late by Ceiba, beneficial owner of more than ten percent of the Common Stock of Company.

TRANSACTION OF OTHER BUSINESS AT ANNUAL MEETING

As of the date of this Proxy Statement, the Board does not presently intend to present any other matter for action at the Annual Meeting and no stockholder has given timely notice in accordance with the Company’s Bylaws of any matter that it intends to be brought before the meeting.  Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

FUTURE STOCKHOLDER NOMINATIONS AND PROPOSALS

In order to be included in AutoWeb’s proxy materials for the 2019 annual meeting of stockholders, any proposal must be received by January 4, 2019 and otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

In addition, the Bylaws establish advance notice procedures with regard to stockholder nominations for the election of directors or other business to be properly brought before an annual meeting.  For nominations or other business to be properly brought before the meeting by a stockholder, a stockholder must provide written notice delivered to the Secretary of AutoWeb no less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting.  The notice must contain specified information and representations concerning the stockholder (and the beneficial owner, if any, on whose behalf the nomination or proposal is made), the nominee(s) or other business.  However, in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the stockholder must deliver the notice not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by AutoWeb.  Notwithstanding compliance with the foregoing advance notice provisions, unless required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present the nomination or other business, the nomination will be disregarded and other business will not be transacted, notwithstanding that proxies in respect of the nomination or other business may have been received by AutoWeb.  All notices of nominations or proposals by stockholders, whether or not to be included in AutoWeb’s proxy materials, should be sent to AutoWeb, Inc., 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400, Attention: Corporate Secretary.  A copy of the full text of the provisions of the Bylaws discussed above may be obtained by writing to the Corporate Secretary of AutoWeb.

AutoWeb reserves the right to reject, rule out of order or take other appropriate action with respect to any nominations or proposals that do not comply with these and other applicable requirements.

Because AutoWeb did not have timely notice of any other matters to be brought before the Annual Meeting, the enclosed proxy card confers discretionary authority to vote on any other matters that may be presented at the meeting.

Please return your proxy as soon as possible.  Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted.  Therefore, please be sure to complete, date and sign your proxy exactly as your name appears on your proxy, and return it in the enclosed prepaid return envelope. Prior to the Voting Instructions Cutoff Time, stockholders may also provide voting instructions using the Internet at www.proxyvote.com or by calling 1.800.690.6903 as described in this Proxy Statement and accompanying proxy card.  Please act promptly to ensure that you will be represented at the Annual Meeting.

By Order of the Board of Directors
April 27, 2018	Glenn E. Fuller Executive Vice President, Chief Legal and Administrative Officer and Secretary

APPENDIX A

AUTOWEB, INC.

2018 EQUITY INCENTIVE PLAN

AutoWeb, Inc. (“Company”), a Delaware corporation, hereby establishes and adopts the following 2018 Equity Incentive Plan (“Plan”).

1.            PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees, directors, officers, consultants and/or advisors who are expected to contribute to the Company’s success and to achieve long-term objectives that will benefit stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.            DEFINITIONS

“Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

“Award Agreement” means any agreement, contract or other instrument or document evidencing any Award hereunder, whether in writing or through an electronic medium.

“Board” means the board of directors of the Company.

“Board Approval Date” means April 12, 2018, the date the Board approved this Plan.

“Business Combination” has the meaning set forth in Section 10.3(c).

“Change in Control” has the meaning set forth in Section 10.3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder.  The Committee must consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) to the extent required, an “outside director” within the meaning of Section 162(m) of the Code as in effect on immediately before the enactment of Public Law No. 115-97, and (iii) an “independent director” for purpose of the rules of the principal U.S. national securities exchange on which the Shares are traded, to the extent required by such rules.

“Company Voting Securities” has the meaning set forth in Section 10.3(b).

“Consultant” means any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities, and (iii) otherwise qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

“Director” means a non-employee member of the Board.

“Dividend Equivalents” has the meaning set forth in Section 11.5.

“Effective Date” has the meaning set forth in Section 12.13.

“Employee” means any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to Shares as of any date, (i) the closing price of the Shares as reported on the principal U.S. national securities exchange on which the Shares are listed and traded on that date, or, if there is no closing price on that date, then on the last preceding date on which a closing price was reported; (ii) if the Shares are not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Shares reported on the inter-dealer quotation system for such date, or, if there is no sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value of the Shares as determined by the Committee in its sole discretion. The Fair Market Value of any property other than Shares means the market value of that property determined by such methods or procedures as may be established from time to time by the Committee.

“Fungible Share Ratio” means the rate at which Full-Value Awards are counted against Plan limits as set forth in Sections 3.1(a) and 3.1(d).

“Full-Value Awards” means Awards other than Option and Stock Appreciation Rights.

“Incumbent Directors” has the meaning set forth in Section 10.3(a).

“Incentive Stock Option” means an Option that when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.

“Limitations” has the meaning set forth in Section 3.4.

“Non-Qualifying Transaction” has the meaning set forth in Section 10.3(c).

“Officer” means any officer of the Company or any Subsidiary.

“Option” means any right granted to a Participant under the Plan allowing that Participant to purchase Shares at such price or prices and during such period or periods as the Committee may determine.

“Other Share-Based Awards” has the meaning set forth in Section 8.1.

“Parent Corporation” has the meaning set forth in Section 10.3(c).

“Participant” means an Employee, Officer, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

“Payee” has the meaning set forth in Section 12.2.

“Performance Award” means any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 9.

“Performance Cash” means any cash incentives granted pursuant to Article 9 payable to the Participant upon the achievement of such performance goals as the Committee may establish.

“Performance Period” means the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.

“Performance Share” means any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant upon achievement of such performance goals as the Committee may establish.

“Performance Unit” means any grant pursuant to Article 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee may establish.

“Permitted Assignee” has the meaning set forth in Section 11.3.

“Plan Expiration Date” means June 19, 2028.

“Prior Plans” means, collectively, the Company’s 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Stock Option Plan, Amended and Restated 2001 Restricted Stock and Option Plan, 2004 Restricted Stock and Option Plan, 2010 Equity Incentive Plan, and Amended and Restated 2014 Equity Incentive Plan.

“Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

“Restricted Stock Award” has the meaning set forth in Section 7.1.

“Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant in Shares or cash as determined by the Committee in its sole discretion upon the satisfaction of vesting restrictions as the Committee may establish, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

“Restricted Stock Unit Award” has the meaning set forth in Section 7.1

“SEC” has the meaning set forth in Section 12.6.

“Shares” means the shares of common stock of the Company, par value $0.001 per share.

“Stock Appreciation Right” means the right granted to a Participant pursuant to Article 6.

“Subsidiary” means any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.  Provided, however, in the case of an Incentive Stock Option, “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.  For purposes of the preceding sentence, the term “corporation” has the meaning prescribed in Section 7701(a)(3) of the Code and the regulations thereunder.

“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

“Surviving Corporation” has the meaning set forth in Section 10.3(c).

“Vesting Period” means the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

3.
SHARES SUBJECT TO THE PLAN

 3.1         Number of Shares.

(a)           Subject to adjustment as provided in Section 11.2, as of the Effective Date, a maximum total of 2,003,758 Shares are authorized for grant under the Plan, less one (1) Share for every one (1) Share that was subject to an Option or Stock Appreciation Right granted under the Amended and Restated 2014 Equity Incentive Plan after December 31, 2017 and prior to the Effective Date, and one and three-quarters (1.75) Shares for every one (1) Share that was subject to Full-Value Awards granted under the Amended and Restated 2014 Equity Incentive Plan after December 31, 2017 and prior to the Effective Date.  Any Shares that are subject to Options or Stock Appreciation Rights must be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Full-Value Awards must be counted against this limit as one and three-quarters (1.75) Shares for every one (1) Share granted.  After the Effective Date, no awards may be granted under any Prior Plan.

(b)           If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after December 31, 2017 any Shares subject to an award under the Prior Plans are forfeited, or an award under the Prior Plans expires or is settled for cash (in whole or in part), the Shares subject to such Award or award under the Prior Plans will, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 3.1(d) below.  In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or, after December 31, 2017, an award other than an option or stock appreciation right under any Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 3.1(d).  Notwithstanding anything to the contrary contained herein, the following Shares may not be added to the Shares authorized for grant under paragraph (a) of this Section 3.1: (i) Shares tendered by the Participant or withheld by the Company in payment of the exercise price of an Option or after December 31, 2017, an option granted under the Prior Plans, or to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights or, after December 31, 2017, options or stock appreciation rights under the Prior Plans, (ii) Shares subject to a Stock Appreciation Right, or after December 31, 2017, a stock appreciation right granted under the Prior Plans that are not issued in connection with its stock settlement on exercise thereof, and (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or after December 31, 2017, options granted under the Prior Plans.

(c)           Substitute Awards will not reduce the Shares authorized for grant under the Plan or the Limitations applicable to a Participant under Section 3.4, nor will Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above.  Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and will not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(d)           Any Shares that again become available for grant pursuant to this Section must be added back as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, and (ii) as one and three-quarters (1.75) Shares if such Shares were subject to Full-Value Awards granted under the Plan or under the Prior Plans.

3.2        Character of Shares.  Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

3.3        Limit on Awards to Non-Employee Directors.  Notwithstanding any other provision of the Plan to the contrary, the aggregate of the following during any single calendar year shall not exceed $750,000: (i) the aggregate grant date fair value (as calculated by the Company for financial accounting purposes) of all Awards granted to any non-employee Director for services during such calendar year and (ii) the sum of all cash payments to any non-employee Director made for services during such calendar year. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later.

3.4       Limitations on Grants to Individual Participants.  Subject to adjustment as provided in Section 11.2, no Participant may (i) be granted Options or Stock Appreciation Rights during any calendar year with respect to more than 500,000 Shares and (ii) be granted Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards in any calendar year that are intended to comply with the qualified performance-based exception under Section 162(m) of the Code as in effect immediately before enactment of Public Law No. 115-97 and applicable state tax law and denominated in Shares and under which more than 500,000 Shares may be earned for each 12 months in the Performance Period.  In addition to the foregoing, during any calendar year no Participant may be granted Performance Awards that are intended to comply with the qualified performance-based exception under Section 162(m) of the Code as in effect immediately before enactment of Public Law No. 115-97 and applicable state tax law and are denominated in cash under which more than $2,500,000 may be earned for each 12 months in the Performance Period (together, collectively with the limitations in the preceding sentence, the “Limitations”).  If an Award an individual Participant is cancelled, the cancelled Award will continue to be counted toward the applicable Limitation for such Participant.

4.
ELIGIBILITY AND ADMINISTRATION

4.1         Eligibility.  Any Employee, Officer, Director or Consultant is eligible to be selected as a Participant.

4.2          Administration.

(a)           The Plan must be administered by the Committee.  The Committee has full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:  (i) select the Employees, Officers, Directors and Consultants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares (or dollar value) to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan will be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award will be canceled, suspended, accelerated, or vesting terms waived; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee deems desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan; (xi) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)           Decisions of the Committee are final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary.  Meetings and actions of the Committee are governed by, and must be held and taken in accordance with the Company’s Bylaws and any rules adopted by the Board not inconsistent with the Company’s Bylaws.

(c)           To the extent not inconsistent with applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Committee may: (i) delegate to a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards, and (ii) authorize one or more executive officers to do one or both of the following: (A) designate officers (other than officers subject to Section 16 of the Exchange Act) and employees of the Company or any Subsidiary to be recipients of Awards, and (B) determine the number of such Awards to be received by those officers and employees; provided that any resolution of the Committee authorizing such officer(s) must comply with Sections 152 or 157 of the Delaware General Corporation Law, as the case may be, and the Committee may not authorize an officer to designate himself or herself as a recipient of an Award.

5.
OPTIONS

5.1          Grant of Options.  Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan.  Any Option is subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee deems desirable.

5.2          Award Agreements.  All Options must be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee determines which are not inconsistent with the provisions of the Plan.  The terms and conditions of Options need not be the same with respect to each Participant.  Granting an Option pursuant to the Plan does not impose any obligation on the recipient to exercise that Option.  Any Participant who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.

5.3           Option Price.  Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article must not be less than 100% of the Fair Market Value of one Share on the date of grant of that Option; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns (or is deemed to own pursuant to Section 424(d) of the Code) stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, the option price per share must be no less than 110% of the Fair Market Value of one Share on the date of grant.  Other than pursuant to Section 11.2, the Committee may not without the approval of the Company’s stockholders (i) lower the option price per Share of an Option after it is granted, (ii) cancel an Option when the option price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control), or (iii) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.

5.4         Option Term.  The term of each Option must be fixed by the Committee in its sole discretion; provided that no Option may be exercisable after the expiration of seven (7) years from the date the Option is granted, except in the event of death or disability of the Participant; provided, however, that the term of the Option must not exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns (or is deemed to own pursuant to Section 424(d) of the Code) stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary.

5.5          Exercise of Options.

(a)          Vested Options granted under the Plan may be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased.  The notice of exercise must be in such form, made in such manner, and must comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b)           Unless otherwise provided in an Award Agreement, full payment of the purchase price must be made at the time of exercise and must be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration  having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement (including same-day sales through a broker) or as authorized by the Committee, including through any third party option administrator authorized by the Committee, or (vi) any combination of any of the foregoing.  The notice of exercise, accompanied by such payment, must be delivered to the Company at its principal business office or such other office or location as the Committee may from time to time direct, including to a third party option administrator authorized by the Committee, and must be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe.  In no event may any Option granted hereunder be exercised for a fraction of a Share.

(c)           Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option (or a tandem Stock Appreciation Right, if applicable) and the Option has not expired, the Option may be deemed to have been exercised by the Participant on that day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option.  In such event, the Company must deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share must be settled in cash.

5.6         Form of Settlement.  In its sole discretion, the Committee may provide that the Shares to be issued upon an Option’s exercise will be in the form of Restricted Stock or other similar securities.

5.7        Incentive Stock Options.  The Committee may grant Incentive Stock Options to any Employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code and the regulations thereunder.  Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan is 2,003,758 Shares, subject to adjustment as provided in Sections 3.1(a) and 11.2.

6.
STOCK APPRECIATION RIGHTS

6.1       Grant and Exercise.  The Committee may provide Stock Appreciation Rights (i) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (ii) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (iii) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2        Terms and Conditions.  Stock Appreciation Rights are subject to such terms and conditions, not inconsistent with the provisions of the Plan, as are determined from time to time by the Committee, including the following:

(a) Upon the exercise of a Stock Appreciation Right, the holder has the right to receive, for each Share for which the Stock Appreciation Right is exercised, the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee so determines at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right.

(b) The Committee may determine in its sole discretion whether payment on exercise of a Stock Appreciation Right must be made in cash, in whole Shares or other property, or any combination thereof.

(c) The terms and conditions of Stock Appreciation Rights need not be the same with respect to each Participant.

(d) The Committee may impose such other terms and conditions on the exercise of any Stock Appreciation Right, as it deems appropriate.  A Stock Appreciation Right must: (i) have a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code) except in the case of Substitute Awards or in connection with an adjustment provided in Section 11.2, and (ii) have a term not greater than seven (7) years.

(e) An Award Agreement may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and the Stock Appreciation Right has not expired, the Stock Appreciation Right will be deemed to have been exercised by the Participant on that day.  In that event, the Company must make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share must be settled in cash.

(f) Without the approval of the Company’s stockholders, other than pursuant to Section 11.2, the Committee may not (i) reduce the grant price of any Stock Appreciation Right after the date of grant, (ii) cancel any Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 10.3), or (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.

7.
RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1         Grants.  Awards of Restricted Stock and of Restricted Stock Units may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards may also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation.  A Restricted Stock Award or Restricted Stock Unit Award may be subject to vesting restrictions during the Vesting Period as specified by the Committee.  The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.

7.2        Award Agreements.  The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan must be set forth in an Award Agreement which must contain provisions determined by the Committee and not inconsistent with the Plan.  The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

7.3         Rights of Holders of Restricted Stock and Restricted Stock Units.  Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant will become a stockholder of the Company with respect to all Shares subject to the Award Agreement and will have all of the rights of a stockholder, including the right to vote those Shares and the right to receive distributions made with respect to those Shares, subject to this Section 7.3.  A Participant receiving a Restricted Stock Unit Award has only those rights specifically provided for in the Award Agreements; provided, however, in no event will the Participant possess voting rights with respect to that Award.  Notwithstanding anything in this Plan to the contrary, any Shares or any other property distributable, credited, or accumulated as a dividend, dividend equivalent, or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award as to which the restrictions have not yet lapsed are subject to the same restrictions and risk of forfeiture as the underlying Award, and shall not vest or be paid unless and until the underlying Award vests.

7.4        Issuance of Shares.  Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates will be held by the Company.  Certificate or certificates, if any, evidencing Restricted Stock must be registered in the name of the Participant and must bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8.
OTHER SHARE-BASED AWARDS

8.1         Grants.  Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan.  Other Share-Based Awards may also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.

8.2         Award Agreements.  The terms of Other Share-Based Award granted under the Plan must be set forth in an Award Agreement which must contain provisions determined by the Committee and not inconsistent with the Plan.  The terms of such Awards need not be the same with respect to each Participant.  Notwithstanding the provisions of this Section, dividend equivalents and any property distributed as a dividend or otherwise with respect to the number of Shares covered by an unvested Other Share-Based Award will be subject to restrictions and risk of forfeiture to the same extent as the underlying Award, and shall not be paid unless and until the underlying Award vests. Other Share-Based Awards may be subject to vesting restrictions during the Vesting Period as specified by the Committee.

8.3          Payment.  Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof in the sole discretion of the Committee.  Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code and the regulations thereunder.

8.4          Deferral of Director Fees.  Subject to the limits set forth in Section 3.3, Directors must, if determined by the Board, receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual retainer.  In addition, Directors may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual and committee retainers and annual meeting fees, provided that such election is made in accordance with the requirements of Section 409A of the Code and the regulations thereunder and subject to the limits set forth in Section 3.3.  The Committee may, in its absolute discretion, establish such rules and procedures as it deems appropriate for such elections and for the payment in deferred stock units.

9.
PERFORMANCE AWARDS

9.1         Grants.  Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan.  The performance goals to be achieved for each Performance Period will be conclusively determined by the Committee and may be based upon the criteria set forth in Section 9.5.

9.2         Award Agreements.  The terms of any Performance Award granted under the Plan must be set forth in an Award Agreement (or, if applicable, in a resolution duly adopted by the Committee) which must contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards will have Dividend Equivalents.  The terms of Performance Awards need not be the same with respect to each Participant.

9.3         Terms and Conditions.  The performance criteria to be achieved during any Performance Period and the length of the Performance Period must be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period may not be longer than five years.  The amount of the Award to be distributed will be conclusively determined by the Committee.

9.4          Payment.  Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period.  Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee.  Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code and the regulations thereunder.

9.5         Performance Criteria.  Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or Other Share-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a deduction under applicable state law in connection with such Award, a “covered employee” within the meaning of Section 162(m) of the Code as in effect immediately before the enactment of Public Law No. 115-97, then the Committee may provide that this Section 9.5 is applicable to that Award. If the Committee determines that an Award is intended to be subject to this Section 9.5, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable will be subject to the achievement of one or more objective performance goals established by the Committee, which must be based on the attainment of specified levels of one or any combination of the following: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); lead supply or other supply chain achievements); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios (including those measuring liquidity, activity, profitability or leverage); cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); factoring transactions; sales or licenses of the Company’s assets (including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel.  These performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. Any performance goals that are financial metrics, may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, items of an unusual nature or infrequency of occurrence or non-recurring items; (ii) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management; (iii) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles; (iv) asset write-downs, (v) litigation or claim judgments or settlements; (vi) acquisitions or divestitures; (vii) reorganization or change in the corporate structure or capital structure of the Company; (vii) foreign exchange gains and losses; (ix) a change in the fiscal year of the Company; (x) the refinancing or repurchase of bank loans or debt securities; (xi), unbudgeted capital expenditures; (xii) the issuance or repurchase of equity securities and other changes in the number of outstanding shares; (xiii) conversion of some or all of convertible securities to common stock; (xiv) any business interruption event; or (xv) the effect of changes in other laws or regulatory rules affecting reported results. The Committee must set these performance goals (and any exclusions) within the first 90 days of the Performance Period, unless otherwise determined by the Committee in its sole discretion. Notwithstanding the foregoing, the Committee, in its sole discretion, may grant performance-based Awards that are based on other metrics, not specifically set forth in this Section.

9.6         Adjustments. Notwithstanding any provision of the Plan (other than Article 11), with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award that is subject to Section 9.5, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant or a Change in Control of the Company.

9.7         Restrictions. The Committee has the power to impose such other restrictions on Awards subject to Section 9.5 as it may deem necessary or appropriate to ensure that the Awards satisfy all requirements for “qualified performance-based compensation" within the meaning of Section 162(m) of the Code in effect immediately before enactment of Public Law No. 115-97 and applicable state tax law.

10.
CHANGE IN CONTROL PROVISIONS

10.1        Impact on Certain Awards.  Award Agreements may provide that in the event of a Change in Control of the Company:  (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control will be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, and (ii) all Performance Awards will be considered to be earned and payable (either in full or pro rata based on the portion of the Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions will lapse and such Performance Awards will be immediately settled or distributed.

10.2        Assumption or Substitution of Certain Awards.

(a) Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement:  (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the Award Agreement), but in no event later than the earlier of (A) the latest date on which the Option or Stock Appreciation Right would have expired by its original terms or (B) the date that is seven (7) years after the original date of grant of the Option or Stock Appreciation Right, (ii) the restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units outstanding as of the date of such termination of employment will lapse and the Restricted Stock and Restricted Stock Units will become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards will lapse, and such Other Share-Based Awards or such other Awards will become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.  For the purposes of this Section 10.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award will be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control.  The determination of such substantial equality of value of consideration may be made by the Committee in its sole discretion and its determination is conclusive and binding.

(b) Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) will immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units that are not assumed or substituted for (or continued) will lapse and the Restricted Stock and Restricted Stock Units will become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for (or continued) will lapse, and such Other Share-Based Awards or such other Awards will become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

(c) The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding will terminate within a specified number of days after notice to the Participant, and/or that each Participant will receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, may determine.

10.3       Change in Control.  For purposes of the Plan, unless otherwise provided in an Award Agreement, “Change in Control” means the occurrence of any one of the following events:

(a) During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(b) Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (b) will not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (v) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by that person;

(c) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (“Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (“Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above is deemed to be a “Non-Qualifying Transaction”); or

(d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company will then occur.

11.
GENERALLY APPLICABLE PROVISIONS

11.1        Amendment and Termination of the Plan.  The Board may, from time to time, alter, amend, suspend or terminate the Plan as it may deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders, amend the Plan to (i) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 11.2), (ii) expand the types of awards available under the Plan, (iii) change the class of persons eligible to receive grants of Incentive Stock Options or materially expand the class of persons eligible to participate in the Plan, (iv) increase the maximum number of Shares that may be issued pursuant to Incentive Stock Options, (v) amend Section 5.3 or Section 6.2(f) to eliminate the requirements relating to minimum exercise price, minimum grant price and stockholder approval, (vi) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2(d), or (vii) increase the limits specified in Section 3.3 (except for adjustments pursuant to Section 11.2).  Except pursuant to Section 11.2, the Board may not, without the approval of the Company’s stockholders, cancel an Option or Stock Appreciation Right in exchange for cash when the exercise or grant price per share exceeds the Fair Market Value of one Share or take any action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the exchange of an Option or Stock Appreciation Right for cash or another Award.  The Plan may be amended without shareholder approval to provide for Awards that do not receive favorable tax treatment under Code Sections 162(m) as in effect immediately before enactment of Public Law 115-7 and applicable state tax law or 422 or otherwise. In addition, no amendments to, or termination of, the Plan will impair the rights of a Participant in any material respect under any Award previously granted without such Participant’s consent.

11.2        Adjustments.  In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions must be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the number of Shares set forth in the Limitations contained in the first sentence of Section 3.4 (but not the dollar amount set forth in the second sentence of Section 3.4), the maximum number of Shares that may be issued pursuant to Incentive Stock Options and, in the aggregate or to any Participant, the number, class, and kind of securities subject to outstanding Awards granted under the Plan and the exercise price or grant price of such outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award must always be a whole number.

11.3       Transferability of Awards.  Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian, members of a committee for incompetent former employees, or similar persons duly authorized by law to administer the estate or assets of former employees.  To the extent and under such terms and conditions as determined by the Committee and except for Incentive Stock Options, Options may be exercised and the Shares acquired on exercise may be resold by a Participant’s family member who has acquired the Options from the Participant through a gift or a domestic relations order (a “Permitted Assignee”).  For purposes of this Section, “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests; provided that such Permitted Assignee will be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and must execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant remains bound by the terms and conditions of the Plan.  The Company must cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.  Awards may not be transferred to third party financial institutions and Awards may not be transferred for value.  A transfer for value does not include: (i) a transfer under a domestic relations order in settlement of marital property rights; or (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by the family members (or the Participant) in exchange for an interest in that entity.  An Incentive Stock Option is not transferable (other than by will or by the laws of descent and distribution) by the Participant and is exercisable, during the lifetime of the Participant, only by the Participant.

11.4       Termination of Employment or Services.  The Committee must determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise.  The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

11.5       Deferral; Dividend Equivalents.  The Committee is authorized to establish procedures pursuant to which the payment of any Award may be deferred.  Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion.  The Committee may provide that the Dividend Equivalents (if any) will be deemed to have been reinvested in additional Shares or otherwise reinvested; provided, however, that in all cases, the Dividend Equivalents shall be subject to the same vesting or performance conditions and risks of forfeiture as the underlying Award and shall not be paid unless and until the underlying Award vests.

11.6       Mandatory Deferral of Income. The Committee, in its sole discretion, may require that one or more Award Agreements contain provisions which provide that, in the event Section 162(m) of the Code as in effect on December 31, 2017 or any successor provision relating to excessive employee remuneration, would operate to disallow a deduction by the Company with respect to all or part of any Award, a Participant’s receipt of the benefit relating to such Award that would not be deductible by the Company shall be deferred until the next succeeding year or years in which the Participant’s remuneration does not exceed the limit set forth in such provisions of the Code; provided, however, that such deferral does not violate Code Section 409A.

12.
MISCELLANEOUS

12.1      Award Agreements.  Each Award Agreement must either be (i) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (ii) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement must be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require.  The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company.  The Award Agreement must set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

12.2      Tax Withholding.  The Company has the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld (including any taxes, penalties and interest under Section 409A of the Code) as a result of (i) the grant of any Award, (ii) the exercise of an Option or Stock Appreciation Right, (iii) the delivery of Shares or cash, (iv) the lapse of any restrictions in connection with any Award, (v) the vesting of any Award, or (vi) any other event occurring pursuant to the Plan.  The Company or any Subsidiary has the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such taxes, penalties and interest required to be withheld or paid by the Participant.  If the Payee fails to make such tax payments as are required, the Company or its Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations.  The Committee is authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.

12.3     Right of Discharge Reserved; Claims to Awards.  Nothing in the Plan nor the grant of an Award hereunder confers upon any Employee, Director, officer or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director, officer or Consultant at any time for any reason.  Except as specifically provided by the Committee, the Company will not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship.  No Employee, Director, officer or Consultant will have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors, officers or Consultants under the Plan.

12.4       Substitute Awards.  Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

12.5       Cancellation of Award; Forfeiture of Gain.  Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award will be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary (including conduct contributing to any financial restatements or financial irregularities), as determined by the Committee in its sole discretion.  The Committee may provide in an Award Agreement that if within the time period specified in the Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

12.6       Stop Transfer Orders.  All certificates or book-entries for Shares delivered under the Plan pursuant to any Award will be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission (“SEC”), any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates or noted in the book entries to make appropriate reference to such restrictions.

12.7       Nature of Payments.  All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company.  Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and must not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

12.8        Other Plans.  Nothing contained in the Plan prevents the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

12.9        Severability.  The provisions of the Plan are severable.  If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision will (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited will remain in full force and effect, and (ii) not affect any other provision of the Plan or part thereof, each of which will remain in full force and effect.  If the making of any payment or the provision of any other benefit required under the Plan is held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability will not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability will not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable will be made or provided under the Plan.

12.10      Construction.  As used in the Plan, the words “include” and “including,” and variations thereof, are not terms of limitation, but rather must be deemed to be followed by the words “without limitation.”

12.11       Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant by the Company, nothing contained herein gives any such Participant any rights that are greater than those of a general creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.  No deferral of compensation within the meaning of the Employee Retirement Income Security Act of 1974 is permitted under this Plan or any Award Agreement for any Participant that is not an executive officer or director of the Company or a Subsidiary.

12.12       Governing Law.  The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, is governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

12.13        Effective Date of Plan; Termination of Plan.  The Plan will be effective as of the date on which the stockholders approve the Plan in accordance with the Company’s certificate of incorporation and bylaws and the rules of the principal U.S. national securities exchange on which the Shares are traded (“Effective Date”).  For the avoidance of doubt, the Effective Date is the date the Company’s stockholders approve the Plan at the 2018 Annual Meeting of Stockholders. The Plan will become effective on the Effective Date and will be null and void and of no effect if the foregoing approval is not obtained.  No Incentive Stock Option may be granted under the Plan if the Plan is not approved by the Company’s stockholders within 12 months of the Board Approval Date.  Awards may be granted under the Plan at any time after the Effective Date (or prior to the Effective Date, as long as any such prior grants are subject to and conditioned upon the approval of the Plan by the Company’s stockholders) and from time to time on, or prior to, the Plan Expiration Date, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards will remain in effect until they have been exercised or terminated, or have expired.

12.14         Foreign Employees and Consultants.  Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees or Consultants providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy.  The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees or Consultants on assignments outside their home country.

12.15        Compliance with Section 409A of the Code.  This Plan is intended to comply and must be administered in a manner that is intended to comply with Section 409A of the Code and the regulations thereunder and must be construed and interpreted in accordance with that intent.

(a)     To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award must be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee.  Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code must be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code and the regulations thereunder.

(b)      Notwithstanding any other provision of this Plan or any Award Agreement:

(i)            if this Plan or any Award Agreement provides that a payment, distribution or benefit constituting deferred compensation under Code Section 409A and the regulations thereunder will be made or provided to a Participant as a result of an event constituting a Change in Control, such payment, distribution or benefit will not be payable to such Participant as a result of such event unless such event also constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i), and any such payment, distribution or benefit payable as a result of such a change in control event must be made or provided to such Participant no later than five (5) days following the occurrence of the change in control event.

(ii)            With respect to a Participant who is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the regulations thereunder, no payment, distribution or benefit that constitutes deferred compensation under Code Section 409A and the regulations thereunder may be made or provided to such Participant during the 6-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and the regulations thereunder), to the extent necessary in order to avoid the imposition of excise taxes.  However, if any payment, distribution or benefit is delayed as a result of the previous sentence, then such payment, distribution or benefit must be made or provided to the Participant, without interest, on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid without resulting in a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the regulations thereunder, including as a result of the Participant’s death).

12.16       No Registration Rights; No Right to Settle in Cash.  The Company has no obligation to register with any governmental body or organization (including, without limitation, the SEC) any of (i) the offer or issuance of any Award, (ii) any Shares issuable upon the exercise of any Award, or (iii) the sale of any Shares issued upon exercise of any Award, regardless of whether the Company in fact undertakes to register any of the foregoing.  In particular, in the event that any of (x) any offer or issuance of any Award, (y) any Shares issuable upon exercise of any Award, or (z) the sale of any Shares issued upon exercise of any Award are not registered with any governmental body or organization (including, without limitation, the SEC), the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.

12.17       Captions.  The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

12.18        Indemnification.  To the maximum extent permitted by applicable law, each member of the Committee and the Board must be indemnified and held harmless by the Company from and against: (i) any loss, cost, liability, or expense (including attorneys’ fees and costs) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding (whether civil, administrative, investigative or criminal) to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any such claim, action, suit, or proceeding against him or her.  The foregoing right to indemnification is not exclusive of any other rights to indemnification to which a member of the Committee or the Board may be entitled under the Company’s Certificate of Incorporation, Bylaws, or agreement or as a matter of law, or otherwise, or under any power that the Company may have to indemnify the member or hold them harmless.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the date of the annual meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the date of the annual meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E47479-P08010 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

AUTOWEB, INC.

	For All	Withhold All	For All Except
1. ELECTION OF CLASS II DIRECTORS:	☐	☐	☐

Nominees:

01) Michael A. Carpenter
02) Mark N. Kaplan
03) Jose Vargas

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Signatures should agree with the name(s) printed hereon. Please sign exactly as your name(s) appear(s) hereon. When signing as executor, administrator, trustee, guardian or attorney, please give the title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporation or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) [PLEASE SIGN WITHIN BOX] Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report on Form 10K, and Form of Proxy Card are available at www.autoweb.com/proxymaterials.

Stockholders wishing to attend the Annual Meeting may obtain directions by calling AutoWeb, Inc. at 949-862-1393.

E47480-P08010

Proxy – AUTOWEB, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For the Annual Meeting of Stockholders
June 21, 2018
10:00 a.m. (Pacific Time)
18872 MacArthur Blvd., Suite 200
Irvine, California 92612-1400

The stockholder(s) hereby appoint(s) Jared R. Rowe, Glenn E. Fuller, and Wesley Ozima and each of them, with full power of substitution, as proxies, and, hereby authorize(s) them to represent and to vote as directed on this proxy the shares of Common Stock of AutoWeb, Inc. held of record by the undersigned on April 27, 2018, at the Annual Meeting of Stockholders to be held on June 21, 2018, and at any adjournments or postponements thereof, as if the undersigned were present and voting at the Annual Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR THE NOMINEES NAMED IN THIS PROXY UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

ALL OTHER PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE SHARES OF STOCK OF AUTOWEB, INC. THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF ARE HEREBY EXPRESSLY REVOKED.

Whether or not you expect to attend the meeting, you are urged to execute and return this Proxy, which may be revoked by you at any time prior to its use.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side